Exhibit 10.1

Execution Version

FIFTH AMENDMENT TO CREDIT AGREEMENT

FIFTH AMENDMENT (this “Amendment”), dated as of February 20, 2019, to the Term Loan Credit Agreement dated as of June 30, 2015 (as amended, supplemented, amended and restated or otherwise modified from time to time, including by this Amendment, the “Credit Agreement”), among Horizon Global Corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the parties hereto are parties to the Credit Agreement;

WHEREAS, the Borrower and the Required Lenders wish to make certain other amendments to the Credit Agreement as described herein and to instruct the Administrative Agent to enter into certain agreements as specified herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, which include all Loan Parties as of the date hereof, agree as follows:

SECTION 1.     DEFINITIONS. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.

SECTION 2.     AMENDMENTS. (a) With effect as of the Effective Date, the Credit Agreement is hereby amended with the stricken text deleted (indicated textually in the same manner as the following example: ~~stricken text~~) and with the double-underlined text added (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A-1 hereto.

(b) With effect as of the Effective Date, the Credit Agreement is hereby further amended to add each of the below described new Schedules to the Credit Agreement in proper numeric order in the forms attached as Exhibit A-2 hereto:

Schedule 6.01A        –       Existing Indebtedness as of Fifth Amendment Date

Schedule 6.02A        –       Existing Liens as of Fifth Amendment Date

Schedule 6.04A        –       Existing Investments as of Fifth Amendment Date

Schedule 6.05A        –       Asset Sales as of Fifth Amendment Date

SECTION 3.     AUTHORIZATIONS AND INSTRUCTIONS. The Lenders party thereto, which collectively constitute the Required Lenders, hereby instruct and authorize the Administrative Agent, solely in its capacity as the Administrative Agent, to execute and deliver on the Effective Date (i) the new Term Intercreditor Agreement in the form of Exhibit B hereto, (ii) the amendment to the existing ABL/Term Loan Intercreditor Agreement in the form of Exhibit C hereto and (iii) the amendment to the Guarantee and Collateral Agreement in the form of Exhibit D hereto.

SECTION 4.        CONDITIONS PRECEDENT. This Amendment shall become effective as of the date (the “Effective Date”) of the satisfaction or waiver of each of the conditions precedent set forth in this Section 4.

(a)        Execution and Delivery. The Administrative Agent shall have received counterparts of this Amendment duly executed by (i) each Loan Party, (ii) the Required Lenders, and (iii) the Administrative Agent.

(b)        No Default. Both prior to and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on the Effective Date.

(c)        Representations and Warranties. As of the Effective Date (both prior to and after giving effect to this Amendment) all representations and warranties contained in Section 5 (other than the representations and warranties contained in Section 3.15) shall be true and correct in all material respects (and, with respect to any representations and warranties that are qualified by materiality or reference to a “Material Adverse Effect” or contain a similar materiality qualification, in all respects).

(d)        Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any Loan Document.

For the purpose of determining compliance with the conditions specified in this Section 4, each Lender that has signed this Amendment shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.

SECTION 5.        REPRESENTATIONS AND WARRANTIES. In order to induce the Required Lenders and the Administrative Agent to enter into this Amendment, the Borrower hereby represents and warrants to the Required Lenders and the Administrative Agent that (a) this Amendment has been duly authorized by all necessary organizational actions and, if required, actions by equity holders of the Borrower, (b) this Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (c) this Amendment will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries.

SECTION 6.        CONTINUING EFFECT. Except as expressly amended, waived or modified hereby, the Loan Documents shall continue to be and shall remain in full force and effect in accordance with their respective terms. This Amendment shall not constitute an amendment, waiver or modification of any provision of any Loan Document not expressly referred to herein and shall not be construed as an amendment, waiver or modification of any action on the part of the Borrower or the other Loan Parties that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein, or be construed to indicate the willingness of the Administrative Agent or the Lenders to further amend, waive or modify any provision of any Loan Document amended, waived or modified hereby for any other period, circumstance or event. Except as expressly modified by this Amendment, the Credit Agreement and the other Loan Documents are ratified and confirmed and are, and shall continue to be, in full force and effect in accordance with their respective terms. Except as expressly set forth herein, each Lender and the Administrative Agent reserves all of its rights, remedies, powers and privileges under the Credit Agreement, the other Loan Documents, applicable law and/or equity. Any reference to the “Credit Agreement” in any Loan Document or any related documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment and the term “Loan Documents” in the Credit Agreement and the other Loan Documents shall include this Amendment.

SECTION 7.        GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.        SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the Borrower, the other Loan Parties, the Administrative Agent, the other Agents and the Lenders, and each of their respective successors and assigns, and shall not inure to the benefit of any third parties. The execution and delivery of this Amendment by any Lender prior to the Effective Date shall be binding upon its successors and assigns and shall be effective as to any Loans or Commitments assigned to it after such execution and delivery.

SECTION 9.        ENTIRE AGREEMENT. This Amendment, the Credit Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent, the Agents, the Lenders and the Lenders, as applicable, with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any other Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Credit Agreement or the other Loan Documents.

SECTION 10.      RELEASE. Each of the Loan Parties (on behalf of itself and its Subsidiaries) for itself and for its successors in title and assignees and, to the extent the same is claimed by right of, through or under any of the Loan Parties, for its past, present and future employees, agents, representatives (other than legal representatives), officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Administrative Agent, each of the Lenders and each of the other Secured Parties in their respective capacities as such under the Loan Documents, and the Agent’s, each Lender’s and each other Secured Party’s respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom the Agent, each of the Lenders and each of the other Secured Parties or any of their respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals would be liable if such persons or entities were found to be liable to any Releasing Party or any of them (collectively, hereinafter the “Releasees”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, crossclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, rights of setoff and recoupment, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, any claims relating to (i) the making or administration of the Loans, including, without limitation, any such claims and defenses based on fraud, mistake, duress, usury or misrepresentation, or any other claim based on so-called “lender liability” theories, (ii) any covenants, agreements, duties or obligations set forth in the Loan Documents, (iii) increased financing costs, interest or other carrying costs, (iv) penalties, (v) lost profits or loss of business opportunity, (vi) legal, accounting and other administrative or professional fees and expenses and incidental, consequential and punitive damages payable to third parties, (vii) damages to business reputation, or (viii) any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Releasees, and which are, in each case, based on any act, fact, event or omission or other matter, cause or thing occurring at any time prior to or on the date hereof, directly or indirectly arising out of, connected with or relating to this Amendment, the Credit Agreement or any other Loan Document and the transactions contemplated hereby or thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”); provided, that, no Releasing Party shall have any obligation with respect to Claims to the extent such Claims are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of any Releasee. Each Releasing Party further stipulates and agrees with respect to all Claims, that it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 5.7. The Borrower and the other Loan Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Borrower or any other Loan Parties pursuant to this Section 10. If the Borrower, any other Loan Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, the Borrower and other Loan Parties, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable and documented attorneys’ fees and costs incurred by any Releasee as a result of such violation. Each of the Releasing Parties hereby acknowledges that this release constitutes a material inducement to enter into this Amendment, that each Releasee has already relied on this release in entering into this Amendment, and that each Releasee will continue to rely on this release in its related future dealings. Each of the Releasing Parties hereby further warrants and represents that it has reviewed the terms of this Section 10 with its legal counsel and that it knowingly and voluntarily enters into the release contained in this Section 10 following consultation with legal counsel. This release is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 10 and executed by each of the parties hereto).

SECTION 11.    LOAN DOCUMENT. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

SECTION 12.    COUNTERPARTS. This Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Amendment may be delivered by facsimile transmission or electronic PDF of the relevant signature page hereof.

SECTION 13.    HEADINGS. Section headings used in this Amendment are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

SECTION 14.    LOAN PARTY ACKNOWLEDGMENTS

14.1        Each Loan Party hereby (i) expressly acknowledges the terms of the Credit Agreement as amended by the Amendment, (ii) ratifies and affirms its obligations under the Loan Documents (including guarantees and security agreements) to which it is a party, (iii) acknowledges, renews and extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect, (iv) agrees that each Security Document secures all Obligations of the Loan Parties in accordance with the terms thereof and (v) further confirms that each Loan Document to which it is a party is and shall continue to be in full force and effect and the same are hereby ratified and confirmed in all respects.

14.2    Each Loan Party hereby reaffirms, as of the Effective Date, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Agreement and the transactions contemplated thereby, and (ii) its guarantee of payment of the Obligations pursuant to the Guarantee and Collateral Agreement and its grant of Liens on the Collateral to secure the Obligations.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

HORIZON GLOBAL CORPORATION, as the Borrower

By:	/s/ Brian Whittman
Name: Brian Whittman
Title: Vice President, Finance

[Signature Page to Fifth Amendment]

HORIZON GLOBAL COMPANY LLC

By:	/s/ Brian Whittman
Name: Brian Whittman
Title: Vice President, Finance

HORIZON GLOBAL AMERICAS INC.

By:	/s/ Brian Whittman
Name: Brian Whittman
Title: Vice President, Finance

HORIZON INTERNATIONAL HOLDINGS LLC

By:	/s/ Brian Whittman
Name: Brian Whittman
Title: Vice President, Finance

[Signature Page to Fifth Amendment]

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:	/s/ Sabir Hashmy
Name: Sabir Hashmy
Title: Managing Director

[Signature Page to Fifth Amendment]

BTC Holdings Fund I, LLC,
By: Blue Torch Credit Opportunities Fund I LP, its sole member
By: Blue Torch Credit Opportunities GP LLC, its general partner, as a Lender

By: /s/ Kevin Genda
Kevin Genda
Authorized Signer

[Signature Page to Fifth Amendment]

ATRIUM VIII

ATRIUM IX

ATRIUM XII

ATRIUM XIV

MADISON PARK FUNDING X, LTD.

MADISON PARK FUNDING XI, LTD.

MADISON PARK FUNDING XII, LTD.

MADISON PARK FUNDING XIII, LTD.

MADISON PARK FUNDING XIV, LTD.

MADISON PARK FUNDING XV, LTD.

MADISON PARK FUNDING XVI, LTD.

MADISON PARK FUNDING XVII, LTD.

MADISON PARK FUNDING XVIII, LTD.

MADISON PARK FUNDING XX, LTD.

MADISON PARK FUNDING XXI, LTD.

MADISON PARK FUNDING XXII, LTD.

ONE ELEVEN FUNDING I, LTD.

ONE ELEVEN FUNDING II, LTD.

By: Credit Suisse Asset Management, LLC, as portfolio manager

BENTHAM HIGH YIELD FUND

By: Credit Suisse Asset Management, LLC, as agent (sub-advisor) for Challenger Investment Services Limited, the Responsible Entity for Bentham High Yield Fund

CREDIT SUISSE FLOATING RATE HIGH INCOME FUND

CREDIT SUISSE STRATEGIC INCOME FUND

By: Credit Suisse Asset Management, LLC, as investment advisor

THE CITY OF NEW YORK GROUP TRUST

By: Credit Suisse Asset Management, LLC, as its manager

CREDIT SUISSE NOVA (LUX)

By: Credit Suisse Asset Management, LLC or Credit Suisse Asset Management Limited, each as a Co- Investment Adviser to Credit Suisse Fund Management S.A., management company for Credit Suisse Nova (Lux)

MADISON PARK FUNDING XIX, LTD.

MADISON PARK FUNDING XXIII, LTD.

MADISON PARK FUNDING XXIV, LTD.

MADISON PARK FUNDING XXV, LTD.

By: Credit Suisse Asset Management, LLC, as collateral manager

DOLLAR SENIOR LOAN FUND, LTD.

DOLLAR SENIOR LOAN FUND II, LTD.

RENAISSANCE INVESTMENT HOLDINGS LTD.

By Credit Suisse Asset Management, LLC, as investment manager

DAVINCI REINSURANCE LTD.

By: Credit Suisse Asset Management, LLC, as investment manager for DaVinci

Reinsurance Holdings, Ltd., the owner of DaVinci Reinsurance Ltd.

SENIOR SECURED FLOATING RATE LOAN FUND

By: Credit Suisse Asset Management, LLC, the Portfolio Manager for Propel Capital Corporation, the manager for Senior Secured Floating Rate Loan Fund as Lenders

By:	/s/ Thomas Flannery
Name: Thomas Flannery
Title: Authorized Signatory

[Signature Page to Fifth Amendment]

AGF FLOATING RATE INCOME FUND
BY: EATON VANCE MANAGEMENT
AS PORTFOLIO MANAGER as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

Brighthouse Funds Trust I –
Brighthouse/Eaton Vance Floating Rate Portfolio
By: Eaton Vance Management as Investment Sub-Advisor as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

Eaton Vance CLO 2014-1R, Ltd.
By: Eaton Vance Management, as Investment Advisor as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

Eaton Vance CLO 2015-1 Ltd.
By: Eaton Vance Management
Portfolio Manager as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

Eaton Vance Loan Holding Limited
By: Eaton Vance Management as Investment Manager as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

Eaton Vance Floating-Rate
Income Plus Fund
By: Eaton Vance Management as Investment Advisor as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

EATON VANCE SENIOR
FLOATING-RATE TRUST
BY: EATON VANCE MANAGEMENT AS INVESTMENT ADVISOR as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

EATON VANCE FLOATING-RATE
INCOME TRUST
BY: EATON VANCE MANAGEMENT AS INVESTMENT ADVISOR as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

Eaton Vance International
(Cayman Islands) Floating-Rate
Income Portfolio
By: Eaton Vance Management as Investment Advisor as a Lender
By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

EATON VANCE SENIOR INCOME TRUST
BY: EATON VANCE MANAGEMENT AS INVESTMENT ADVISOR as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

Eaton Vance Short Duration
Diversified Income Fund
By: Eaton Vance Management
As Investment Advisor as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

EATON VANCE INSTITUTIONAL SENIOR LOAN FUND
By: EATON VANCE MANAGEMENT
AS INVESTMENT ADVISOR as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

EATON VANCE
LIMITED DURATION INCOME FUND
By: EATON VANCE MANAGEMENT
AS INVESTMENT ADVISOR as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

Eaton Vance Floating Rate Portfolio
By: Boston Management and Research as Investment Advisor as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

Eaton Vance Loan Holding II Limited
By: Eaton Vance Management as Investment Manager as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

PACIFIC SELECT FUND
FLOATING RATE LOAN PORTFOLIO
By: EATON VANCE MANAGEMENT AS INVESTMENT SUB-ADVISOR as a lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

SENIOR DEBT PORTFOLIO
By: Boston Management and Research as Investment Advisor as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

Eaton Vance VT Floating-Rate Incoming Fund
By: Eaton Vance Management as Investment Advisor as a Lender

By: /s/ Michael B. Botthof
Name: Michael B. Botthof
Title: Vice President

[Signature Page to Fifth Amendment]

KCOF Management VIII, L.L.C., as a Lender

By: /s/ Daniel Gewanter
Name: Daniel Gewanter
Title: Assistant Secretary

[Signature Page to Fifth Amendment]

EXHIBIT A-1

Amendments to Credit Agreement

See attached.

[Signature Page to Fifth Amendment]

Exhibit ~~A~~A-1 to

the ~~Fourth~~Fifth Amendment

[Conformed Credit Agreement Reflecting the First Amendment, dated as of September 19, 2016, Second Amendment, dated as of January 11, 2017 and 2017 Replacement Term Loan Amendment (Third Amendment), dated as of March 31, 2017 ~~and~~, the Fourth Amendment, dated as of July 31, 2018, and the Fifth Amendment, dated as of February 20, 2019]

TERM LOAN CREDIT AGREEMENT

dated as of June 30, 2015,

among

HORIZON GLOBAL CORPORATION,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

BMO CAPITAL MARKETS CORP.,

and

WELLS FARGO SECURITIES, LLC,

as Syndication Agents,

KEYBANC CAPITAL MARKETS INC.,

SIDOTI & COMPANY, LLC

and

ROTH CAPITAL PARTNERS, LLC

as Documentation Agents

J.P. MORGAN SECURITIES LLC,

BMO CAPITAL MARKETS CORP.,

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners1

1 With respect to the Fourth Amendment, JPMorgan Chase Bank, N.A. was the sole Lead Arranger and JPMorgan Chase Bank, N.A. was the sole Bookrunner.

-i-

-ii-

-iii-

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 3.03	–	Governmental Approvals; No Conflicts
Schedule 3.05	–	Real Property
Schedule 3.06	–	Disclosed Matters
Schedule 3.12	–	Subsidiaries
Schedule 3.13	–	Insurance
Schedule 3.20	–	Material Contracts
Schedule 6.01	–	Existing Indebtedness
Schedule 6.01A	–	Existing Indebtedness as of Fifth Amendment Date
Schedule 6.02	–	Existing Liens
Schedule 6.02A	–	Existing Liens as of Fifth Amendment Date
Schedule 6.04	–	Existing Investments
Schedule 6.04A	–	Existing Investments as of Fifth Amendment Date
Schedule 6.05	–	Asset Sales
Schedule 6.05A	–	Asset Sales as of Fifth Amendment Date
Schedule 6.09	–	Existing Affiliate Transactions
Schedule 6.10	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Intercreditor Agreement
Exhibit D	–	Form of Guarantee and Collateral Agreement
Exhibit E	–	Form of U.S. Tax Certificate
Exhibit F	–	Form of Perfection Certificate

-iv-

TERM LOAN CREDIT AGREEMENT dated as of June 30, 2015 (this “Agreement”), among HORIZON GLOBAL CORPORATION, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent.

RECITALS:

In consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2017 Replacement Term Loan Amendment” shall mean the 2017 Replacement Term Loan Amendment (Third Amendment to Credit Agreement), dated as of March 31, 2017, among the Borrower, the Lenders party thereto and the Administrative Agent.

“2017 Replacement Term Loan Commitment” shall have the meaning set forth in the 2017 Replacement Term Loan Amendment. The aggregate amount of the Lenders’ 2017 Replacement Term Commitments on the 2017 Replacement Term Loan Facility Effective Date is $160,000,000.

“2017 Replacement Term Loan Facility” shall have the meaning set forth in the 2017 Replacement Term Loan Amendment.

“2017 Replacement Term Loan Facility Effective Date” shall have the meaning set forth in the 2017 Replacement Term Loan Amendment.

“2017 Replacement Term Loan Lender” means a Lender with a 2017 Replacement Term Loan Commitment or an outstanding 2017 Replacement Term Loan. On and after the 2017 Replacement Term Loan Facility Effective Date, each reference to a “Term B Lender” in this Agreement shall be deemed to refer to a 2017 Replacement Term Loan Lender.

“2017 Replacement Term Loans” shall have the meaning set forth in the 2017 Replacement Term Loan Amendment.

“2018 Incremental Term Loan Commitments” has the meaning set forth in the Fourth Amendment.

“2018 Incremental Term Loan Lender” means a Lender with a 2018 Incremental Term Loan Commitment or an outstanding 2018 Incremental Term Loan. On and after the Fourth Amendment Effective Date, each reference to a “Term B Lender” in this Agreement shall be deemed to refer to a 2018 Incremental Term Loan Lender.

“2018 Incremental Term Loans” has the meaning set forth in the Fourth Amendment.

“2018 Term Loans” means the 2017 Replacement Term Loans and the 2018 Incremental Term Loans. On and after the Fourth Amendment Effective Date, each reference to a “Term B Loan” in this Agreement shall be deemed to refer to a 2018 Term Loan, except for such references in Section 4.01(g) and (m).

“2018 Term Loan Commitment” means the 2017 Replacement Term Loan Commitment and the 2018 Incremental Term Loan Commitment.

“ABL Agent” means Bank of America, N.A., as administrative agent and/or collateral agent, as applicable, under the ABL Credit Agreement, and its successors and assigns.

“ABL Credit Agreement” means the ABL Credit Agreement to be dated as of the Closing Date, among the Borrower, the Subsidiaries party thereto as borrowers, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent, as such document or the credit facility thereunder may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“ABL Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement as defined in the ABL Credit Agreement.

“ABL Foreign Loan Party” means any Foreign Subsidiary that is a party to the ABL Loan Documents as a borrower thereunder and/or is a party to any ABL Security Document as a grantor or guarantor thereunder.

“ABL Loan” means a loan made pursuant to the ABL Credit Agreement.

“ABL Loan Documents” means collectively (a) the ABL Credit Agreement, (b) the ABL Security Documents, (c) any promissory note evidencing loans under the ABL Credit Agreement and (d) any amendment, waiver, supplement or other modification to any of the documents described in clauses (a) through (c), in each case as such documents may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“ABL Security Documents” means the collective reference to the ABL Guarantee and Collateral Agreement, the Mortgages (as defined in the ABL Credit Agreement) and all other security documents delivered to the ABL Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under the ABL Credit Agreement or the ABL Guarantee and Collateral Agreement, as such documents may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“ABL/Term Loan Intercreditor Agreement” means the Intercreditor Agreement, dated as of June 30, 2015 (as amended on the date hereof), among the Borrower, the other Loan Parties, the Collateral Agent, the Senior Agent and the ABL Agent.

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Lease Financing” means any sale or transfer by the Borrower or any Subsidiary of any property, real or personal, that is acquired pursuant to a Permitted Acquisition, in an aggregate amount not to exceed $20,000,000 at any time after the Closing Date, which property is rented or leased by the Borrower or such Subsidiary from the purchaser or transferee of such property, so long as the proceeds from such transaction consist solely of cash.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that the Adjusted LIBO Rate shall not be less than 1.00% per annum.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agents and the Documentation Agents.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%; provided that the Alternate Base Rate shall not be less than 2.00% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be the LIBO Rate, two Business Days prior to such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternative Incremental Debt” means any Indebtedness incurred by a Loan Party in the form of one or more series of secured or unsecured bonds, debentures, notes or similar instruments or in the form of loans; provided that:

(a)      if such Indebtedness is secured, (i) such Indebtedness shall be secured by Liens on the Collateral on a pari passu or junior basis to the Liens on the Collateral securing the Obligations (but, in each case, without regard to the control of remedies) and shall not be secured by any property or assets of the Borrower or any of the Subsidiaries other than the Collateral (provided that if such Indebtedness is in the form of loans, it may be secured by Liens on the Collateral only on a junior basis to the Liens on the Collateral securing the Obligations), (ii) the security agreements relating to such Indebtedness shall be substantially similar to the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent and other than, in the case of Indebtedness secured on a junior basis, with respect to priority) and (iii) such Indebtedness shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent,

(b)      such Indebtedness does not mature earlier than the date that is 91 days after the Latest Maturity Date in effect hereunder at the time of incurrence thereof and has a weighted average life to maturity no shorter than the Latest Maturing Term Loans in effect at the time of incurrence of such Indebtedness,

(c)      the definitive documentation in respect of such Indebtedness (i) contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions and (ii) shall not contain additional covenants or events of default not otherwise applicable to the Loans or covenants more restrictive than the covenants applicable to the Loans; provided that the foregoing clause (ii) shall not apply to covenants or events of default applicable only to periods after the Latest Maturity Date in effect immediately prior to the establishment of such Indebtedness; provided further that any such Indebtedness may include additional covenants or events of default not otherwise applicable to the Loans or covenants more restrictive than the covenants applicable to the Loans in each case prior to the Latest Maturity Date in effect immediately prior to the establishment of such Indebtedness so long as this Agreement is amended to provide all of the Lenders with the benefits of such additional covenants, events of default or more restrictive covenants,

(d)      such Indebtedness does not provide for any mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, conversion or exchange in the case of convertible or exchangeable Indebtedness, customary asset sale or event of loss mandatory offers to purchase, and customary acceleration rights after an event of default) prior to the date that is 91 days after the Latest Maturity Date in effect hereunder at the time of incurrence of such Indebtedness; provided that any such Indebtedness secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations (any such Indebtedness, “Pari Passu Alternative Incremental Debt”) may be subject to a mandatory prepayment offer from the Net Proceeds of any Prepayment Event so long as the holders of such Indebtedness receive no more than their ratable share of such prepayment (such ratable share to be calculated by reference to the outstanding amount of such Indebtedness, the outstanding amount of the Loans hereunder and the outstanding amount of Pari Passu Permitted Term Loan Refinancing Indebtedness, in each case immediately prior to such prepayment),

(e)      other than with respect to Alternative Incremental Debt the proceeds of which shall be used to finance a Limited Conditionality Acquisition, at the time of incurrence of such Alternative Incremental Debt, (i) no Default or Event of Default shall have occurred and be continuing, both immediately prior to and immediately after giving effect to the incurrence of such Alternative Incremental Debt and (ii) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date; provided that with respect to Alternative Incremental Debt the proceeds of which shall be used to finance a Limited Conditionality Acquisition, as of the date of entry into the applicable Limited Conditionality Acquisition Agreement (i) no Default or Event of Default shall have occurred and be continuing and (ii) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date, and

(f)      such Indebtedness is not guaranteed by any Person other than Loan Parties.

Alternative Incremental Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” has the meaning assigned to such term in the ABL Credit Agreement as of the date hereof.

“Applicable Rate” means, for any day, (a) with respect to (i) any ABR 2018 Term Loan, 5.00% per annum and (ii) any Eurocurrency 2018 Term Loan, 6.00% per annum and (b) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumed Preferred Stock” means any preferred stock or preferred equity interests of any Person that becomes a Subsidiary after the Closing Date; provided that (a) such preferred stock or preferred equity interests exist at the time such Person becomes a Subsidiary and are not created in contemplation of or in connection with such Person becoming a Subsidiary and (b) the aggregate liquidation value of all such outstanding preferred stock and preferred equity interests shall not exceed $10,000,000 at any time outstanding, less the aggregate principal amount of Indebtedness incurred and outstanding pursuant to Section 6.01(a)(x).

“Available Amount” means, as of any date of determination on or after the Fourth Amendment Effective Date, an amount equal to:

(a)      the sum of (without duplication):

   (i)      if positive, the Cumulative Retained Excess Cash Flow Amount; and

  (ii)      the Net Proceeds received by the Borrower from (A) cash contributions (other than from a Subsidiary) to the Borrower or (B) the issuance and sale of its Equity Interests (other than a sale to a Subsidiary);

minus

(b)      the amount of any investments made in reliance on Section 6.04(s) prior to such date and any prepayments of Indebtedness made in reliance on Section 6.08(b)(vii) prior to such date;

Minus

(c)      the portion of Excess Cash Flow not otherwise required to be used to prepay Term Loans pursuant to Section 2.11(d) that is used pursuant to Section 6.08(a)(v) or Section 6.08(a)(vii).

For the avoidance of doubt, the Available Amount shall be deemed $0 (zero dollars) on the Fourth Amendment Effective Date irrespective of any amounts which may be attributed to the foregoing clause (a) prior to such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Incremental Amount” means, as of any date, an amount equal to (a) $75,000,000 less (b) the aggregate principal amount of Incremental Term Commitments established prior to such date in reliance on the Base Incremental Amount less (c) the aggregate principal amount of Alternative Incremental Debt established prior to such date in reliance on the Base Incremental Amount.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Horizon Global Corporation, a Delaware corporation.

“Borrower Registration Statement” means the registration statement on Form S-1 filed by the Borrower with the Commission on March 31, 2015, including all exhibits and schedules thereto, in each case, as amended, supplemented or otherwise modified prior to the Closing Date.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and as to which a single Interest Period is in effect.

“Borrowing Base” shall have the meaning ascribed to such term in the ABL Credit Agreement (as defined in the ABL Credit Agreement on the Closing Date).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with any Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP other than (x) such additions and expenditures classified as Permitted Acquisitions and (y) such additions and expenditures made with Net Proceeds from any casualty or other insured damage or condemnation or similar awards and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any change in GAAP after the Closing Date that would require lease obligations that would have been characterized and accounted for as operating leases in accordance with GAAP as in effect on the Closing Date to be characterized and accounted for as Capital Lease Obligations shall be disregarded for purposes hereof.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

~~“CFC Holdco” means any Domestic Subsidiary substantially all the assets of which consist of Equity Interests of one or more CFCs.~~

“Change in Control” means (a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Commission thereunder), of Equity Interests representing more than 35% of either the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower or (b) the occurrence of any change in control (or similar event, however denominated) with respect to the Borrower under (i) any indenture or other agreement in respect of Material Indebtedness to which the Borrower or any Subsidiary is a party or (ii) any instrument governing any preferred stock of the Borrower or any Subsidiary having a liquidation value or redemption value in excess of $5,000,000.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Class,” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term B Loans or Incremental Term Loans of any Series, (b) any Commitment, refers to whether such Commitment is a 2017 Replacement Term Loan Commitment, a 2018 Incremental Term Loan Commitment or any other Incremental Term Commitment of any Series and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means the date on which the conditions specified in Section 4.01 have been satisfied.

“Closing Date Dividend” has the meaning assigned to such term in the definition of “Transactions”.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral,” as defined in any applicable Security Document.

“Collateral Agent” means JPMCB, in its capacity as collateral agent for the Lenders under the Security Documents.

“Collateral and Guarantee Requirement” means the requirement that:

(a)      the Collateral Agent shall have received from each party thereto (other than the Collateral Agent) either (i) a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Loan Party, or (ii) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, a supplement to each of the Guarantee and Collateral Agreement and the Intercreditor Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(b)      all outstanding Equity Interests of the Borrower and each Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Guarantee and Collateral Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary, any CFC ~~or any CFC Holdco~~(other than any CFC organized under the laws of Germany, the United Kingdom (or any political subdivision thereof) or the Netherlands)) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)      all Indebtedness of the Borrower and each Subsidiary in an aggregate principal amount that exceeds $500,000 that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Guarantee and Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

(d)      all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Guarantee and Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Guarantee and Collateral Agreement (in each case subject to the Intercreditor Agreement), shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e)      the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to any Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by

Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request, but only to the extent such endorsements are (A) available in the relevant jurisdiction (provided in no event shall the Collateral Agent request a creditors’ rights endorsement) and (B) available at commercially reasonable rates, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under Applicable Law, including Regulation H of the Board of Governors, and an acknowledged notice to the Borrower, (iv) if reasonably requested by the Administrative Agent, a current appraisal of any Mortgaged Property, prepared by an appraiser acceptable to the Administrative Agent, and in form and substance satisfactory to the Required Lenders (it being understood that if such appraisal is required in order to comply with the Administrative Agent’s internal policies, such request shall be deemed to be reasonable), (v) if reasonably requested by the Administrative Agent, an environmental assessment with respect to any Mortgaged Property, prepared by environmental engineers reasonably acceptable to the Administrative Agent, and such other reports, certificates, studies or data with respect to such Mortgaged Property as the Administrative Agent may reasonably require, all in form and substance reasonably satisfactory to Required Lenders (it being understood that if such assessment or other materials are required in order to comply with the Administrative Agent’s internal policies, such request shall be deemed to be reasonable), and (vi) such abstracts, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; provided, however, in no event shall surveys be required to be obtained with respect to any Mortgaged Property; ~~and~~

(f)      each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder~~.~~;

provided, that, (i) with respect to any Subsidiary Loan Party that is a Foreign Subsidiary organized under the laws of Germany, the United Kingdom (or any political subdivision thereof), or the Netherlands, the Collateral and Guarantee Requirement shall require the provision of the documents and satisfaction of the requirements set forth in Schedule E to the Fifth Amendment and (ii) with respect to any Subsidiary Loan Party that is a Foreign Subsidiary organized under the laws of any other jurisdiction, the Collateral and Guarantee Requirement shall be modified as reasonably requested by the Required Lenders to reflect the requirements and limitations of the jurisdiction in which such Foreign Subsidiary is organized.

“Commission” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission.

“Commitment” means a 2017 Replacement Term Loan Commitment, a 2018 Incremental Term Loan Commitment or any other Incremental Term Commitment of any Series or any combination thereof (as the context requires).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period (including all single business tax expenses imposed by state law), (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary charges for such period, (v) interest-equivalent costs associated with any Specified Vendor Receivables Financing for such period, whether accounted for as interest expense or loss on the sale of receivables, and all Preferred

Dividends, (vi) all losses during such period that relate to the retirement of Indebtedness, (vii) noncash expenses during such period resulting from the grant of Equity Interests to management and employees of the Borrower or any of the Subsidiaries, (viii) the aggregate amount of deferred financing expenses for such period, (ix) all other noncash expenses or losses of the Borrower or any of the Subsidiaries for such period (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period), (x) any nonrecurring fees, expenses or charges realized by the Borrower or any of the Subsidiaries for such period related to any offering of Equity Interests or incurrence of Indebtedness, whether or not consummated, (xi) fees and expenses in connection with the Transactions, (xii) any unusual or nonrecurring costs and expenses arising from the integration of any business acquired pursuant to any Permitted Acquisition consummated after the Closing Date not to exceed $7,500,000 in any fiscal year and $20,000,000 in the aggregate, (xiii) any unusual or nonrecurring costs and expenses arising from the integration of the Westfalia Group not to exceed $10,000,000 in any fiscal year and $30,000,000 in the aggregate, (xiv) the amount of reasonably identifiable and factually supportable “run rate” cost savings, operating expense reductions, and other synergies not to exceed $12,500,000 resulting from the Westfalia Acquisition that are projected by Borrower in good faith and certified by a Financial Officer of the Borrower in writing to the Administrative Agent to result from actions either taken or expected to be taken within eighteen (18) months of the Westfalia Acquisition Closing Date to take such action, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, and synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions, or synergies had been realized on the first day of such period), (xv) any unusual or nonrecurring expenses or similar costs relating to cost savings projects, including restructuring and severance expenses, not to exceed $25,000,000 in the aggregate from and after January 1, 2015; provided that no more than $7,500,000 may be counted in any fiscal year commencing on or after January 1, 2015, (xvi) net losses from discontinued operations, not to exceed in any fiscal year $7,500,000, (xvii) losses associated with the prepayment of leases (whether operating leases or capital leases) outstanding on January 1, 2015 from discontinued operations, and (xviii) losses or charges associated with asset sales otherwise permitted hereunder and any unusual or nonrecurring charges, so long as the amount added back pursuant to this clause (xviii) does not exceed in the aggregate $5,000,000, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period, (ii) any non-cash income, profits or gains for such period and (iii) any gains realized from the retirement of Indebtedness after the Closing Date, all determined on a consolidated basis in accordance with GAAP; provided, however, that the amounts added to Consolidated Net Income pursuant to clauses (xii) through (xviii) above for any period shall not exceed 45% of Consolidated EBITDA for such period; provided further that such percentage shall decrease to (A) 35% of Consolidated EBITDA on September 30, 2019 and (B) 25% of Consolidated EBITDA on December 31, 2019 and thereafter (determined without including amounts added to Consolidated Net Income pursuant to clauses (xii) through (xviii) above for such period). If the Borrower or any Subsidiary has made any Permitted Acquisition or Significant Investment or any sale, transfer, lease or other disposition of assets outside of the ordinary course of business permitted by Section 6.05 during the relevant period for determining any leverage ratio hereunder, Consolidated EBITDA for the relevant period shall be calculated only for purposes of determining such leverage ratio after giving pro forma effect thereto, as if such Permitted Acquisition or Significant Investment or sale, transfer, lease or other disposition of assets had occurred on the first day of the relevant period for determining Consolidated EBITDA; provided that with respect to any Significant Investment, (x) any pro forma adjustment made to Consolidated EBITDA shall be in proportion to the percentage ownership of the Borrower or such Subsidiary, as applicable, in the Subject Person (e.g. if the Borrower acquires 70% of the Equity Interests of the Subject Person, a pro forma adjustment to Consolidated EBITDA shall be made with respect to no more than 70% of the EBITDA of the Subject Person) and (y) pro forma effect shall only be given to such Significant Investment if the Indebtedness of the Subject Person is included in Total Indebtedness for purposes of calculating the applicable leverage ratio in proportion to the percentage ownership of the

Borrower or such Subsidiary, as applicable, in such Subject Person. Any such pro forma calculations may include operating and other expense reductions and other adjustments for such period resulting from any Permitted Acquisition, or sale, transfer, lease or other disposition of assets that is being given pro forma effect to the extent that such operating and other expense reductions and other adjustments (a) would be permitted pursuant to Article XI of Regulation S-X under the Securities Act of 1933 (“Regulation S-X”) or (b) are reasonably consistent with the purpose of Regulation S-X as determined in good faith by the Borrower in consultation with the Administrative Agent. “Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower or a Significant Investment) in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with Applicable Law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary and (c) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means the 2.75% Convertible Senior Notes of the Borrower due 2022 issued pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” means the First Supplemental Indenture between the Borrower and Wells Fargo Bank, National Association, dated as of February 1, 2017.

“Credit Facility” means a category of Commitments and extensions of credit thereunder.

“Cumulative Retained Excess Cash Flow Amount” means, at any date of determination, an amount equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for the Excess Cash Flow Periods ended on or prior to such date.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Discharge of Senior Obligations” shall have the meaning as defined in the Term Intercreditor Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Documentation Agents” means KeyBanc Capital Markets Inc., Sidoti & Company, LLC and Roth Capital Partners, LLC.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary, other than the Foreign Subsidiaries.

“ECF Percentage” means 75%; provided, that, with respect to any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2017, the ECF Percentage shall be reduced to (a) 50% if the Net Leverage Ratio as of the last day of such fiscal year is no greater than 4.00 to 1.00 but greater than 3.00 to 1.00, (b) 25% if the Net Leverage Ratio of the last day of such fiscal year is no greater than 3.00 to 1.00 but greater than 2.50 to 1.00 and (c) 0% if the Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.50 to 1.00.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liabilities, obligations, damages, losses, claims, actions, suits, judgments, or orders, contingent or otherwise (including any liability for damages, costs of environmental remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), directly or indirectly resulting from or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Notice” has the meaning assigned to such term in the ABL Credit Agreement as of the date hereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or any warrants, options or other rights to acquire such interests, but excluding any debt securities convertible into or referencing any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of:

(a)      Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b)      the excess, if any, of the Net Proceeds received during such fiscal year by the Borrower and its consolidated Subsidiaries in respect of any Prepayment Events over (x) amounts permitted to be reinvested pursuant to Section 2.11(c) and (y) the aggregate principal amount of Term Loans prepaid pursuant to Section 2.11(c) in respect of such Net Proceeds; plus

(c)      depreciation, amortization and other noncash charges or losses deducted in determining such consolidated net income (or loss) for such fiscal year; plus

(d)      the sum of (i) the amount, if any, by which Net Working Capital (adjusted to exclude changes arising from Permitted Acquisitions and Significant Investments) decreased during such fiscal year plus (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and its consolidated Subsidiaries (adjusted to exclude changes arising from Permitted Acquisitions) increased during such fiscal year plus (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and its consolidated Subsidiaries (adjusted to exclude changes arising from Permitted Acquisitions) decreased during such fiscal year; minus

(e)      the sum of (i) any noncash gains included in determining such consolidated net income (or loss) for such fiscal year plus (ii) the amount, if any, by which Net Working Capital (adjusted to exclude changes arising from Permitted Acquisitions) increased during such fiscal year plus (iii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and its consolidated Subsidiaries (adjusted to exclude changes arising from Permitted Acquisitions) decreased during such fiscal year plus (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and its consolidated Subsidiaries (adjusted to exclude changes arising from Permitted Acquisitions) increased during such fiscal year; minus

(f)      the sum of (i) Capital Expenditures for such fiscal year and Capital Expenditures to be made within 90 days following the end of such fiscal year pursuant to binding agreements entered into by the Borrower or any of its consolidated Subsidiaries prior to the end of such fiscal year; provided that to the extent any such Capital Expenditure is not made (or if the amount of any such Capital Expenditures less than the amount deducted with respect hereto) within 90 days after such fiscal year, the amount (or such portion of the amount) thereof shall be added back to Excess Cash Flow for the subsequent period (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness) plus (ii) cash consideration paid during such fiscal year to make acquisitions or other capital investments (except to the extent financed by incurring Long-Term Indebtedness or through the use of the Available Amount); minus

(g)      the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and its consolidated Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of ABL Loans and other revolving Indebtedness (in each case except to the extent the revolving credit commitments in respect thereof are permanently reduced in the amount of and at the time of any such payment) and letters of credit, (ii) Term Loans prepaid pursuant to Section 2.11(c) or (d), (iii) optional prepayments of Term Loans (including purchases of Term Loans pursuant to Section 10.04(h)), (iv) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness or through the use of the Available Amount, (v) optional prepayments of Pari Passu Alternative Incremental Debt in the form of loans or Pari Passu Permitted Term Loan Refinancing Indebtedness in the form of loans and (vi) any prepayments of Pari Passu Alternative Incremental Debt or Pari Passu Permitted Term Loan Refinancing Indebtedness in lieu of mandatory prepayments of Term Loans in accordance with Section 2.11(c); minus

(h)      the noncash impact of currency translations and other adjustments to the equity account, including adjustments to the carrying value of marketable securities and to pension liabilities, in each case to the extent such items would otherwise constitute Excess Cash Flow.

“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2017.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net or overall gross income (or net worth or similar Taxes imposed in lieu thereof) by the United States of America, or by any other jurisdiction as a result of such recipient being organized in or having its principal office in or applicable lending office in such jurisdiction, or as a result of any other present or former connection (other than a connection arising solely from this Agreement or any other Loan Document) between such recipient and such jurisdiction, (b) any branch profits Taxes imposed by the

United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any United States withholding Taxes resulting from any law in effect (x) at the time such Non-U.S. Lender becomes a party to this Agreement or, with respect to any additional position in any Loan acquired after such Non-U.S. Lender becomes a party hereto, at the time such additional position is acquired by such Non-U.S. Lender or (y) at the time such Non-U.S. Lender designates a new lending office, except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such United States withholding Tax pursuant to Section 2.17(a), (d) any United States withholding Tax imposed pursuant to FATCA and (e) any withholding Tax that is attributable to a recipient’s failure to comply with Section 2.17(g).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“FATCA” means (i) Sections 1471 through 1474 of the Code as of the date of this Agreement or any amended or successor provision that is substantively comparable and not materially more onerous to comply with, and, in each case, any regulations or official interpretations thereof, (ii) any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement or any amended or successor provision as described in clause (i) above and (iii) any law, regulation, rule, promulgation or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fifth Amendment” means that certain Fifth Amendment to this Credit Agreement, dated as of February 20, 2019, among the Borrower, the other Loan Parties, the Administrative Agent and the Lenders party thereto.

“Fifth Amendment Effective Date” means the “Effective Date” as set forth in the Fifth Amendment.

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of September 19, 2016, among the Borrower, the Administrative Agent and the Lenders party thereto.

“First Amendment Effective Date” means the “Effective Date” as set forth in the First Amendment.

“First Lien Secured Indebtedness” means Total Indebtedness that is secured by a first priority Lien on any asset of the Borrower or any of its Subsidiaries (it being understood that any

Indebtedness outstanding under this Agreement and any Indebtedness outstanding under the ABL Credit Agreement is First Lien Secured Indebtedness).

“First Lien Net Leverage Ratio” means, on any date, the ratio of (a) First Lien Secured Indebtedness as of such date less the aggregate amount (not to exceed $65,000,000) of the sum of Unrestricted Domestic Cash plus Unrestricted Foreign Cash, in each case as of such date, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date for which financial statements are available).

“FLSA” means the Fair Labor Standards Act of 1938, as amended from time to time.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement, dated as of July 31, 2018, among the Borrower, the other Loan Parties, the Administrative Agent and the Lenders party thereto.

“Fourth Amendment Effective Date” means the “Effective Date” as set forth in the Fourth Amendment.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” means the Term Loan Guarantee and Collateral Agreement, substantially in the form of Exhibit D, made by the Borrower and the Subsidiary Loan Parties party thereto in favor of the Collateral Agent for the benefit of the Secured Parties.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any (i) interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, (ii) Permitted Bond Hedge Transaction or (iii) Permitted Warrant Transaction.

“Immaterial Subsidiary” means, at any date, any Subsidiary of the Borrower that, together with its consolidated Subsidiaries (i) does not, as of the last day of the fiscal quarter of the Borrower most recently ended on or prior to such date for which financial statements are available, have assets with a value in excess of 2.5% of the consolidated total assets of the Borrower and its consolidated Subsidiaries and (ii) did not, during the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date for which financial statements are available, have revenues exceeding 2.5% of the total revenues of the Borrower and its consolidated Subsidiaries; provided that, the aggregate assets or revenues of all Immaterial Subsidiaries, determined in accordance with GAAP, may not exceed 5.0% of consolidated assets or consolidated revenues, respectively, of the Borrower and its consolidated Subsidiaries, collectively, at any time (and the Borrower will promptly designate in writing to the Administrative Agent the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitation).

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders, establishing Incremental Term Commitments of any Series and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.21, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loans” means any term loans made pursuant to Section 2.21(a).

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) solely for purposes of Section 6.01 hereof, any and all payment obligations of such Person under or Guarantee by such Person with respect to any Hedging Agreement. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this paragraph, the term “Indebtedness” shall not include (a) agreements providing for indemnification, purchase price adjustments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or capital stock and (b) trade payables and accrued expenses in each case arising in the ordinary course of business.

“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, and (b) Other Taxes.

“Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit C, among the Borrower, the other Loan Parties, the Collateral Agent and the ABL Agent.

“Information Memorandum” means the Confidential Information Memorandum dated May 1, 2015, relating to the Borrower and the Transactions, and the Confidential Information Memorandum dated September 5, 2016, relating to the Borrower and the Westfalia Transactions.

“Intellectual Property Claim” has the meaning assigned to such term in the ABL Credit Agreement as of the date hereof.

“Intercreditor Agreements” means the ABL/Term Loan Intercreditor Agreement and the Term Intercreditor Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available for dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for dollars) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for dollars determined by the Administrative Agent from such service as the Administrative Agent may select.

“IRS” means the United States Internal Revenue Service.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Latest Maturing Term Loans” has the meaning assigned to such term in the definition of “Latest Maturity Date”.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Loans outstanding or Commitments in effect hereunder (such latest maturing Loans or Commitments, the “Latest Maturing Term Loans”).

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means each 2017 Replacement Term Loan Lender, each 2018 Incremental Term Loan Lender and any other Person that shall have become a party hereto after the Fourth Amendment Effective Date pursuant to an Assignment and Assumption or an Incremental Facility Agreement, as the case may be, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the

Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to dollars, then the LIBO Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Conditionality Acquisition” has the meaning assigned to such term in Section 2.21(c).

“Limited Conditionality Acquisition Agreement” has the meaning assigned to such term in Section 2.21(c).

“Loan Documents” means this Agreement, any Incremental Facility Agreement, the Security Documents, the Intercreditor Agreement and the promissory notes, if any, executed and delivered pursuant to Section 2.09(e).

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability, including the current portion of any Long-Term Indebtedness.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, financial condition, or material agreements of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party in any material respect to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Agreements” means any agreements or instruments relating to Material Indebtedness.

“Material Indebtedness” means (a) obligations in respect of the ABL Credit Agreement and (b) any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time. For the avoidance of doubt, the term “Material Indebtedness” shall not include any obligations under any Permitted Warrant Transaction.

“Maturity Date” means the Term Loan Maturity Date, the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series or the scheduled maturity date in respect of any Extended Term Loans, as the context requires.

“Maximum Alternative Incremental Debt Amount” means an aggregate principal amount of Alternative Incremental Debt that would not, immediately after giving effect to the establishment thereof and any other Indebtedness incurred substantially simultaneously therewith (and any related repayment of Indebtedness), cause (a) with respect to any Pari Passu Alternative Incremental Debt, the First Lien Net Leverage Ratio, calculated on a pro forma basis as of the date of incurrence of such Indebtedness (but disregarding the proceeds of any such Indebtedness in calculating Unrestricted Domestic Cash), to exceed 3.25 to 1.00, (b) with respect to any Alternative Incremental Debt secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Obligations, the Secured Net Leverage Ratio, calculated on a pro forma basis as of the date of incurrence of such Indebtedness (but disregarding the proceeds of any such Indebtedness in calculating Unrestricted Domestic Cash), to exceed 3.50 to 1.00 and (c) with respect to any unsecured Alternative Incremental Debt, the Net Leverage Ratio, calculated on a pro forma basis as of the date of incurrence of such Indebtedness (but disregarding the proceeds of any such Indebtedness in calculating Unrestricted Domestic Cash), to exceed 4.00 to 1.00.

“Maximum Incremental Amount” means an amount represented by Incremental Term Commitments to be established pursuant to Section 2.21 that would not, immediately after giving effect to the establishment thereof (and assuming such Incremental Term Commitments are fully drawn), the establishment of any other Indebtedness incurred substantially simultaneously therewith and any related repayment of Indebtedness, cause the First Lien Net Leverage Ratio, calculated on a pro forma basis as of the date of incurrence of such Indebtedness (but disregarding the proceeds of any such Indebtedness in calculating Unrestricted Domestic Cash), to exceed 3.50 to 1.00.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Minimum Tranche Amount” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date less the aggregate amount (not to exceed $65,000,000) of the sum of Unrestricted Domestic Cash plus Unrestricted Foreign Cash, in each case as of such date, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date for which financial statements are available).

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any noncash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds in excess of $1,000,000 and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans, Pari Passu Alternative Incremental Debt or any Permitted Term Loan Refinancing Indebtedness) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the 24-month period immediately following such event and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower) to the extent such liabilities are actually paid within such applicable time periods.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and its consolidated Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Borrower and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.02(c).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“OSHA” means the Occupational Safety and Hazard Act of 1970.

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both over-night federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Pari Passu Alternative Incremental Debt” has the meaning assigned to such term in the definition of “Alternative Incremental Debt”.

“Pari Passu Permitted Term Loan Refinancing Indebtedness” means Term Loan Refinancing Indebtedness that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations.

“Participant” has the meaning assigned to such term in Section 10.04(e).

“Participant Register” has the meaning assigned to such term in Section 10.04(e).

“PATRIOT Act” has the meaning assigned to such term in Section 10.16.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit F hereto or any other form approved by the Collateral Agent.

“Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or a Subsidiary of all or substantially all the assets of, or all of the Equity Interests in, a Person or a division, line of business or other business unit of a Person so long as (a) such acquisition shall not have been preceded by a tender offer that has not been approved or otherwise recommended by the board of directors of such Person, (b) such assets are to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement or in a business reasonably related thereto and (c) immediately after giving effect thereto, (i) (other than with respect to Limited Conditionality Acquisitions) no Default has occurred and is continuing or would result therefrom, (ii) all transactions related thereto are consummated in all material respects in accordance with Applicable Laws, (iii) all of the Equity Interests (other than Assumed Preferred Stock) of each Subsidiary formed for the purpose of or resulting from such acquisition shall be owned directly by the Borrower or a Subsidiary and all actions required to be taken under Sections 5.12 and 5.13 have been taken, (iv) (other than with respect to Limited Conditionality Acquisitions) the Secured Net Leverage Ratio, on a pro forma basis after giving effect to such acquisition and recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of the relevant period (but disregarding the proceeds of any such Indebtedness in calculating Unrestricted Domestic Cash) is no greater than 3.50 to 1.00, (v) any Indebtedness or any preferred stock that is incurred, acquired or assumed in connection with such acquisition shall be in compliance with Section 6.01 and (vi) the Borrower has delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (a), (b) and (c)(i) through (v) above, together with all relevant financial information for the Person or assets to be acquired; provided further that no Limited Conditionality Acquisition shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing as of the date of entry into the Limited Conditionality Acquisition Agreement, (ii) on the date of effectiveness of the Limited Conditionality Acquisition Agreement, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date and (iii) on the date of effectiveness of the Limited Conditionality Agreement and assuming any Indebtedness to be incurred or repaid in connection with such acquisition was incurred or repaid on such date, the Secured Net Leverage Ratio of the Borrower, on a pro forma basis after giving effect to such acquisition (and any related incurrence or repayment of Indebtedness, but disregarding the proceeds of any such Indebtedness in calculating Unrestricted Domestic Cash), is no greater than 3.50 to 1.00. Notwithstanding anything to the contrary herein, no acquisition or other transaction shall be deemed to be a Permitted Acquisition during the Senior Period.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness; provided, that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Permitted Convertible Indebtedness issued in connection with such Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness” means ~~senior, unsecured~~ Indebtedness of the Borrower ~~that is convertible into shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock or such other securities).~~under the Convertible Notes outstanding on the Closing Date.

“Permitted Encumbrances” means:

(a)        Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)        deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)        judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)        easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)        ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Subsidiaries are located, other than any Mortgaged Property;

(h)       Liens in favor or customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i)        leases or subleases granted to other Persons and not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(j)        banker’s liens, rights of set-off or similar rights, in each case arising by operation of law; and

(k)       Liens in favor of a landlord on leasehold improvements in leased premises;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)       direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)       investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)       investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)       fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)       securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having the highest credit rating obtainable from S&P or from Moody’s;

(f)       securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having the highest credit rating obtainable from S&P or from Moody’s;

(g)       investments of the quality as those identified on Schedule 6.04 as “Qualified Foreign Investments” made in the ordinary course of business;

(h)       cash; and

(i)        investments in funds that invest solely in one or more types of securities described in clauses (a), (e) and (f) above.

“Permitted Joint Venture and Foreign Subsidiary Investments” means investments by the Borrower or any Subsidiary in the Equity Interests of (a) any Person that is not a Subsidiary or (b) any Person that is a Foreign Subsidiary, in an aggregate amount not to exceed $75,000,000 (provided that such amount shall be increased to $100,000,000 so long as the Net Leverage Ratio (calculated on a pro forma basis after giving effect to such investment and any related incurrence or repayment of Indebtedness) is less than 3.25 to 1.00).

“Permitted Term Loan Refinancing Indebtedness” means any Indebtedness incurred to refinance all or any portion of the outstanding Term Loans; provided that, (i) such refinancing Indebtedness, if secured, is secured only by Liens on the Collateral on a pari passu or junior basis with the Liens on the Collateral securing the Obligations (provided that the Permitted Term Loan Refinancing Indebtedness shall not consist of bank loans that are secured by the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations) and is not secured by any property or assets of the Borrower or any of the Subsidiaries other than the Collateral, (ii) no Subsidiary that is not originally obligated with respect to repayment of the Indebtedness being refinanced is obligated with respect to the refinancing Indebtedness, (iii) the weighted average life to maturity of the refinancing Indebtedness shall be no shorter than the remaining weighted average life to maturity of the Terms Loans being refinanced, (iv) the maturity date in respect of the refinancing Indebtedness shall not be earlier than the maturity date in respect of the Indebtedness being refinanced, (v) the principal amount of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness so refinanced except by an amount (such amount, the “Additional Permitted Amount”) equal to unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses incurred in connection with such refinancing, (vi) the Indebtedness being so refinanced is paid down on a dollar-for-dollar basis by such refinancing Indebtedness (other than by the Additional Permitted Amount), (vii) the terms of any such refinancing Indebtedness (1) (excluding pricing, fees and rate floors and optional prepayment or redemption terms and subject to clause (2) below) reflect, in the Borrower’s reasonable judgment, then-existing market terms and conditions and (2) (excluding pricing, fees and rate floors) are no more favorable to the lenders providing such refinancing Indebtedness than those applicable to the Indebtedness being refinanced (in each case, including with respect to mandatory and optional prepayments); provided that the foregoing shall not apply to covenants or other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to the establishment of such refinancing Indebtedness; provided further that any such refinancing Indebtedness may contain, without any Lender’s consent, additional covenants or events of default not otherwise applicable to the Indebtedness being refinanced or covenants more restrictive than the covenants applicable to the Indebtedness being refinanced, in each case prior to the Latest Maturity Date in effect immediately prior to the establishment of such refinancing Indebtedness, so long as this Agreement is amended to provide all of the Lenders with the benefits of such additional covenants, events of default or more restrictive covenants and (viii) such refinancing Indebtedness, if secured, shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Unsecured Debt” means any unsecured notes or bonds or other unsecured debt securities; provided that (a) such Indebtedness shall not mature prior to the date that is 91 days after the Latest Maturity Date in effect at the time of the issuance of such Indebtedness and shall not have any principal payments due prior to such date, except upon the occurrence of a change of control or similar event (including asset sales), in each case so long as the provisions relating to change of control or similar events (including asset sales) included in the governing instrument of such Indebtedness provide that the provisions of this Agreement must be satisfied prior to the satisfaction of such provisions of such

Indebtedness, (b) such Indebtedness is not Guaranteed by any Subsidiary of the Borrower other than the Loan Parties (which Guarantees shall be unsecured and shall be permitted only to the extent permitted by Section 6.01(a)(vi)), (c) such Indebtedness shall not have any financial maintenance covenants, (d) such Indebtedness shall not have a definition of “Change of Control” or “Change in Control” (or any other defined term having a similar purpose) that is materially more restrictive than the definition of Change in Control set forth herein and (e) such Indebtedness, if subordinated in right of payment to the Obligations, shall be subject to subordination and intercreditor provisions that are, in the Administrative Agent’s reasonable judgment, customary under then-existing market convention.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) and/or cash (in an amount determined by reference to the price of such common stock) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Dividends” means any cash dividends of the Borrower permitted hereunder to be paid with respect to preferred stock of the Borrower.

“Prepayment Event” means:

(a)        any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than dispositions described in clauses (a), (b), (c), (d), (f), (g) and (j) (but only to the extent the sales, transfers or other dispositions under clause (j) do not exceed $15,000,000) of Section 6.05 and Section 6.06(a); provided that an Acquisition Lease Financing shall not constitute a Prepayment Event; or

(b)        any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary having a book value or fair market value in excess of $~~1,000,000~~500,000, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 365 days after such event; ~~or~~

(c)         the receipt of any cash by the Borrower or any Subsidiary not in the ordinary course of business in an amount in excess of $500,000 from (a) tax refunds, (b) pension plan reversions, (c) proceeds of insurance (including key man life insurance, but excluding Net Proceeds described in clause (b) above and Net Proceeds from product liability insurance), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement to the extent not needed to reimburse the Borrower or applicable Subsidiary for any reasonable and customary out-of-pockets costs and expenses previously incurred by the Borrower or applicable Subsidiary with respect to which such purchase price adjustment was received;

(d)         the receipt of cash from any issuance of Equity Interests of the Borrower or any contribution of equity capital to the Borrower; or

(~~c~~e)        the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01(a).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Qualified Borrower Preferred Stock” means any preferred capital stock or preferred equity interest of the Borrower (a)(i) that does not provide for any cash dividend payments or other cash distributions in respect thereof prior to the Latest Maturity Date in effect as of the date of issuance of such Indebtedness and (ii) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (A)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified Borrower Preferred Stock or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the date that is 365 days after the Latest Maturity Date in effect at the time of the issuance thereof and (B) provide holders thereunder with any rights upon the occurrence of a “change of control” event prior to the repayment of the Obligations and termination of the Commitments under the Loan Documents, (b) with respect to which the Borrower has delivered a notice to the Administrative Agent that it has issued preferred stock or preferred equity interests in lieu of incurring Indebtedness permitted by clause (xii) under Section 6.01(a), with such notice specifying to which of such Indebtedness such preferred stock or preferred equity interest applies; provided that (i) the aggregate liquidation value of all such preferred stock or preferred equity interest issued pursuant to this clause (b) shall not exceed at any time the dollar limitation related to the applicable Indebtedness hereunder, less the aggregate principal amount of such Indebtedness then outstanding and (ii) the terms of such preferred stock or preferred equity interests (x) shall provide that upon a default thereof, the remedies of the holders thereof shall be limited to the right to additional representation on the board of directors of the Borrower and (y) shall otherwise be no less favorable to the Lenders, in the aggregate, than the terms of the applicable Indebtedness or (c) having an aggregate initial liquidation value not to exceed $10,000,000; provided that the terms of such preferred stock or preferred equity interests shall provide that upon a default thereof, the remedies of the holders thereof shall be limited to the right to additional representation on the board of directors of the Borrower.

“Quotation Day” means, with respect to any Eurocurrency Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Real Estate” has the meaning assigned to such term in the ABL Credit Agreement as of the date hereof.

“Register” has the meaning assigned to such term in Section 10.04(c).

“Registered Equivalent Notes” means, with respect to any bonds, notes, debentures or similar instruments originally issued in a Rule 144A or other private placement transaction under the

Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the Commission.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Replacement Term Loans” has the meaning assigned to such term in Section 10.02(d).

“Repricing Transaction” means (a) any prepayment of Term B Loans with the proceeds of a substantially concurrent incurrence of term loan Indebtedness by the Borrower or any Subsidiary in respect of which the all-in yield is, on the date of such prepayment, lower than the all-in yield on such Term B Loans (with the all-in yield calculated by the Administrative Agent in accordance with standard market practice, taking into account, in each case, any interest rate floors, the Applicable Rate hereunder and the interest rate spreads under such Indebtedness, and any original issue discount and upfront fees applicable to or payable in respect of such Term B Loans and such Indebtedness with the original issue discount and upfront fees being equated to interest rate assuming a four-year life to maturity of such Indebtedness (but excluding arrangement, structuring, underwriting, commitment, amendment or other fees regardless of whether paid in whole or in part to any or all lenders of such Indebtedness and any other fees that are not paid generally to all lenders of such Indebtedness)) and (b) any amendment, amendment and restatement or other modification to this Agreement that reduces the all-in yield (calculated as set forth in clause (a) above) of the Term B Loans.

“Required Lenders” means, at any time, Lenders having outstanding Term Loans representing more than 50% of the outstanding Term Loans at such time.

“Restricted Indebtedness” means Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, redemption, repurchase or defeasance of which is restricted under Section 6.08(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any partial or full cash settlement of Convertible Notes, sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the ECF Percentage with respect to such Excess Cash Flow Period.

“S&P” means Standard & Poor’s Financial Services LLC, or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Secured Indebtedness” means Total Indebtedness that is secured by a Lien on any asset of the Borrower or any of its Subsidiaries.

“Secured Net Leverage Ratio” means, on any date, the ratio of (a) Secured Indebtedness as of such date less the aggregate amount (not to exceed $65,000,000) of the sum of Unrestricted Domestic Cash plus Unrestricted Foreign Cash, in each case as of such date, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date for which financial statements are available).

“Secured Parties” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Guarantee and Collateral Agreement, the Intercreditor Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Senior Agent” means the Administrative Agent under the Senior Credit Agreement.

“Senior Credit Agreement” means the Credit Agreement, dated as of the Fifth Amendment Effective Date, by and among Horizon Global Corporation, the several banks and other financial institutions or entities from time to time party thereto and Cortland Capital Market Services LLC, as Administrative Agent.

“Senior Loan Documents” means the “Loan Documents” as defined in the Senior Credit Agreement.

“Senior Period” means the period beginning on the Fifth Amendment Date and ending at the time of the Discharge of Senior Obligations.

“Series” has the meaning assigned to such term in Section 2.21(b).

“Significant Investment” means any acquisition by the Borrower or a Subsidiary of more than 50% (but less than 100%) of the Equity Interests in a Person (such Person, the “Subject Person”), so long as such acquisition is permitted by Section 6.04.

“Specified Time” means 11:00 a.m., London time.

“Specified Vendor Payables Financing” means the sale by one or more vendors of the Borrower and certain Subsidiaries of accounts receivable (which such accounts receivable are accounts payable of the Borrower and such Subsidiaries) to one or more financial institutions pursuant to third-party financing agreements, to which the Borrower and such Subsidiaries are party, in transactions constituting “true sales”; provided that the aggregate amount of all such vendor payables financings shall not exceed $30,000,000 at any time outstanding.

“Specified Vendor Payables Financing Documents” means all documents and agreements relating to the Specified Vendor Payables Financing.

“Specified Vendor Receivables Financing” means the sale by the Borrower and certain Subsidiaries of accounts receivable to one or more financial institutions pursuant to third-party financing agreements in transactions constituting “true sales”; provided that the aggregate amount of all such receivables financings shall not exceed $50,000,000 at any time outstanding.

“Specified Vendor Receivables Financing Documents” means all documents and agreements relating to the Specified Vendor Receivables Financing.

“Spin-Off” means a “spin-off” transaction with respect to the Borrower such that all of the Equity Interests in the Borrower are “spun-off” from TriMas ratably to the holders of all the Equity Interests in TriMas and the Borrower ceases to be a Subsidiary of TriMas and becomes a public company.

“Spin-Off Agreement” means a Separation and Distribution Agreement, dated as of or prior to the Closing Date, by and between the Borrower and TriMas.

“Spin-Off Documentation” means, collectively, the Spin-Off Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, including, without limitation, (i) an employee matters agreement by and between the Borrower and TriMas, (ii) a tax sharing agreement by and between the Borrower and TriMas and (iii) a transition services agreement by and between the Borrower and TriMas.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any Applicable Law. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Person” has the meaning assigned to such term in the definition of “Significant Investment.”

“Subordinated Debt” means any subordinated Indebtedness of the Borrower or any Subsidiary.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means any Subsidiary that is not (i) a Foreign Subsidiary~~, (ii) a CFC~~ (other than any Foreign Subsidiary organized under the laws of Germany, the United Kingdom (or any political subdivision thereof) or the Netherlands), (ii) a CFC (other than any CFC organized under the laws of Germany, the United Kingdom (or any political subdivision thereof) or the Netherlands), (iii) ~~a CFC Holdco, (iv)~~ a U.S. Holdco or (~~v~~iv) an Immaterial Subsidiary~~.~~; provided, that the Required Lenders, in their sole discretion, may at any time request any Foreign Subsidiary, CFC or U.S. Holdco to become a Subsidiary Loan Party if such Foreign Subsidiary, CFC or U.S. Holdco has become a “Loan Party” under the Senior Loan Documents.

“Syndication Agents” means BMO Capital Markets Corp. and Wells Fargo Securities, LLC.

“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or a Subsidiary is or may become obligated to make (i) any payment (other than in the form of Equity Interests in the Borrower) in connection with a purchase by a third party from a Person other than the Borrower or a Subsidiary of any Equity Interest or Restricted Indebtedness or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest or any Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that phantom stock or similar plans providing for payments only to current or former directors, officers, consultants, advisors or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall not be deemed to be Synthetic Purchase Agreements. For the avoidance of doubt, the term “Synthetic Purchase Agreement” shall not include any agreement, indenture or other document governing any Permitted Bond Hedge Transaction, Permitted Convertible Indebtedness or Permitted Warrant Transaction.

“Taxes” means any and all present or future taxes (of any nature whatsoever), levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Collateral Proceeds Account” means a deposit account identified to the ABL Agent in writing from time to time and in the name of the Company and for which JPMCB is the depositary bank which contains (or was established to contain) only those proceeds with respect to Term Priority Collateral.

“Term Intercreditor Agreement” means that Term Intercreditor Agreement, dated as of the Fifth Amendment Effective Date, among the Borrower, the other Loan Parties, the Collateral Agent and the Senior Agent.

“Term Lender” means a Lender with outstanding Term Loans or a Commitment.

“Term Loan” means a 2018 Term Loan or an Incremental Term Loan of any Series.

“Term Loan Maturity Date” means the date that is the sixth anniversary of the Closing Date (or if such date is not a Business Day, the immediately preceding Business Day).

“Term Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness for borrowed money (including, without limitation, Capital Lease Obligations) of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Transactions” means, collectively, (a) the consummation of the Spin-Off in accordance with the terms of the Spin-Off Agreement, (b) the payment of a dividend on the Closing Date from the Borrower to TriMas in accordance with the Spin-Off Agreement (the “Closing Date Dividend”), (c) the execution, delivery and performance by each Loan Party of the ABL Loan Documents to which it is to be a party, the borrowing (if any) of the ABL Loans on the Closing Date and issuance (if any) of letters of credit thereunder on the Closing Date and the use of the proceeds of the foregoing, (d) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of the Loans on the Closing Date and the use of proceeds thereof and (e) the payment of the fees and expenses payable in connection with the foregoing.

“TriMas” means TriMas Company LLC, a Delaware limited liability company.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Domestic Cash” means, as of any date, domestic unrestricted cash and domestic unrestricted Permitted Investments of the Borrower and its Domestic Subsidiaries as of such date.

“Unrestricted Foreign Cash” means, as of any date, unrestricted cash and unrestricted Permitted Investments of the Foreign Subsidiaries as of such date.

“U.S. Holdco” means any existing or future Domestic Subsidiary the Equity Interests of which are held solely by Foreign Subsidiaries; provided that such existing or newly formed Subsidiary shall not engage in any business or own any assets other than the ownership of Equity Interests in Foreign Subsidiaries and intercompany obligations that are otherwise permitted hereunder.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(i)(D)(2).

“Westfalia Acquisition” has the meaning set forth in the First Amendment.

“Westfalia Acquisition Closing Date” has the meaning set forth in the First Amendment.

“Westfalia Purchase Agreement” has the meaning set forth in the First Amendment.

“Westfalia Transactions” has the meaning set forth in the First Amendment.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term B Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Term B Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term B Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Term B Loan Borrowing”).

SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04     Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments or any other Indebtedness under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

The Credits

SECTION 2.01    Commitments.

(a)      Subject to the terms and conditions set forth herein, each 2017 Replacement Term Lender agrees to make a 2017 Replacement Term Loan to the Borrower on the 2017 Replacement Term Loan Facility Effective Date in a principal amount not exceeding its 2017 Replacement Term Loan Commitment.

(b)      Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02    Loans and Borrowings.

(a)      Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)      [Reserved]

(c)      Subject to Section 2.14, each Loan shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d)      At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 Eurocurrency Borrowings outstanding.

(e)      Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03    Requests for Borrowings. To request a Borrowing of Term Loans, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)      whether the requested Borrowing is to be a Borrowing of Term B Loans or an Incremental Term

Loan Borrowing of a particular Series;

 (ii)      the aggregate amount of such Borrowing;

(iii)      the date of such Borrowing, which shall be a Business Day;

(iv)      whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

 (v)      in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)      the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04    [Reserved].

SECTION 2.05    [Reserved].

SECTION 2.06    Funding of Borrowings.

(a)      Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City, and designated by the Borrower in the applicable Borrowing Request.

(b)      Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, the applicable rate shall be determined as specified in clause (y) above, or (ii) in the case of the Borrower, the interest rate applicable to ABR Term B Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07    Interest Elections.

(a)      Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to (i) convert any ABR Borrowing or any Eurocurrency Borrowing to a Borrowing of a different Type, (ii) continue any Borrowing and (iii) in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)      To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election, by telephone, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of Term B Loans of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request, and all such written Interest Election Requests shall be in a form approved by the Administrative Agent and signed by the Borrower.

(c)      Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

  (i)      the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

 (ii)      the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)      whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)      if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)      Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)      If an Interest Election Request with respect to a Eurocurrency Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08    Termination and Reduction of Commitments.

(a)      Unless previously terminated, the 2017 Replacement Term Loan Commitments shall terminate and be automatically and permanently reduced to $0 upon the earlier of (i) funding of the 2017 Replacement Term Loans on the 2017 Replacement Term Loan Facility Effective Date and (ii) 5:00 p.m., New York City time, on April 19, 2017. The proceeds of the 2017 Replacement Term Loans will be applied on the 2017 Replacement Term Loan Facility Effective Date to the principal amount of the Existing Term Loans (as defined in the 2017 Replacement Term Loan Amendment) outstanding at such time in order to prepay such principal amount in full. Upon the funding of the 2017 Replacement Term Loans on the 2017 Replacement Term Loan Facility Effective Date, the 2017 Replacement Term Loans shall constitute, on the terms provided in the 2017 Replacement Term Loan Amendment, Term Loans hereunder.

(b)      The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c)      The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under Section 2.08(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any reduction of the Commitments shall be permanent.

SECTION 2.09    Repayment of Loans; Evidence of Debt.

(a)      The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b)      Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)      The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)      The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)      Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee and its registered assigns.

SECTION 2.10    Amortization of Term Loans.

(a)      Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay the 2018 Term Loans on the last day of each

March, June, September and December, beginning on September 30, 2018, in an aggregate principal amount for each such date equal to 1.33% of the aggregate principal amount of the 2018 Term Loans outstanding on the Fourth Amendment Effective Date.

(b)      The Borrower shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series (as such amounts may be adjusted pursuant to paragraph (d) of this Section or pursuant to such Incremental Facility Agreement).

(c)      To the extent not previously paid, (i) all Term B Loans shall be due and payable on the Term Loan Maturity Date and (ii) all Incremental Term Loans of any Series shall be due and payable on the Incremental Term Maturity Date applicable thereto.

(d)      Any mandatory prepayment of a Borrowing of Term Loans of any Class shall be applied to reduce the subsequent scheduled repayments of the Borrowings of such Class to be made pursuant to this Section to the next eight scheduled repayments in direct order and thereafter ratably. Any optional prepayment of a Borrowing of Term Loans of any Class shall be applied to the scheduled repayments of the Borrowings of such Class as directed by the Borrower.

(e)      Prior to any repayment of any Term Loan Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11    Prepayment of Loans.

(a)      The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)      All (i) optional prepayments of 2018 Term Loans pursuant to Section 2.11(a) or prepayments pursuant to Section 2.11(c) as a result of an event described in clause (c) of the definition of the term Prepayment Event, in each case effected on or prior to the date that is the two-year anniversary of the Fourth Amendment Effective Date with the proceeds of a Repricing Transaction and (ii) amendments, amendments and restatements or other modifications of this Agreement on or prior to the date that is the two-year anniversary of the Fourth Amendment Effective Date constituting Repricing Transactions shall, in each case, be accompanied by a fee payable to the Lenders in an amount equal to 1.00% of the aggregate principal amount of 2018 Term Loans so prepaid, in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of 2018 Term Loans affected by such amendment, amendment and restatement or other modification (including any such Loans assigned in connection with the replacement of a Lender not consenting thereto), in the case of a transaction described in clause (ii) of this paragraph. Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the Lenders in respect of the 2018 Term Loans, on the date of such prepayment.

(c)      In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received~~,~~ (and, in the case of any event described in clause (e) of the definition of the term Prepayment Event, on the date on which such Net Proceeds are received) prepay Borrowings of ~~Term B~~ Loans in an aggregate amount equal to such Net Proceeds; provided that in the case of any event described in clause (a) of the definition of the term Prepayment

Event ~~(other than sales, transfers or other dispositions pursuant to Section 6.05(j) in excess of $15,000,000)~~, if the Borrower shall deliver, within such three Business Days, to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries, intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within ~~365~~180 days (or, during a Senior Period, 45 days) after receipt of such Net Proceeds, to acquire, during the Senior Period, substantially similar replacement assets and during any other period, real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such ~~365~~180-day (or, during a Senior Period, 45-day) period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied~~; provided further that a portion of the Net Proceeds required to prepay Borrowings of Term B Loans (but in no event more than a ratable portion thereof (such ratable share to be calculated by reference to the outstanding amount of Pari Passu Alternative Incremental Debt, Pari Passu Permitted Term Loan Refinancing Indebtedness and Loans, in each case immediately prior to such prepayment)) may, in lieu of prepaying Term B Loans hereunder, be applied to redeem or prepay any Pari Passu Alternative Incremental Debt or any Pari Passu Permitted Term Loan Refinancing Indebtedness, in each case if required under the terms of the applicable documents governing such Pari Passu Alternative Incremental Debt or such Pari Passu Permitted Term Loan Refinancing Indebtedness.~~.

(d)      Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2017, the Borrower shall prepay Borrowings of Term B Loans in an aggregate amount equal to the excess of (i) the ECF Percentage of Excess Cash Flow for such fiscal year over (ii) the sum of (x) aggregate amount of optional prepayments of Term Loans and purchases of Term Loans pursuant to Section 10.04(h) (other than optional prepayments or purchases made with the proceeds of Long-Term Indebtedness) made by the Borrower during such fiscal year (provided that the aggregate amount of any such prepayment or purchase shall be the amount of the Borrower’s cash payment in respect of such purchase) and (y) the aggregate amount of optional prepayments of Pari Passu Alternative Incremental Debt in the form of loans and Pari Passu Permitted Term Loan Refinancing Indebtedness in the form of loans made by the Borrower during such fiscal year. Each prepayment pursuant to this paragraph shall be made within 95 days after the end of such fiscal year.

(e)      Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.

(f)      The Borrower shall notify the Administrative Agent by (x) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment and (y) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify (i) whether the prepayment is of Eurocurrency Loans or ABR Loans, (ii) the prepayment date, (iii) the principal amount of each Borrowing or portion thereof to be prepaid and (iv) in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(g)      In the event of any mandatory prepayment of Term Loans made at a time when Term Loans of more than one Class remain outstanding, the Borrower shall select Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated among each Class of the Term Loans pro rata based on the aggregate principal amounts of outstanding Borrowings of each such Class; provided that (x) the amounts so allocable to Incremental Term Loans of any Series may be applied to other Term Loan Borrowings if so provided in the applicable Incremental Facility Agreement and (y) the amounts so allocable to any tranche of Extended Term Loans may be applied to other Term Loan Borrowings if so provided in the applicable Extension Offer. In the event of any optional prepayment of Term Loans made at a time when Term Loans of more than one Class remain, the Borrower shall select the Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Loans and each Series of Incremental Term Loans then outstanding based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that (x) the amounts so allocable to Incremental Term Loans of any Series may be applied to other Borrowings of Term Loans if so provided in the applicable Incremental Facility Agreement and (y) the amounts so allocable to any tranche of Extended Term Loans may be applied to other Borrowings of Term Loans if so provided in the applicable Extension Offer.

(h)      Notwithstanding anything in this Section 2.11 to the contrary, during the Senior Period, (i) no mandatory prepayments of Term Loans that would otherwise be required to be made under Section 2.11(c) shall be required to be made, except with respect to the portion (if any) of any Net Proceeds exceeding the amount required to effect the Discharge of Senior Obligations.

SECTION 2.12    Fees.

(a)      The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b)      All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.13    Interest.

(a)      The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)      The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)      Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount payable, 2% plus the rate applicable to ABR Term B Loans.

(d)      Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)      All interest hereunder shall be computed on the basis of a year of 360 days,

except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of an Adjusted LIBO Rate.

SECTION 2.14    Alternate Rate of Interest.

(a)      If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class:

 (i)      the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including by means of an Interpolated Rate or because the Screen Rate is not available or published on a current basis) do not exist for ascertaining the LIBO Rate or the Adjusted LIBO Rate for such Interest Period; or

(ii)      the Administrative Agent is advised by a majority in interest of the Lenders of the applicable Class that the Adjusted LIBO Rate or LIBO Rate, as ~~applicbable~~applicable for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loans) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders of the applicable Class by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, then (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) any Eurocurrency Borrowing that is requested to be continued, shall be converted to an ABR Borrowing on the last day of the then current Interest Period applicable thereto and (iii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)      If any Lender determines that any Applicable Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurocurrency Loans or to convert ABR Borrowings to Eurodollar Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert or prepay all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrower will also pay accrued interest on the amount so converted or prepaid.

SECTION 2.15    Increased Costs.

(a)      If any Change in Law shall:

  (i)      impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

 (ii)      impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender; or

(iii)      subject any Lender to any Taxes on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes otherwise indemnifiable under Section 2.17 and (B) Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)      If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)      A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)      Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes.

(a)      Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Borrower or the Administrative Agent shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent shall make such deductions and (iii) the Borrower or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)      In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)      The Borrower shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower, hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)      As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)      Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)      Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding, or at a reduced rate of, withholding. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 Business Days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

 (i)      Without limiting the generality of the foregoing, any Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)      in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)      in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)      in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)      in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN-E or W-8BEN and (2) a certificate substantially in the form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)      in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (g)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)      any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(ii)      Each Lender shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)      If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such indemnifying party, upon the request of such indemnified party, agrees to repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.17(g) shall require any indemnified party to make available its Tax returns or any other information relating to its Taxes which it deems confidential to the indemnifying party or any other Person.

(h)      For purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loan Documents as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)      The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise), on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments (including prepayments) to be made by the Borrower hereunder and under each other Loan Document, whether on account of principal, interest, fees or otherwise shall be made in dollars.

(b)      If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term B Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term B Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term B Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term B Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment hereunder is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment due to the Administrative Agent, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.18(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19    Mitigation Obligations; Replacement of Lenders.

(a)      If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)      If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent , which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

SECTION 2.20    [Reserved].

SECTION 2.21    Incremental Facilities.

(a)      The Borrower may on one or more occasions, by written notice to the Administrative Agent, request the establishment of Incremental Term Commitments; provided that the aggregate amount of all Incremental Term Loan Commitments established on any date shall not exceed (i) (together with the amount of Alternative Incremental Debt established on such date in reliance on the Base Incremental Amount) an amount equal to the Base Incremental Amount on such date and (ii) an additional amount subject to the Maximum Incremental Amount as of such date. Each such notice shall specify (A) the date on which the Borrower proposes that the Incremental Term Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (B) the amount of the Incremental Term Commitments being requested (it being agreed that (x) any Lender approached to provide any Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Term Commitment and (y) any Person that the Borrower proposes to become an Incremental Term Lender, if such Person is not then a Lender, must be reasonably acceptable to the Administrative Agent). Notwithstanding anything to the contrary herein, no Incremental Term Commitments may be established during the Senior Period.

(b)      The terms and conditions of any Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the 2018 Term Loan Commitments and the Term B Loans; provided that (i) the interest rate margins with respect to any Incremental Term Loans shall be as agreed by the Borrower and the lenders in respect thereof; provided, that if the total yield (calculated, for both the Incremental Term Loans and the Term B Loans, to include upfront fees, any interest rate floors and any original issue discount (with original issue discount being equated to interest rate in a manner determined by the Administrative Agent based on an assumed four-year life to maturity)

but to exclude any arrangement, underwriting or similar fee paid by the Borrower) in respect of any Incremental Term Loans exceeds the total yield for the existing Term B Loans by more than 0.50%, the Applicable Rate for the Term B Loans shall be increased so that the total yield in respect of such Incremental Term Loans is no higher than the total yield for the existing Term B Loans plus 0.50% (provided that if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the Term B Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Rate for the Term B Loans shall be required, to the extent an increase in the interest rate floor for the Term B Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Rate) applicable to the Term B Loans shall be increased by such amount), (ii) any Incremental Term Loan shall have terms, in the Borrower’s reasonable judgment, customary for a term loan under then-existing market convention, (iii) the amortization schedule with respect to any Incremental Term Loans shall be as agreed by the Borrower and the lenders in respect thereof, provided that the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Latest Maturing Term Loans outstanding immediately prior to the establishment of such Incremental Term Loans (other than as necessary to make any such Incremental Term Loans fungible with such Latest Maturing Term Loans), (iv) no Incremental Term Maturity Date with respect to Incremental Term Loans shall be earlier than the Latest Maturity Date in effect immediately prior to the establishment of such Incremental Term Loans, (v) except as permitted by clause (i), the Incremental Term Loans shall be treated no more favorably than the Term B Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that the foregoing shall not apply to covenants or other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to the establishment of such Incremental Term Loans; provided further that any Incremental Term Loans may add additional covenants or events of default not otherwise applicable to the Term B Loans or covenants more restrictive than the covenants applicable to the Term B Loans in each case prior to the Latest Maturity Date in effect immediately prior to the establishment of such Incremental Facility so long as this Agreement is amended to provide all of the Lenders with the benefits of such additional covenants, events of default or more restrictive covenants, (vi) to the extent the terms applicable to any Incremental Term Loans are inconsistent with the terms applicable to the Term B Loans (except, in each case, as otherwise permitted pursuant to this paragraph (b)), such terms shall be reasonably satisfactory to the Administrative Agent, and (vii) any Incremental Term Loans shall have the same Guarantees as, and shall rank pari passu with respect to the Liens on the Collateral and in right of payment with, the Term B Loans. Any Incremental Term Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement. Notwithstanding the foregoing, in no event shall there be more than six maturity dates in respect of the Credit Facilities (including any Extended Term Loans or Replacement Term Loans).

(c)      The Incremental Term Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Term Lender providing such Incremental Term Commitments and the Administrative Agent; provided that (other than with respect to the incurrence of Incremental Term Loans the proceeds of which shall be used to consummate an acquisition permitted by this Agreement for which the Borrower has determined, in good faith, that limited conditionality is reasonably necessary (any such acquisition, a “Limited Conditionality Acquisition”) as to which conditions (i) through (iii) below shall not apply) no Incremental Term Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Term Commitments and the making of Loans thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date, (iii) the Borrower shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Term Commitments and the related transactions under this Section, and (iv) the other conditions, if any, set forth in the applicable Incremental Facility Agreement are satisfied; provided further that no Incremental Term Loans in respect of a Limited Conditionality Acquisition shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing as of the date of entry into the definitive acquisition documentation in respect of such Limited Conditionality Acquisition (the “Limited Conditionality Acquisition Agreement”) and (ii) on the date of effectiveness of the Limited Conditionality Acquisition Agreement, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.

(d)      Upon the effectiveness of an Incremental Term Commitment of any Incremental Term Lender, such Incremental Term Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents.

(e)      Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Borrower in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.

(f)      The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in paragraph (a) above and of the effectiveness of any Incremental Term Commitments, in each case advising the Lenders of the details thereof.

SECTION 2.22    [Reserved].

SECTION 2.23     Extensions.

(a)      Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term B Loans with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term B Loans with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term B Loans and otherwise modify the terms of such Term B Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term B Loans and/or modifying the amortization schedule in respect of such Lender’s Term B Loans) (each, an “Extension,” and each group of Term B Loans as so extended, as well as the original Term B Loans (not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) [reserved], (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v), and (vi), be determined between the Borrower and set forth in the relevant Extension Offer), the Term B Loans of any Term B Lender that agrees to an extension with respect to such Term B Loans extended pursuant to any Extension (the “Extended Term Loans”) shall have the same terms as the tranche of Term B Loans subject to such Extension Offer, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the maturity date of the Term B Loans from which they were converted and the amortization schedule applicable to Term B Loans pursuant to Section 2.10(a) for periods prior to the Term Loan Maturity Date may not be increased, (v) the weighted average life of any Extended Term Loans shall be no shorter than the remaining weighted average life of the Term B Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Term B Loans hereunder (except for repayments required upon the scheduled maturity date of the non-Extended Term Loans), in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term B Loans (calculated on the face amount thereof) in respect of which Term B Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term B Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term B Loans of such Term B Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term B Lenders have accepted such Extension Offer, (viii) [reserved], (ix) all documentation in respect of such Extension shall be consistent with the foregoing, (x) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (xi) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent. Notwithstanding the foregoing, in no event shall there be more than six maturity dates in respect of the Credit Facilities (including any Extended Term Loans or Replacement Term Loans). Notwithstanding anything to the contrary herein, no Extension Offers may be made, no Extensions may occur and no Extended Term Loans may be established during the Senior Period.

(b)      With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term B Loans of any or all applicable tranches be tendered and (y) no tranche of Extended Term Loans shall be in an amount of less than $50,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.11 and 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)      No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans. All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)      In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01    Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02    Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions and the other transactions contemplated hereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Applicable Law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens created under the Loan Documents and Liens permitted by Section 6.02, and (e) do not require any acknowledgement, agreement or consent under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or their assets, except for such acknowledgements, agreements and consents as have been obtained or made and are in full force and effect, and such acknowledgements, agreements or consents the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect. Schedule 3.03 sets forth for the Borrower and each Subsidiary Loan Party a description of each license from a Governmental Authority which is material to the conduct of the business of such Loan Party as of the Closing Date.

SECTION 3.04    Financial Condition; No Material Adverse Change.

(a)      The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended December 31, 2013 and December 31, 2014, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for each fiscal quarter ended subsequent to December 31, 2014 and at least 45 days prior to the Closing Date, in each case certified by its chief financial officer (it being understood that the Borrower has furnished the foregoing referenced in clause (i) to the Administrative Agent by the filing with the Commission of the Borrower Registration Statement in connection with the Spin-Off). Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)      The Borrower has heretofore furnished to the Administrative Agent a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements were delivered under Section 3.04(a), prepared after giving effect to the Transactions and the other transactions contemplated hereby to be consummated on the Closing Date as if the Transactions and such other transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements).

(c)      Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum, except for the Disclosed Matters and except for liabilities arising as a result of the Transactions, after giving effect to the Transactions, none of the Borrower or the Subsidiaries has, as of the Closing Date, any contingent liabilities that would be material to the Borrower and the Subsidiaries, taken as a whole.

(d)      Since December 31, 2014, there has been no event, change or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05    Properties.

(a)      Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)      Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)      Schedule 3.05 sets forth the address of each real property that is owned or leased by the Borrower or any of its Subsidiaries as of the Closing Date after giving effect to the Transactions.

SECTION 3.06    Litigation and Environmental Matters.

(a)      There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)      Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)      Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(d)      No Borrower or Subsidiary Loan Party is in default with respect to any order, injunction or judgment of any Governmental Authority, except for such defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07    Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08    Investment Company Status. None of the Borrower or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there is no pending audit of the Borrower or any Subsidiary Loan Party with any federal, state, local or foreign tax authority, except as could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of the Financial Accounting Standards Board Accounting Standards Codification Topic No. 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11    Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared.

SECTION 3.12    Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

SECTION 3.13    Insurance. Schedule 3.13 sets forth a description of all material insurance policies maintained by or on behalf of the Borrower and the Subsidiaries as of the Closing Date. As of the Closing Date, all premiums due in respect of such insurance have been paid.

SECTION 3.14    Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary except for those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15    Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Loan Parties, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.16    Senior Indebtedness. The Obligations constitute “Senior Debt”, however defined, under the terms of any Indebtedness that is subordinated in right of payment to the Obligations.

SECTION 3.17    Security Documents.

(a)      The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and, when (i) in respect of Collateral in which a security interest can be perfected by control, such Collateral is delivered to the Collateral Agent and for so long as the Collateral Agent remains in possession of such Collateral, the security interest created by the Guarantee and Collateral Agreement shall constitute a perfected first priority security interest in all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person and (ii) in respect of Collateral in which a security interest can be perfected by the filing of UCC financing statements, financing statements in appropriate form are filed in the offices specified on Schedule 1.04 to the Perfection Certificate most recently delivered to the Collateral Agent, the security interest created by the Guarantee and Collateral Agreement shall constitute a perfected security interest in all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property (as defined in the Guarantee and Collateral Agreement)), in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 6.02 and subject to the Intercreditor Agreement.

(b)      [Reserved]

(c)      When the Guarantee and Collateral Agreement (or a summary thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office and the financing statements referred to in Section 3.17(a) above are appropriately filed, the security interest created by the Guarantee and Collateral Agreement shall constitute a perfected security interest in all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office and subsequent UCC filings may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date), other than with respect to Liens permitted by Section 6.02 and subject to the Intercreditor Agreement.

(d)      Each Mortgage, upon execution and delivery thereof by the parties thereto, is effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of and reasonably satisfactory to the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the appropriate offices, the Lien created by each Mortgage shall constitute a perfected Lien on all right, title and interest of the applicable mortgagor in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02 and subject to the Intercreditor Agreement.

SECTION 3.18    Federal Reserve Regulations.

(a)      None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)      No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation U or X.

SECTION 3.19    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.20    Material Contracts. Schedule 3.20 hereto sets forth for the Borrower and each Subsidiary Loan Party, as of the Closing Date, a list of all of the material contracts and agreements to which such Loan Party is a party, including all Specified Vendor Receivables Financing Documents (other than agreements disclosed to the Administrative Agent pursuant to Section 5.01(f), agreements relating to Indebtedness described on Schedule 6.01, real property leases identified on Schedule 2.03 to the Perfection Certificate delivered to the Administrative Agent on the Closing Date, and Licenses identified on Schedule 4.04 to the Perfection Certificate delivered to the Administrative Agent on the Closing Date).

SECTION 3.21    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 3.22    Disclosure. As of the ~~Fourth~~Fifth Amendment Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the ~~Fourth~~Fifth Amendment Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

ARTICLE IV

Conditions

SECTION 4.01    Closing Date. The obligations of the Lenders to make Loans hereunder is subject to the satisfaction of the following conditions:

(a)      The Agents shall have received

a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) Cahill Gordon & Reindel LLP and (ii) Jones Day LLP, in each case in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(b)      The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c)      The Administrative Agent (or its counsel) shall have received the Intercreditor Agreement, executed and delivered by the Borrower, the other Loan Parties as of the Closing Date, the Collateral Agent and the ABL Agent.

(d)      The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any Loan Document.

(e)      The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released or will be released pursuant to UCC-3 financing statements or other release documentation delivered to the Collateral Agent.

(f)      The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder, to the extent required by Section 5.07.

(g)      The terms of the Spin-Off Documentation shall be reasonably satisfactory to the Arrangers and the Spin-Off shall have been consummated (or shall be consummated substantially simultaneously with the initial funding of the Term B Loans on the Closing Date) in accordance with Applicable Law and the Spin-Off Agreement (without giving effect to any modification or waiver of any provision of, or any consent given in respect of, the Spin-Off Agreement not approved by the Administrative Agent).

(h)      After giving effect to the Transactions as of the Closing Date, none of the Borrower or any of its Subsidiaries shall have outstanding Indebtedness for borrowed money other than (i) Indebtedness incurred under this Agreement, (ii) Indebtedness incurred and outstanding under the ABL Credit Agreement and (iii) Indebtedness incurred and outstanding in compliance with Section 6.01 of this Agreement.

(i)      The Lenders shall have received the financial statements referred to in Section 3.04(a) and (b).

(j)      The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date and signed by the chief financial officer of each of the Borrower, certifying that its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

(k)      The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(l)      Since December 31, 2014, there has been no event, change or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(m)      The ABL Credit Agreement, and the commitments thereunder, shall be (or shall be substantially simultaneously with the initial funding of the Term B Loan on the Closing Date) effective.

(n)      The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if qualified as to materiality) on and as of the Closing Date.

(o)      No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Loans requested to be made on such date.

(p)      The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(q)      The Administrative Agent shall have received a supplement to Schedule 3.13 setting forth a description of all material insurance policies maintained by or on behalf of the Borrower and its Subsidiaries as of the Closing Date, and to the extent deemed appropriate by the Borrower, supplements to Schedules 3.05, 3.12 and 6.01 reflecting any and all changes in the names of the Subsidiaries of the Borrower referred to therein made in connection with the Spin-Off to the extent necessary to make such schedules true, correct and complete on the Closing Date, in each case in form and substance reasonably acceptable to the Administrative Agent. Unless the Administrative Agent shall advise the Borrower in writing that any such proposed supplements are not reasonably acceptable to the Administrative Agent, Schedules 3.05, 3.12, 3.13, and/or 6.01 shall be deemed to be automatically amended on the Closing Date to reflect any applicable supplement to such Schedules delivered pursuant to this clause without the necessity of any further action.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 5:00 p.m., New York City time, on June 30, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (except for any such qualification or exception resulting from any current maturity of Loans hereunder) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the obligation to furnish the foregoing to the Administrative Agent and the Lenders shall be deemed to be satisfied in respect of any fiscal year of the Borrower by the filing of the Borrower’s annual report on Form 10-K for such fiscal year with the Commission to the extent the foregoing are included therein);

(b)      within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the obligation to furnish the foregoing to the Administrative Agent and the Lenders shall be deemed to be satisfied in respect of any fiscal quarter of the Borrower by the filing of the Borrower’s quarterly report on Form 10-Q for such fiscal quarter with the Commission to the extent the foregoing are included therein);

(c)      within 90 days after the end of each fiscal year of the Borrower (but in any event no later than two Business Days after any delivery of financial statements under clause (a) above), or within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (but in any event no later than two Business Days after any delivery of financial statements under clause (b) above), a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iii) identifying all Subsidiaries existing on the date of such certificate and indicating, for each such Subsidiary, whether such Subsidiary is a Subsidiary Loan Party, a Foreign Subsidiary and/or an Immaterial Subsidiary and whether such Subsidiary was formed or acquired since the end of the previous fiscal quarter;

(d)      within 90 days after the end of each fiscal year of the Borrower, (i) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) a certificate of a Financial Officer of the Borrower (A) identifying any parcels of real property or improvements thereto with a value exceeding $2,000,000 that have been acquired by any Loan Party since the end of the previous fiscal year, (B) identifying any changes of the type described in Section 5.03(a) that have not been previously reported by the Borrower, (C) identifying any Permitted Acquisitions that have been consummated since the end of the previous fiscal year, including the date on which each such Permitted Acquisition was consummated and the consideration therefor, (D) identifying any Intellectual Property (as defined in the Guarantee and Collateral Agreement) with respect to which a notice is required to be delivered under the Guarantee and Collateral Agreement and has not been previously delivered, (E) identifying any Prepayment Events that have occurred since the end of the previous fiscal year and setting forth a reasonably detailed calculation of the Net Proceeds received from Prepayment Events since the end of such previous fiscal year and (F) if applicable, calculating Excess Cash Flow for the applicable Excess Cash Flow Period;

(e)      no later than February 15 of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2015), a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any material revisions of such budget that have been approved by senior management of the Borrower;

(f)      promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Commission or with any national securities exchange, as the case may be (it being understood that the obligation to furnish the foregoing to the Administrative Agent and the Lenders shall be deemed to be satisfied to the extent the foregoing are filed with the Commission);

(g)      promptly upon the Borrower’s receipt thereof, (A) copies of all material compliance reports filed and material correspondence regarding any active or pending investigation or enforcement action concerning the Borrower or any Subsidiary Loan Party with any state, federal, local or foreign regulatory agency and (B) all material correspondence, if any, alleging violation of or requesting compliance by the Borrower or any Subsidiary Loan Party with laws, regulations, etc. or requests for information pursuant to interstate commerce laws, antitrust laws, securities laws, worker safety laws (OSHA), etc.;

(h)      except to the extent already provided for in this Section 5.01, promptly after the sending thereof, copies of any proposed waiver, consent, or amendment concerning any of the ABL Loan Documents;

(i)      promptly upon the effectiveness thereof, (A) a description of each license from a Governmental Authority which becomes effective after the Closing Date and is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and (B) a description of each material contract or agreement to which the Borrower or any Subsidiary Loan Party is a party, including each Specified Vendor Receivables Financing Document (other than contracts and agreements disclosed to the Administrative Agent pursuant to Section 5.01(f), agreements described on Schedule 3.20 or Schedule 6.01, and without duplication of real property leases identified on Schedule 2.03 to the Perfection Certificate most recently delivered to the

Administrative Agent and Licenses identified on Schedule 4.04 to the Perfection Certificate most recently delivered to the Administrative Agent); and

(j)      promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

The Borrower represents and warrants that it and any of its Subsidiaries either (i) has no registered or publicly traded securities outstanding or (ii) files its financial statements with the Commission and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (x) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (b) above, along with the Loan Documents, available to all Lenders and (y) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to all Lenders without expressly representing and warranting to the Administrative Agent in writing that (A) such materials do not constitute material non-public information within the meaning of the federal securities laws (“MNPI”) or (B) (i) the Borrower and its Subsidiaries have no outstanding publicly traded securities, including 144A securities, and (ii) if at any time the Borrower or any of its Subsidiaries issues publicly traded securities, including 144A securities, then the Borrower will, upon the issuance of such securities, make such materials that do constitute MNPI at the time of issuance of such securities publicly available by press release or public filing with the Commission. In no event will the Administrative Agent post compliance certificates or budgets to Public-Siders.

SECTION 5.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)      the occurrence of any Default;

(b)      the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)      the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(d)      any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract;

(e)    any default under or termination of a Material Agreement;

(f)      any judgment for the payment of money in an aggregate amount exceeding $2,500,000 that remains undischarged for a period of 30 consecutive days, during which execution is not effectively stayed, or the occurrence of any action legally taken by a judgment creditor to attach or levy upon assets in order to enforce any such judgment;

(g)      the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect;

(h)      any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect;

(i)      any Release by a Loan Party or with respect to any Real Estate owned, leased or occupied by a Loan Party; or receipt of any Environmental Notice, in each case where the expected remedial costs or liability is reasonably expected to exceed $2,500,000;

(j)      the discharge of or any withdrawal or resignation by the Borrower’s independent accountants; and

(k)      any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03    Information Regarding Collateral.

(a)      The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office or (iii) in any Loan Party’s jurisdiction of organization. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless written notice has been delivered to the Collateral Agent, together with all applicable information to enable the Administrative Agent to make all filings under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent (on behalf of the Secured Parties) to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b)      Each year, within 90 days after the end of each fiscal year of the Borrower, the Borrower (on behalf of itself and the other Loan Parties) shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04    Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names the loss of which would have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or disposition permitted under Section 6.05.

SECTION 5.05.    Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except (a) those being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) to the extent the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06    Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of their business, taken as a whole, in good working order and condition, ordinary wear and tear excepted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or disposition permitted under Section 6.05.

SECTION 5.07    Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Such insurance shall be maintained with financially sound and reputable insurance companies, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance; provided adequate reserves therefor, in accordance with GAAP, are maintained. In addition, the Borrower will, and will cause each of its Subsidiaries to, maintain all insurance required to be maintained pursuant to the Security Documents. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under Applicable Law, including Regulation H of the Board of Governors. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. All insurance policies or certificates (or certified copies thereof) with respect to such insurance shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Lenders (including by naming the Collateral Agent as lender loss payee or additional insured, as appropriate).

SECTION 5.08    Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of casualty or other insured damage to any material portion of any Collateral having a book value or fair market value of $1,000,000 or more or the commencement of any action or proceeding for the taking of any Collateral having a book value or fair market value of $1,000,000 or more or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

SECTION 5.09    Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.10    Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.11    Use of Proceeds. The Borrower will use the proceeds of the Term Loans on the Closing Date solely (i) to consummate the Transactions, (ii) to pay the fees and expenses in connection with the Transactions and (iii) for general corporate purposes. The Borrower will use the proceeds of the 2018 Incremental Term Loans solely (i) to pay the fees and expenses in connection with the Fourth Amendment, (ii) to repay the ABL Loans under the ABL Credit Agreement and (iii) for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.12    Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Closing Date (or any existing Subsidiary becomes a Subsidiary Loan Party after the Closing Date), the Borrower will, within five Business Days after such Subsidiary is formed or acquired (or becomes a Subsidiary Loan Party), notify the Administrative Agent and the Lenders thereof and, within 30 days (or such longer period as may be agreed to by the Administrative Agent) after such Subsidiary is formed or acquired (or becomes a Subsidiary Loan Party), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, including with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.13    Further Assurances.

(a)      The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, landlord waivers and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)      If any assets (including any real property or improvements thereto or any interest therein) having a book value or fair market value of $5,000,000 or more in the aggregate are acquired by the Borrower or any Subsidiary Loan Party after the Closing Date or through the acquisition of a Subsidiary Loan Party under Section 5.12 or through the conversion of a Subsidiary into a Subsidiary Loan Party under Section 5.12 (other than, in each case, assets constituting Collateral under the Guarantee and Collateral Agreement that become subject to the Lien of the Guarantee and Collateral Agreement upon acquisition thereof), the Borrower or, if applicable, the relevant Subsidiary Loan Party will notify the Administrative Agent and the Lenders thereof, and, if reasonably requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c)      The Borrower will, and will cause each Subsidiary Loan Party to, deposit the proceeds of any Term Priority Collateral in a Term Collateral Proceeds Account at any time (i) after the occurrence and during the continuance of an Event of Default under clauses (a), (h) or (i) of Article VII and (ii) after the occurrence and during the continuance of any other Event of Default after the Administrative Agent provides written notice to the Borrower to so deposit such proceeds.

(d)      The Borrower will, and will cause each Subsidiary Loan Party to, satisfy the post-closing conditions described in Exhibit E to the Fifth Amendment within the timelines set forth therein.

SECTION 5.14    Ratings. The Borrower will use commercially reasonable efforts to maintain (a) a long-term public corporate family and/or credit, as applicable, rating of the Borrower and (b) a credit rating for the Credit Facilities, in each case from each of Moody’s and S&P. It is understood and agreed that the foregoing is not an agreement to maintain any specific rating.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01     Indebtedness; Certain Equity Securities. (a) The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except~~:~~ (and provided, however, that during the Senior Period no Indebtedness described in clauses (i)(B), (ii), (iii)(B), (iv), (vii), (viii), (ix), (x), (xii), (xiii), (xx) (in excess of $99,000,000), (xxi) or (xxii) below may be incurred by the Borrower or any Subsidiary (other than Indebtedness existing on the Fifth Amendment Date and set forth in Schedule 6.01A and (B) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount as specified on such Schedule 6.01A or result in an earlier maturity date or decreased weighted average life thereof)):

(i)          (A) Indebtedness created under the Loan Documents ~~and~~, (B) any Permitted Term Loan Refinancing Indebtedness, and (C) Indebtedness under the Senior Loan Documents;

(ii)        (A) financings in respect of sales of accounts receivable by a Foreign Subsidiary permitted by Section 6.05(c), (B) the Specified Vendor Receivables Financing and (C) the Specified Vendor Payables Financing;

(iii)        (A) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and (B) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount as specified on such Schedule 6.01 or result in an earlier maturity date or decreased weighted average life thereof;

(iv)       Permitted Unsecured Debt of the Borrower; provided that the Net Leverage Ratio (disregarding the proceeds of such Permitted Unsecured Debt in calculating Unrestricted Domestic Cash), on a pro forma basis after giving effect to the incurrence of such Permitted Unsecured Debt (and any related repayment of Indebtedness) and recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such incurrence (and any related repayment of Indebtedness) had occurred on the first day of the relevant period is no greater than 4.00 to 1.00;

(v)        Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;

(vi)       Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(vii)      Guarantees by the Borrower or any Subsidiary, as the case may be, in respect of (A) any Permitted Term Loan Refinancing Indebtedness, (B) any Alternative Incremental Debt or (C) any Permitted Unsecured Debt; provided that none of the Borrower or any Subsidiary, as the case may be, shall Guarantee such Indebtedness unless it also has Guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement;

(viii)     Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of

Indebtedness permitted by this clause (viii) shall not exceed $20,000,000 at any time outstanding;

(ix)       Indebtedness arising as a result of an Acquisition Lease Financing or any other sale and leaseback transaction permitted under Section 6.06;

(x)        Indebtedness of any Person that becomes a Subsidiary after the Closing Date; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (x) shall not exceed $25,000,000 at any time outstanding, less the liquidation value of any outstanding Assumed Preferred Stock;

(xi)       Indebtedness of the Borrower or any Subsidiary in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds and completion guarantees provided by the Borrower and the Subsidiaries in the ordinary course of their business;

(xii)      other unsecured Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount not exceeding $15,000,000 at any time outstanding, less the liquidation value of any applicable Qualified Borrower Preferred Stock issued and outstanding pursuant to clause (b) of the definition of Qualified Borrower Preferred Stock;

(xiii)     secured Indebtedness in an aggregate amount not exceeding $50,000,000 at any time outstanding, in each case in respect of Indebtedness of Foreign Subsidiaries;

(xiv)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 10 days of incurrence;

(xv)      Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(xvi)     Indebtedness incurred in connection with the financing of insurance premiums in an aggregate amount at any time outstanding not to exceed the premiums owed under such policy, if applicable;

(xvii)    contingent obligations to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in an amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes and other customary, contingent obligations, including obligations under Bank Products (as defined in the ABL Credit Agreement as in effect on the date hereof) other than Hedging Agreements, of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(xviii)    unsecured guarantees by the Borrower or any Subsidiary Loan Party of facility leases of any Loan Party;

(xix)          payment obligations of or Guarantees by the Borrower or any Subsidiary Loan Party with respect to any Hedging Agreement permitted under Section 6.07 hereof; provided that if such Hedging Agreement is related to interest rates, (A) such Hedging Agreement shall relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (B) the notional amount of such Hedging Agreement shall not exceed the principal amount of the Indebtedness to which such Hedging Agreement relates;

(xx)           Indebtedness of the Borrower, any Subsidiary Loan Party or any ABL Foreign Loan Party under the ABL Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $150,000,000 and (ii) the Borrowing Base as of the date of such incurrence;

(xxi)          Alternative Incremental Debt; provided that the aggregate principal amount of any Alternative Incremental Debt established on any date shall not exceed (i) (together with the aggregate amount of all Incremental Term Commitments established on such date in reliance on the Base Incremental Amount) an amount equal to the Base Incremental Amount on such date and (ii) an additional amount subject to the Maximum Alternative Incremental Debt Amount as of such date;

(xxii)         any Capital Lease Obligations of a Person that becomes a Subsidiary pursuant to the Westfalia Acquisition; provided that (A) such Capital Lease Obligation exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (xxii) shall not exceed $15,000,000 at any time outstanding; and

(xxiii)        ~~any Permitted Convertible~~ Indebtedness ~~and replacements or refinancings thereof in an aggregate principal amount not to exceed $125 million at the time of issuance; provided that (i) no Default or Event of Default has occurred and is continuing at the time of issuance of such Indebtedness and (ii) at the time of issuance of such Indebtedness, after giving effect to the incurrence of such Indebtedness (as if such Indebtedness had been incurred on the last day of the most recently completed fiscal quarter of the Borrower ending prior to such date), the Borrower is in pro forma compliance with the covenant set forth in Section 6.13.~~of the Borrower under the Convertible Notes outstanding on the Fifth Amendment Date.

(b)        The Borrower will not, nor will it permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, except (i) Qualified Borrower Preferred Stock, (ii) Assumed Preferred Stock and (iii) preferred stock or preferred Equity Interests held by the Borrower or any Subsidiary and; provided, however, that during the Senior Period no Qualified Borrower Preferred Stock or Assumed Preferred Stock may be issued by the Borrower or any Subsidiary.

SECTION 6.02     Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except~~:~~ (and provided, however, that during the Senior Period no Liens described in clauses (a)(ii), (c), (e), (f), (h), (i), (j), (n) or (r) below may be created, assumed or incurred by the Borrower or any Subsidiary (other than any Lien on any property or asset of the Borrower or any Subsidiary existing on the Fifth Amendment Date and set forth in Schedule 6.02A; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof)):

(a)     (i) Liens created under the Loan Documents ~~and~~, (ii) Liens in respect of any Permitted Term Loan Refinancing

Indebtedness, and (iii) Liens created by the Senior Loan Documents;

(b)        Permitted Encumbrances;

(c)        Liens in respect of the Specified Vendor Receivables Financing;

(d)        any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)        any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(f)        Liens on fixed or capital assets acquired, constructed or improved by, or in respect of Capital Lease Obligations of, the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (viii) of Section 6.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(g)        Liens, with respect to any Mortgaged Property, described in the applicable schedule of the title policy covering such Mortgaged Property;

(h)        Liens in respect of sales of accounts receivable by Foreign Subsidiaries permitted by Section 6.05(c);

(i)        other Liens securing liabilities permitted hereunder in an aggregate amount not exceeding (i) in respect of consensual Liens, $5,000,000 and (ii) in respect of all such Liens, $10,000,000, in each case at any time outstanding;

(j)        Liens in respect of Indebtedness permitted by Section 6.01(a)(xiii), provided that the assets subject to such Liens are not located in the United States;

(k)        Liens, rights of setoff and other similar Liens existing solely with respect to cash and Permitted Investments on deposit in one or more accounts maintained by any Lender, in each case granted in the ordinary course of business in favor of such Lender with which such accounts are maintained, securing amounts owing to such Lender with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;

(l)        licenses or sublicenses of Intellectual Property (as defined in the Guarantee and Collateral Agreement) granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower;

(m)      the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(n)       Liens for the benefit of a seller deemed to attach solely to cash earnest money deposits in connection with a letter of intent or acquisition agreement with respect to a Permitted Acquisition;

(o)       Liens deemed to exist in connection with investments permitted under Section 6.04 that constitute repurchase obligations and in connection with related set-off rights;

(p)       Liens of a collection bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(q)       Liens of sellers of goods to the Borrower or any of its Subsidiaries arising under Article 2 of the UCC in effect in the relevant jurisdiction in the ordinary course of business, covering only the goods sold and covering only the unpaid purchase price for such goods and related expenses;

(r)        Liens on Collateral securing Alternative Incremental Debt, provided that such Alternative Incremental Debt shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent; and

(s)        Liens (i) on cash granted in favor of any Secured Party (as defined in the ABL Credit Agreement) created as a result of any requirement to provide cash collateral pursuant to the ABL Credit Agreement and (ii) subject to the Intercreditor Agreement and created under the ABL Security Documents (or any ABL Security Documents (as defined in the Intercreditor Agreement)).

SECTION 6.03     Fundamental Changes.

(a)       The Borrower will not, nor will it permit any other Person to merge into or consolidate with any of them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party for which the Collateral and Guarantee Requirement has been satisfied and (iii) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04. Notwithstanding the foregoing, this Section 6.03 shall not prohibit any Permitted Acquisition.

(b)       The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04     Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except~~:~~ (and provided, however, that during the Senior Period the Borrower or any Subsidiary may not make a purchase, acquisition, advance, or investment pursuant to any of the clauses (c), (d) (unless consistent with prior practice and in the ordinary course of business), (f), (g), (p), (q), (r), (s) or (t) below (other than investments existing on the Fifth Amendment Date and set forth on Schedule 6.04A)):

(a)       Permitted Investments;

(b)       investments existing on the date hereof and set forth on Schedule 6.04;

(c)       Permitted Acquisitions;

(d)       investments by the Borrower and the Subsidiaries in their respective Subsidiaries that exist immediately prior to any applicable transaction; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement to the extent required by this Agreement and (ii) the aggregate amount of investments (excluding any such investments, loans, advances and Guarantees to such Subsidiaries that are assumed and exist on the date any Permitted Acquisition is consummated and that are not made, incurred or created in contemplation of or in connection with such Permitted Acquisition) by Loan Parties in, and loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness of, Subsidiaries that are not Loan Parties made after the Closing Date shall not at any time exceed $40,000,000;

(e)       loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Guarantee and Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (d) above;

(f)        Guarantees permitted by Section 6.01(a)(vii);

(g)       Guarantees in respect of any Specified Vendor Payables Financing;

(h)       investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i)        any investments in or loans to any other Person received as noncash consideration for sales, transfers, leases and other dispositions permitted by Section 6.05;

(j)        Guarantees by the Borrower and the Subsidiaries of leases entered into by any Subsidiary as lessee; provided that the amount of such Guarantees made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (d) above;

(k)       extensions of credit in the nature of accounts receivable or notes receivable in the ordinary course of business;

(l)        loans or advances to employees made in the ordinary course of business consistent with prudent business practice and not exceeding $2,500,000 in the aggregate outstanding at any one time;

(m)      investments in the form of Hedging Agreements permitted under Section 6.07;

(n)       [reserved];

(o)       payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(p)       Permitted Joint Venture and Foreign Subsidiary Investments;

(q)       investments, loans or advances in addition to those permitted by the other clauses of this Section 6.04 not exceeding in the aggregate $40,000,000 at any time outstanding, provided that no Default exists at the time that such investment, loan or advance is made or is caused thereby;

(r)        investments made (i) in an amount not to exceed the Net Proceeds of any issuance of Equity Interests in the Borrower issued on or after the Closing Date or (ii) with Equity Interests in the Borrower;

(s)        investments by the Borrower or any Subsidiary in an aggregate amount not to exceed the Available Amount; and

(t)        other investments by the Borrower or any Subsidiary so long as the Net Leverage Ratio (calculated on a pro forma basis after giving effect to such investment and any related incurrence or repayment of Indebtedness) is less than 2.50 to 1.00.

SECTION 6.05     Asset Sales. The Borrower will not, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will it permit any Subsidiary to issue any additional Equity Interest in such Subsidiary, except~~:~~ (and provided, however, that during the Senior Period the Borrower or any Subsidiary may not, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary pursuant to any of the clauses (c), (e), (f) or (j) below (other than sales, transfers and other dispositions of property identified on Schedule 6.05A)):

(a)        sales, transfers, leases and other dispositions of inventory, used or surplus equipment or other obsolete assets, Permitted Investments and investments referred to in Section 6.04(h) in the ordinary course of business;

(b)        sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)        (i) sales of accounts receivable and related assets by a Foreign Subsidiary pursuant to customary terms whereby recourse and exposure in respect thereof to any Foreign

Subsidiary does not exceed at any time $35,000,000 and (ii) sales of accounts receivables and related assets pursuant to the Specified Vendor Receivables Financing;

(d)       the creation of Liens permitted by Section 6.02 and dispositions as a result thereof;

(e)       sales or transfers that are permitted sale and leaseback transactions pursuant to Section 6.06;

(f)        sales and transfers that constitute part of an Acquisition Lease Financing;

(g)       Restricted Payments permitted by Section 6.08;

(h)       transfers and dispositions constituting investments permitted under Section 6.04;

(i)        sales, transfers and other dispositions of property identified on Schedule 6.05; and

(j)        so long as no Event of Default shall have occurred and then be continuing, sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (j) shall not exceed (i) 15% of the aggregate fair market value of all assets of the Borrower (determined as of the end of its most recent fiscal year), including any Equity Interests owned by it, during any fiscal year of the Borrower; provided that such amount shall be increased, in respect of the fiscal year ending on December 31, 2016, and each fiscal year thereafter by an amount equal to the total unused amount of such permitted sales, transfers and other dispositions for the immediately preceding fiscal year (without giving effect to the amount of any unused permitted sales, transfers and other dispositions that were carried forward to such preceding fiscal year) and (ii) 35% of the aggregate fair market value of all assets of the Borrower as of the Closing Date, including any Equity Interests owned by it, during the term of this Agreement subsequent to the Closing Date;

provided that (x) all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b) or (h) above) shall be made for fair value and (y) all sales, transfers, leases and other dispositions permitted by clauses (i), (j) and (k) above shall be for at least 75% cash consideration.

SECTION 6.06     Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except, in each case, during the Senior Period, for (a) any such sale of any fixed or capital assets (other than any such transaction to which (b) or (c) below is applicable) that is made for cash consideration in an amount not less than the cost of such fixed or capital asset in an aggregate amount less than or equal to $10,000,000, so long as the Capital Lease Obligations associated therewith are permitted by Section 6.01(a)(viii), (b) in the case of property owned as of or after the Closing Date, any such sale of any fixed or capital assets that is made for cash consideration in an aggregate amount not less than the fair market value of such fixed or capital assets not to exceed $20,000,000 in the aggregate, in each case, so long as the Capital Lease Obligations (if any) associated therewith are permitted by Section 6.01(a)(viii) and (c) any Acquisition Lease Financing.

SECTION 6.07    Hedging Agreements. The Borrower will not, nor will it permit any Subsidiary to, enter into any Hedging Agreement, other than (a) Hedging Agreements entered into in the ordinary course of business and which are not speculative in nature to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its assets or liabilities (including Hedging Agreements that effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise)) (it being understood that the Borrower and its Foreign Subsidiaries may enter into Hedging Agreements consisting of cross-currency swaps related to intercompany loans between the Borrower and/or its Foreign Subsidiaries), (b) except during the Senior Period, Permitted Bond Hedge Transactions and (c) except during the Senior Period, Permitted Warrant Transactions.

SECTION 6.08    Restricted Payments; Certain Payments of Indebtedness.

(a)      The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except~~:~~ (and provided, however, that the Borrower or any Subsidiary may not during the Senior Period declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment or incur any obligation (contingent or otherwise) to do so pursuant to any of the clauses (iii), (iv), (v), (vii), (viii), (ix) or (xi) below):

    (i)      the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests in the Borrower;

   (ii)      Subsidiaries may declare and pay dividends ratably with respect to their capital stock;

  (iii)      the Borrower may make Restricted Payments, not exceeding $5,000,000 from and after the date hereof, pursuant to and in accordance with stock option plans, equity purchase programs or agreements or other benefit plans, in each case for management or employees or former employees of the Borrower and the Subsidiaries;

  (iv)      the Borrower may pay the Closing Date Dividend;

   (v)      the Borrower may pay cash dividends in respect of Qualified Borrower Preferred Stock issued pursuant to clauses (b) and (c) of the definition thereof; provided that such dividends in respect of Qualified Borrower Preferred Stock issued pursuant to clause (c) of the definition thereof may only be made after the fiscal year ending December 31, 2016 and only with Excess Cash Flow not otherwise required to be used to prepay Term Loans pursuant to Section 2.11(d)) (without duplication of amounts used pursuant to Section 6.08(a)(vii) or amounts included in the Available Amount and used pursuant to Sections 6.04(s) or 6.08(b)(vii));

  (vi)      [reserved];

 (vii)      the Borrower may make payments in respect of the repurchase, retirement or other acquisition of Equity Interests of the Borrower or any Subsidiary using the portion of Excess Cash Flow not subject to mandatory prepayment pursuant to Section 2.11(d) (without duplication of amounts used pursuant to Section 6.08(a)(v) or amounts included in the Available Amount and used pursuant to Sections 6.04(s) or 6.08(b)(vii));

(viii)      the Borrower may make Restricted Payments; provided that if after giving effect to such Restricted Payments (and any Indebtedness incurred in connection therewith (but disregarding the proceeds of any such Indebtedness in calculating Unrestricted Domestic Cash) and any related repayment of Indebtedness), the Net Leverage Ratio at the time of the making such payments (the date of the making of such payments, the “RP Date”) would be (1) less than or equal to 2.25 to 1.00, but greater than 2.00 to 1.00, such Restricted Payments shall not be permitted if the aggregate amount of such Restricted Payments would exceed $40,000,000, (2)

less than or equal to 2.75 to 1.00, but greater than 2.25 to 1.00, such Restricted Payments shall not be permitted if the aggregate amount of such Restricted Payments would exceed $25,000,000, (3) less than or equal to 3.25 to 1.00 but greater than 2.75 to 1.00, such Restricted Payments shall not be permitted if the aggregate amount of such Restricted Payments would exceed $15,000,000, (4) less than or equal to 4.00 to 1.00 but greater than 3.25 to 1.00, such Restricted Payments shall not be permitted if the aggregate amount of such Restricted Payments would exceed $10,000,000 and (5) greater than 4.00 to 1.00, such Restricted Payments shall not be permitted if the aggregate amount of such Restricted Payments would exceed $5,000,000; provided further that at the time of any payment pursuant to this clause (viii), no Default or Event of Default shall have occurred and be continuing;

  (ix)      the Borrower may make payments in respect of any purchase price adjustment required to be made under the Westfalia Purchase Agreement;

   (x)      the Borrower may make any Restricted Payments and/or payments or deliveries in shares of common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) (and cash in lieu of fractional shares) and/or cash required by the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries due upon conversion thereof);

  (xi)      the Borrower may pay the premium in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction; and

 (xii)      the Borrower may make ~~any Restricted Payments and/or~~ payments or deliveries in shares of common stock and cash in lieu of fractional shares required by the terms of, and otherwise perform its obligations under, ~~any Permitted Warrant Transaction~~the Convertible Notes Indenture (including, without limitation, making payments of interest and principal thereon and/or making deliveries (other than in cash) due upon ~~exercise and settlement or termination~~conversion thereof).

(b)      The Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except~~:~~ (and provided, however, that the Borrower or any Subsidiary may not during the Senior Period make, or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness pursuant to any of the clauses (vi), (vii) or (ix) (other than as required to comply with its obligations as in effect on the Fifth Amendment Effective Date) below):

 (i)      payment of Indebtedness created under the Loan Documents;

(ii)      payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of subordinated Indebtedness prohibited by the subordination provisions thereof;

  (iii)      refinancings of Indebtedness to the extent permitted by Section 6.01;

  (iv)      payment of secured Indebtedness out of the proceeds of any sale or transfer of the property or assets securing such Indebtedness;

   (v)      payment of or in respect of (A) Indebtedness created under the ABL Loan Documents and (B) Indebtedness or obligations secured by the ABL Security Documents;

  (vi)      payments of Indebtedness with the Net Proceeds of an issuance of Equity Interests in the Borrower;

 (vii)      payments of Indebtedness in an amount equal to the Available Amount; provided that at the time of such payment and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) at the time of such payment and after giving effect thereto and to the incurrence of any Indebtedness in connection therewith (but disregarding the proceeds of any such Indebtedness in calculating Unrestricted Domestic Cash), the Net Leverage Ratio is not greater than 2.00 to 1.00;

(viii)      the Borrower may make ~~any~~ payments or deliveries in shares of common stock ~~(or other securities or property following a merger event or other change of the common stock of the Borrower) (~~and cash in lieu of fractional shares~~) and/or cash~~ required by the terms of, and otherwise perform its obligations under, ~~any Permitted~~the Convertible ~~Indebtedness~~Notes Indenture (including, without limitation, making payments of interest and principal ~~there-on, making payments due upon required repurchase thereof~~thereon and/or making ~~payments and~~deliveries (other than in cash) due upon conversion thereof); and

  (ix)      the purchase of any Permitted Bond Hedge Transaction by the Borrower and the performance of its obligations thereunder.

  (c)      The Borrower will not, nor will it permit any Subsidiary to, enter into or be party to, or make any payment under, any Synthetic Purchase Agreement unless, in each case except during the Senior Period, (i) in the case of any Synthetic Purchase Agreement related to any Equity Interests of the Borrower, the payments required to be made by the Borrower are limited to amounts permitted to be paid under Section 6.08(a), (ii) in the case of any Synthetic Purchase Agreement related to any Restricted Indebtedness, the payments required to be made by the Borrower or the Subsidiaries thereunder are limited to the amount permitted under Section 6.08(b) and (iii) in the case of any Synthetic Purchase Agreement, the obligations of the Borrower and the Subsidiaries thereunder are subordinated to the Obligations on terms satisfactory to the Required Lenders.

  SECTION 6.09     Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except: (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

  (b)      transactions between or among the Borrower and the Subsidiaries not involving any other Affiliate (to the extent not otherwise prohibited by other provisions of this Agreement);

  (c)      any Restricted Payment permitted by Section 6.08; and

  (d)        transactions pursuant to agreements in effect on the Closing Date and listed on Schedule 6.09 (provided that this clause (d) shall not apply to any extension, or renewal of, or any amendment or modification of such agreements that is less favorable to the Borrower or the applicable Subsidiaries, as the case may be).

  SECTION 6.10     Restrictive Agreements. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, Specified Vendor Receivables Financing Document, Specified Vendor Payables Financing Document or any ABL Loan Document or that are customary, in the reasonable judgment of the board of directors thereof, for the market in which such Indebtedness is issued so long as such restrictions do not prevent, impede or impair (x) the creation of Liens and Guarantees in favor of the Lenders under the Loan Documents or (y) the satisfaction of the obligations of the Loan Parties under the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided, further, that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder and (iv) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof.

  SECTION 6.11    Amendment of Material Documents. The Borrower will not, nor will it permit any Subsidiary to, amend, restate, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents, and (b) (i) any Material Agreement (other than any ABL Loan Document), Spin-Off Documentation or other agreements (including joint venture agreements), in each case to the extent such amendment, restatement, modification or waiver is adverse to the Lenders in any material respect (it being agreed that the addition or removal of the Borrower or any Subsidiary from participation in a Specified Vendor Receivables Financing or Specified Vendor Payables Financing shall not constitute an amendment, modification or waiver of any Specified Vendor Receivables Financing Document or Specified Vendor Payables Financing Document, as applicable, that is adverse to the Lenders), (ii) any ABL Loan Document that (w) expands or adds to the obligations secured under any ABL Security Documents (other than any obligations constituting Indebtedness created under the ABL Credit Agreement), (x) adds any mandatory prepayment provisions (only to the extent resulting in a corresponding permanent commitment reduction or requiring prepayment from the net cash proceeds of the sale, transfer or other disposition of Term Priority Collateral or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Term Priority Collateral) or changes any mandatory prepayment provisions in a manner that would increase the amount of any mandatory prepayment of the ABL Loans (only to the extent resulting in a corresponding permanent commitment reduction), (y) increases the “Applicable Margin” or similar component of interest thereunder by more than 3.0% (other than as a result of accrual of interest at the default rate) or (z) adds an additional covenant or event of default or makes any covenant or event of default in the ABL Loan Documents materially more restrictive or burdensome prior to the Latest Maturity Date then in effect (unless this Agreement is amended to provide all of the Lenders with the benefits of such covenants or events of default), in each case under this clause (z), other than covenants and events of default solely relating to the Borrowing Base (as defined in the ABL Credit Agreement), the ABL Priority Collateral or similar matters relating primarily to the asset based revolving nature of the ABL Credit Agreement or in respect of any Offshore Facilities Refinancing (as defined in the Intercreditor Agreement).

  SECTION 6.12    [Reserved].

  SECTION 6.13    Net Leverage Ratio. The Borrower will not permit the maximum Net Leverage Ratio as of the last day of any fiscal quarter ending after the Fourth Amendment Effective Date to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Net Leverage Ratio
June 30, 2018	7.00:1.00
September 30, 2018	7.00:1.00
December 31, 2018	7.00:1.00
March 31, 2019	6.50:1.00
June 30, 2019	5.00:1.00
September 30, 2019	4.75:1.00
December 31, 2019 and each fiscal quarter ending thereafter	4.50:1.00

SECTION 6.14     Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a Person organized in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)        the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)        the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)        any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)        the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 or 5.11 or in Article VI;

(e)        any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)        the Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest or other payment obligations) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period with respect thereto;

(g)       any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided further that this clause (g) shall not apply to any Indebtedness outstanding under the ABL Credit Agreement unless (i) such default shall continue unremedied for a period of 30 days (during which period such default is not waived or cured), (ii) the ABL Agent or the lenders under the ABL Credit Agreement cause the ABL Loans to become due prior to their stated maturity and/or the Commitments (as defined in the ABL Credit Agreement) to terminate prior to their stated termination date or (iii) the ABL Agent and/or the lenders under the ABL Credit Agreement exercise secured creditor remedies as a result of such default); provided further that this clause (g) shall not apply to any Permitted Convertible Indebtedness to the extent such event or condition occurs as a result of (x) the satisfaction of a conversion contingency, (y) the exercise by a holder of Permitted Convertible Indebtedness of a conversion right resulting from the satisfaction of a conversion contingency or (z) a required repurchase under such Permitted Convertible Indebtedness;

(h)       an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)        the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)        the Borrower or any Subsidiary shall become unable, admit in writing in a court proceeding its inability or fail generally to pay its debts as they become due;

(k)       one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)        an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)      any Lien covering property having a book value or fair market value of $5,000,000 or more purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Guarantee and Collateral Agreement;

(n)       the Guarantee contained in Article II of the Guarantee and Collateral Agreement shall cease to be, or shall have been asserted in writing by a Loan Party not to be, in full force and effect;

(o)       the Borrower or any Subsidiary shall challenge the subordination provisions of the Subordinated Debt or assert that such provisions are invalid or unenforceable or that the Obligations of the Borrower, or the Obligations of any Subsidiary under the Guarantee and Collateral Agreement, are not senior Indebtedness under the subordination provisions of the Subordinated Debt, or any court, tribunal or government authority of competent jurisdiction shall judge the subordination provisions of the Subordinated Debt to be invalid or unenforceable or such Obligations to be not senior Indebtedness under such subordination provisions or otherwise cease to be, or shall be asserted not to be, legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

(p)       a Change in Control shall occur;

(q)       a Loan Party denies or contests the validity or enforceability of any Loan Documents (including the Intercreditor Agreement) or Obligations, or any Loan Document (including the Intercreditor Agreement) ceases to be in full force or effect for any reason (other than a waiver or release by the Administrative Agent and Lenders);

(r)        a loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $5,000,000; or

(s)        any event occurs or condition exists that has a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower, accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agents

Each of the Lenders hereby irrevocably appoints the Administrative Agent (it being understood that references in this Article VIII to the Administrative Agent shall be deemed to include the Collateral Agent) as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) and the Administrative Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent ~~which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.~~. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

[Reserved]

ARTICLE X

Miscellaneous

SECTION 10.01    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)        if to the Borrower, to Horizon Global Corporation at 39400 Woodward Avenue, Suite 100, Bloomfield Hills, MI 48304, Attention of Jay Goldbaum, Legal Director (Telephone No. (248) 593-8838, Telecopy No. (248) 203-6434);

(b)        if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 7, Chicago, Illinois 60603 Attention of Joyce King (Telecopy: 888-292-9533, Telephone: 312-385-7025); and

(c)        if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02    Waivers; Amendments.

(a)      No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)        Except as provided in Section 2.21 and Section 2.23, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.10, or any date for the payment of any interest or fees payable hereunder, or reduce or forgive the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(a), (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all of the Subsidiary Loan Parties from their Guarantees under the Guarantee and Collateral Agreement (except as expressly provided in the Guarantee and Collateral Agreement), without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in the Security Documents) or (viii) change the order of priority of payments set forth in Section 2.4 of the Guarantee and Collateral Agreement without the written consent of each Lender; provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent, without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c)        In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (v) or (viii) of paragraph (b) of this Section, the consent of at least 50% in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b), (d) such assignee shall consent to such Proposed

Change and (e) if such Non-Consenting Lender is acting as the Administrative Agent, it will not be required to assign and delegate its interests, rights and obligations as Administrative Agent under this Agreement. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

(d)        Notwithstanding the foregoing, (i) the Administrative Agent and the Borrower may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, (ii) the Administrative Agent and the Borrower may amend this Agreement without the consent of any Lender or Required Lenders in order to provide the Lenders with the benefits of any additional covenants, more restrictive covenants or events of default that are included in any Alternative Incremental Debt or Permitted Term Loan Refinancing Indebtedness or that are added to the ABL Loan Documents and (iii) ~~this~~except during the Senior Period, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans or Incremental Term Loans (such Loans, the “Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans (plus unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses incurred in connection with such replacement), (b) the terms of the Replacement Term Loans (1) (excluding pricing, fees and rate floors and optional prepayment or redemption terms and subject to clause (2) below) reflect, in the Borrower’s reasonable judgment, then-existing market terms and conditions and (2) (excluding pricing, fees and rate floors) are no more favorable to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (in each case, including with respect to mandatory and optional prepayments); provided that the foregoing shall not apply to covenants or other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to the establishment of such Replacement Term Loans; provided further that any Replacement Term Loans may add additional covenants or events of default not otherwise applicable to the Replaced Term Loans or covenants more restrictive than the covenants applicable to the Replaced Term Loans, in each case prior to the Latest Maturity Date in effect immediately prior to the establishment of such Replacement Term Loans so long as all Lenders receive the benefits of such additional covenants, events of default or more restrictive covenants, (c) the weighted average life to maturity of any Replacement Term Loans shall be no shorter than the remaining weighted average life to maturity of the Replaced Terms Loans, (d) the maturity date with respect to any Replacement Term Loans shall be no earlier than the maturity date with respect to the Replaced Term Loans, (e) no Subsidiary that is not originally obligated with respect to repayment of the Replaced Term Loans is obligated with respect to the Replacement Term Loans and (f) any Person that the Borrower proposes to become a lender in respect of the Replacement Term Loans, if such Person is not then a Lender, must be reasonably acceptable to the Administrative Agent. Notwithstanding the foregoing, in no event shall there be more than six maturity dates in respect of the Credit Facilities (including any Extended Term Loans or Replacement Term Loans).

SECTION 10.03    Expenses; Indemnity; Damage Waiver.

(a)      The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of one counsel in each applicable jurisdiction for each of the Agents, in connection with the syndication of the credit facilities provided for herein, due diligence investigation, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Agents or any Lender, including the fees, charges and disbursements of any counsel for the Agents or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)        The Borrower hereby indemnifies the Agents, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (B) are determined by a court of competent jurisdiction by final and non-appealable judgment to have arisen out of a material breach in bad faith by such Indemnitee of its obligations under the Loan Documents or (C) result from a dispute solely among Indemnitees, other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger under the Loan Documents and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)        To the extent that any of the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 10.03 (and without limiting such party’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Term Loans and unused Commitments at the time.

(d)        To the extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)        All amounts due under this Section 10.03 shall be payable promptly after written demand therefor.

(f)        No director, officer, employee, stockholder or member, as such, of any Loan

Party shall have any liability for the Obligations or for any claim based on, in respect of or by reason of the Obligations or their creation; provided that the foregoing shall not be construed to relieve any Loan Party of its Obligations under any Loan Document.

(g)        For the avoidance of doubt, this Section 10.03 shall not apply to any Taxes, except to the extent any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

SECTION 10.04    Successors and Assigns.

(a)      The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Any Lender may assign to one or more assignees (other than a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, a Lender Affiliate or an Approved Fund, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (provided that the Borrower shall be deemed to have consented to any assignment of Loans or Commitments unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof), (ii) except in the case of an assignment to a Lender, a Lender Affiliate or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided, further, that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clauses (a), (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)        The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)        Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, provided that such Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. With respect to any Loan made to the Borrower, each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or in connection with any income tax audit or other income tax proceeding of the Borrower. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)        A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the prior written consent of the Borrower. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower to comply with Section 2.17(f) as though it were a Lender.

(g)        Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)        Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, except during the Senior Period, any Lender may assign all or a portion of its Term Loans (or Incremental Term Loans) to the Borrower or any of its Subsidiaries at a price below the par value thereof; provided that any such assignment shall be subject to the following additional conditions: (1) no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to such assignment, (2) any such offer to purchase shall be offered to all Term Lenders of a particular Class on a pro rata basis, with mechanics to be agreed by the Administrative Agent and the Borrower, (3) any Loans so purchased shall be immediately cancelled and retired (provided that any non-cash gain in respect of “cancellation of indebtedness” resulting from the cancellation of any Loans so purchased shall not increase Consolidated EBITDA), (4) the Borrower shall provide, as of the date of its offer to purchase and as of the date of the effectiveness of such purchase and assignment, a customary representation and warranty that neither it nor any of its affiliates is in possession of any material non-public information with respect to the Borrower, its Subsidiaries or their respective securities and (5) the Borrower and the applicable purchaser shall waive any right to bring any action against the Administrative Agent in connection with such purchase or the Term Loans so purchased. For the avoidance of doubt, in no event shall the Borrower or any of its Subsidiaries be deemed to be a Lender under this Agreement or any of the other Loan Documents as a result of an assignment made under this clause (h).

SECTION 10.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09    Governing Law; Jurisdiction; Consent to Service of Process.

(a)      This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)        The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)        The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT

MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Lender Affiliates and to its and its Lender Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory or quasi-regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Subsidiary or (i) to data service providers, including league table providers, that serve the lending industry, so long as such information consists of information customarily provided to such data service providers. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14    Intercreditor

Agreements. Each Lender hereby authorizes and directs the Administrative Agent and/or the Collateral Agent (a) to enter into the Intercreditor Agreements on its behalf, perform the Intercreditor Agreements on its behalf and take any actions thereunder as determined by the Administrative Agent or the Collateral Agent to be necessary or advisable to protect the interest of the Lenders, and each Lender agrees to be bound by the terms of the Intercreditor Agreements and (b) to enter into any other intercreditor agreement reasonably satisfactory to the Administrative Agent on its behalf, perform such intercreditor agreement on its behalf and take any actions thereunder as determined by the Administrative Agent or the Collateral Agent to be necessary or advisable to protect the interests of the Lenders, and each Lender agrees to be bound by the terms of such intercreditor agreement. Each Lender acknowledges that (i) the ABL/Term Loan Intercreditor Agreement governs, among other things, Lien priorities and rights of the Lenders and the ABL Secured Parties (as defined in the ABL/Term Loan Intercreditor Agreement) with respect to the Collateral, including the ABL Priority Collateral~~.~~ and (ii) the Term Intercreditor Agreement governs, among other things, Lien priorities and rights of the Lenders and the Senior Secured Parties (as defined in the Term Intercreditor Agreement) with respect to the Collateral, including the Term Priority Collateral. In the event of any inconsistency between any Loan Document and any Intercreditor Agreement, the provision of the applicable Intercreditor Agreement shall prevail.

SECTION 10.15    Release of Liens and Guarantees. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.02) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.02 or (ii) under the circumstances described in paragraph (b) below.

(b)        (i) At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person and (ii) upon any sale or other transfer by any Loan Party of any Collateral in a transaction permitted under Section 6.05(c)(ii) of this Agreement, the security interests in such Collateral created by the Security Documents shall be automatically released without delivery of any instrument or performance of any act by any Person; provided that the Borrower shall, at any time upon request from the Administrative Agent, provide a certificate, in form and substance reasonably satisfactory to the Administrative Agent and signed by a Financial Officer of the Borrower, confirming that (x) such sale or transfer (i) is a “Specified Vendor Receivables Financing” transaction as defined herein, (ii) constitutes permitted Indebtedness under Section 6.01(a)(ii)(B), (iii) constitutes permitted Liens under Section 6.02(c) and (iv) such sale or transfer is a permitted sale or transfer of Collateral under Section 6.05(c)(ii) and (y) no Default or Event of Default has occurred or will occur, as applicable, after giving effect to such sale or transfer. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, such certificate, believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.

(c)        In connection with any termination or release pursuant to this Section, the Administrative Agent and the Collateral Agent shall execute and deliver to any Loan Party all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(d)        The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(c), 6.02(e) or 6.02(f) to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Administrative Agent.

SECTION 10.16    PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required, or will be required in the future, to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the PATRIOT Act.

SECTION 10.17    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and there under) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such borrower, in connection with such transaction or the process leading thereto.

SECTION 10.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HORIZON GLOBAL CORPORATION,

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

By:
Name:
Title:

LENDER SIGNATURE PAGE TO

THE CREDIT AGREEMENT

Name of Lender,

By:
Name:
Title:

For any Lender requiring a second signature line:

By:
Name:
Title:

EXHIBIT A-2

New Schedules to Credit Agreement

Schedule 6.01A        –      Existing Indebtedness as of Fifth Amendment Date

Schedule 6.02A        –      Existing Liens as of Fifth Amendment Date

Schedule 6.04A        –      Existing Investments as of Fifth Amendment Date

Schedule 6.05A        –      Asset Sales as of Fifth Amendment Date

See attached.

SCHEDULE 6.01A

EXISTING INDEBTEDNESS AS OF THE FIFTH AMENDMENT DATE

Company	Bank	Facility Details	Outstanding Amount as of 1/27/2019	Secured/Unsecured
Westfalia-Automotive GmbH	N/A	Capital Lease with Portikus	$10,213,3508	Secured
Cequent Industria E Comerico Ltda., Westfalia-Automotive GmBH, Terwa Romania Srl Unit 1, Teljs Automotive Srl Unit 2, Terwa B.V., Terwa Construction Systems Srl, Horizon Americas, Inc.	N/A	Capital Leases	$2,788,967	Secured
Horizon Global Corporation Pty Ltd.	National Australia Bank Ltd., Australia	Multi Facility Agreement	$11,728,530	Secured
Terwa Romania Srl Unit 1	ING	Overdraft Credit Facility	$1,258,548	Secured
Terwa Romania Srl Unit 1	N/A	Other	$982,857	Secured
Terwa B.V.	N/A	Other	$85,598	Secured

Note: the above schedule is subject to year-end audit adjustments

Intercompany Debt as listed below:

Borrower	Lender	Amount
Horizon Global Holdings Australia Pty. Ltd.	Horizon International Holding LLC	$44,789,896.27
Horizon Global Corporation	Horizon International Holding LLC	$12,502,710.00
HG Germany Holdings GmbH	Horizon Global Corporation	$45,993,583.97

Cequent Nederland Holdings B.V.	Horizon Global Company LLC	$117,280,750.00
Westfalia – Automotive GmbH	Horizon Global Company LLC	$1,147,000,00

SCHEDULE 6.02A

EXISTING LIENS AS OF THE FIFTH AMENDMENT DATE

Liens existing on the Closing Date in respect of:

1.          Indebtedness set forth on Schedule 6.01 encumbering the assets described on Schedule 6.01, to the extent that such Indebtedness is described as secured Indebtedness on such Schedule 6.01.

2.          Lien evidenced by Initial Filing Number OH00161477063, filed on September 25, 2012, by Raymond Leasing Corporation against Cequent Consumer Products, Inc. (n/k/a Horizon Global Americas Inc.).

3.          Lien evidenced by Initial Filing Number 2009 0236023, filed on January 23, 2009, by Air Liquide Industrial U.S. LP against Cequent Consumer Products, Inc. (n/k/a Horizon Global Americas Inc.).

4.          Lien evidenced by Initial Filing Number 2012 0866626, filed on March 6, 2012, by Wells Fargo Bank, N.A. against Cequent Consumer Products, Inc. (n/k/a Horizon Global Americas Inc.).

5.          Lien evidenced by Initial Filing Number 2013 2487248, filed on June 27, 2013, by Wells Fargo Financial Leasing, Inc. against Cequent Consumer Products, Inc. (n/k/a Horizon Global Americas Inc.).

6.          Lien evidenced by Initial Filing Number 2013 3798981, filed on September 19, 2013, by LCA Bank Corporation against Cequent Consumer Products, Inc. (n/k/a Horizon Global Americas Inc.).

7.          Lien evidenced by Initial Filing Number 2013 4703188, filed on November 29, 2013, by Well Fargo Financial Leasing, Inc. against Cequent Consumer Products, Inc. (n/k/a Horizon Global Americas Inc.).

8.          Lien evidenced by Initial Filing Number 2015 5309983, filed on November 12, 2015, by LCA Bank Corporation against Cequent Consumer Products, Inc. (n/k/a Horizon Global Americas Inc.).

9.          Lien evidenced by Initial Filing Number 2016 7591637, filed on December 7, 2016, by Well Fargo Bank, N.A. against Cequent Consumer Products, Inc. (n/k/a Horizon Global Americas Inc.).

10.        Lien evidenced by Initial Filing Number 2017 0850658, filed on February 7, 2017, by LCA Bank Corporation against Cequent Consumer Products, Inc. (n/k/a Horizon Global Americas Inc.).

11.        Lien evidenced by Initial Filing Number 2016 1548856, filed on March 15,2016, by Well Fargo Financial Leasing, Inc. against Horizon Global Corporation.

12.        Lien evidenced by Initial Filing Number 2016 1812344, filed on March 28, 2016, by Leaf Capital Funding, LLC and/or its assigns against Horizon Global Corporation.

13.        Lien evidenced by Initial Filing Number 2016 3880422, filed on June 28, 2016, by Well Fargo Financial Leasing, Inc. against Horizon Global Company LLC.

14.        Lien evidenced by Initial Filing Number 2017 3151500, filed on May 12, 2017, by Mitsubishi UFJ Lease & Finance (U.S.A.) Inc., against Horizon Global Company LLC and Horizon Global Americas Inc.

15.        Lien evidenced by Initial Filing Number 2017 3151542, filed on May 12, 2017, by Corporation Service Company, as representative,. against Horizon Global Company LLC.

16.        Lien evidenced by Initial Filing Number 2017 5703415, filed on August 28, 2017, by Summit Funding Group, Inc. against Horizon Global Company LLC.

17.        Lien evidenced by Initial Filing Number 2017 5906034, filed on September 6, 2017, by CT Corporation System, as representative,. against Horizon Global Company LLC and Horizon Global Americas Inc.

18.        Lien evidenced by Initial Filing Number 2017 8278089, filed on December 14, 2017, by CT Corporation System, as representative,. against Horizon Global Company LLC.

19.        Lien evidenced by Initial Filing Number 201 2274419, filed on April 3, 2018, by CT Corporation System, as representative,. against Horizon Global Company LLC.

20.        Lien evidenced by Initial Filing Number 2018 3737521, filed on June 1, 2018, by CT Corporation System, as representative,. against Horizon Global Company LLC.

SCHEDULE 6.04A

EXISTING INVESTMENTS AS OF THE FIFTH AMENDMENT DATE

A. Qualified Foreign Investments

1.

Investments by Cequent Electrical Products de Mexico, S. de R.L. de C.V. in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, Comerica Bank, Compass, HSBC, Grand Cayman, and in each case such investments shall be in Mexican Pesos.

2.

Investments by Cequent Trailer Products, S. de R.L. de C.V. in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, Comerica Bank, Compass, HSBC, Grand Cayman, and in each case such investments shall be in Mexican Pesos.

B. Other Investments

1.

Horizon Global Americas Inc.’s loan to Cequent UK Limited in connection with the purchase by Cequent UK Limited from Cequent Performance Products, Inc. of machinery, equipment and inventory to be located in the Juarez, Mexico facility; the aggregate amount of loans described in this clause (B)(1) and clause (B)(2) below do not exceed $5.0 million.

2.

Horizon Global Americas Inc.’s loan to Cequent UK Limited in connection with the purchase by Cequent UK Limited from Cequent Performance Products, Inc. of machinery, equipment and inventory to be located in the Reynosa, Mexico facility; the aggregate amount of loans described in this clause (B)(2) and clause (B)(1) above do not exceed $5.0 million.

3.	Horizon Global Corporation’s investment in the Hong Kong Sourcing Office legal entity to provide legal restrucaturing and operational funding in an aggregate amount not exceeding $2.5 million.

4.

Investments by Horizon Global Corporation in one or more wholly-owned foreign subsidiaries for the purpose of purchasing one or more foreign manufacturing facilities, including capital equipment and working capital, in an aggregate amount not exceeding $3.0 million.

5.

Horizon Global Digital Limited’s investment in 20% of the issued share capital of Reckless Digital Group Holdings Limited in a total consideration of GBP 360,000 paid to Ellie Warriner (GBP 45,000) and Lindsay Reckless (GBP 315,000)

6.	Horizon Global Digital Limited’s loan to Reckless Digital Group Holdings Limited to be used for growth initiatives and general working capital purposes, in an amount equal to GBP 300,000.

7.

Cequent Industria e Comercio’s Ltda’s (fka Cequent Brazil Participacoes) purchase of Engetran Engenharia, Industria, Comercio de Pecas e Acessorios Veiculares Ltda from Jorge Correia Karan of which there remains about $100,000 outstanding.

8.	Cequent Industria e Comercio Ltda’s purchase of Dhelfos Industria E Comercio De Acessorios Ltda from Ernani Mariano and Maria Luiza Gome De Goes, of which there remains about $2.5M outstanding.

9.	Westfalia-Automotive GmbH owns 20% of EWV Management Consultancy Pty.

Intercompany Debt as listed below:

Borrower	Lender	Amount
Horizon Global Holdings Australia Pty. Ltd.	Horizon International Holding LLC	$44,789,896.27
Horizon Global Corporation	Horizon International Holding LLC	$12,502,710.00
HG Germany Holdings GmbH	Horizon Global Corporation	$45,993,583.97
Cequent Nederland Holdings B.V.	Horizon Global Company LLC	$117,280,750.00
Westfalia – Automotive GmbH	Horizon Global Company LLC	$1,147,000,00

SCHEDULE 6.05A

ASSET SALES AS OF THE FIFTH AMENDMENT DATE

Item 1 below is an ongoing transactions with respect to the Company’s maquila structure and generally allow the Company to transact under the normal course of business under this structure.

1.

Intercompany sale for cash of machinery, equipment and/or inventory by Cequent Performance Products, Inc. to Cequent UK Limited, which such machinery, equipment and/or inventory will be located in Cequent UK Limited’s Reynosa, Mexico facility

2.

Terwa Holding B.V.’s pending divestiture of (i) all shares in Terwa B.V. to SISS Holding B.V; and (ii) construction-related assets of Terwa Romania Srl Unit 1 to Terwa Construction Systems Srl for a purchase price of $5.5M USD on cash-free, debt-free basis, inclusive of $450K vendor loan (see item 3 below)

3.

Terwa Holding B.V.’s pending receipt of vendor note from SISS Holding B.V. in connection with pending divestiture of (i) all shares in Terwa B.V. to SISS Holding B.V; and (ii) construction-related assets of Terwa Romania Srl Unit 1 to Terwa Construction Systems Srl

EXHIBIT B

Term Intercreditor Agreement

See attached.

EXECUTION VERSION

CONDIFDENTIAL AND PRIVILEGED ATTORNEY WORK PRODUCT

TERM INTERCREDITOR AGREEMENT

Among

HORIZON GLOBAL CORPORATION,

as the Borrower,

the other Grantors from time to time party hereto,

CORTLAND CAPITAL MARKET SERVICES LLC,

as the Senior Collateral Agent for the Senior Secured Parties,

JPMORGAN CHASE BANK, N.A.,

as Junior Collateral Agent for the Junior Secured Parties,

and

each Additional Senior Agent and Additional Junior Agent from time to time party hereto dated as of February 20, 2019

TERM INTERCREDITOR AGREEMENT dated as of February 20, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among Horizon Global Corporation, a Delaware limited liability company (the “Borrower”); the other Grantors (as defined below) party hereto; Cortland Capital Market Services LLC, as collateral agent for the Senior Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Senior Collateral Agent”); JPMorgan Chase Bank, N.A., as collateral agent for the Junior Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Junior Collateral Agent”); and each Additional Senior Agent (as defined below) and each Additional Junior Agent (as defined below) that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Senior Collateral Agent (for itself and on behalf of the Senior Credit Agreement Secured Parties), the Junior Collateral Agent (for itself and on behalf of the Junior Secured Parties), each Additional Senior Agent (for itself and on behalf of the Additional Senior Secured Parties under the applicable Additional Senior Debt Facility) and each Additional Junior Agent (for itself and on behalf of the Additional Junior Secured Parties under the applicable Additional Junior Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01.Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Senior Credit Agreement as in effect on the date hereof or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” means the “ABL Priority Collateral” (as defined in the ABL/Term Loan Intercreditor Agreement).

“ABL/Term Loan Intercreditor Agreement” means the “ABL/Term Loan Intercreditor Agreement” (as defined in the Senior Credit Agreement).

“Additional Junior Agent” means the collateral agent, administrative agent and/or trustee (as applicable) or any other similar agent or Person under any Additional Junior Debt Documents, in each case, together with its successors in such capacity.

“Additional Junior Debt” means any Indebtedness of the Borrower or any other Grantor (other than Indebtedness constituting Junior Credit Agreement Obligations), which Indebtedness and any related Guarantees are secured by the Junior Collateral (or a portion thereof) on a junior basis to the Liens securing the Senior Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Junior Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Additional Junior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Grantors issued in exchange therefor.

“Additional Junior Debt Documents” means, with respect to any Series of Additional Junior Debt Obligations, the notes, credit agreements, indentures, security documents and other operative agreements evidencing or governing such Additional Junior Debt Obligations and each other agreement entered into for the purpose of securing such Additional Junior Debt Obligations.

“Additional Junior Debt Facility” means each debt facility, credit agreement, indenture or other governing agreement with respect to any Additional Junior Debt.

“Additional Junior Debt Obligations” means, with respect to any Series of Additional Junior Debt, (a) all principal, interest, fees and expenses (including, without limitation, any interest, fees and expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to such Additional Junior Debt, (b) all other amounts payable to the related Additional Junior Secured Parties under the related Additional Junior Debt Documents (including, without limitation, any other amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) and (c) any renewals or extensions of the foregoing.

“Additional Junior Secured Parties” means, with respect to any Series of Additional Junior Debt Obligations, the holders of such Additional Junior Debt Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Junior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Grantor under any related Additional Junior Debt Documents.

“Additional Senior Agent” means the collateral agent, administrative agent and/or trustee (as applicable) under any Additional Senior Debt Documents, in each case, together with its successors in such capacity.

“Additional Senior Debt” means any Indebtedness of the Borrower or any other Grantor (other than Indebtedness constituting Senior Credit Agreement Obligations), which Indebtedness and any related Guarantees are secured by the Senior Collateral (or a portion thereof) on a senior basis to the Liens securing Junior Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each other then extant Senior Debt Document, (ii) the principal amount of such Indebtedness shall not exceed $0 plus any additional amounts resulting from the payment of “in-kind” interest, and (iii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) an applicable Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Grantors issued in exchange therefor; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower after the date hereof, then the Grantors, the Senior Collateral Agent and the Representative for such Indebtedness shall have executed and delivered an applicable Intercreditor Agreement.

“Additional Senior Debt Documents” means, with respect to any Series of Additional Senior Debt, the notes, credit agreements, indentures, security documents and other operative agreements evidencing or governing such Additional Senior Debt and each other agreement entered into for the purpose of securing such Additional Senior Debt Obligations.

“Additional Senior Debt Facility” means each debt facility, credit agreement, indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any Series of Additional Senior Debt, (a) all principal, interest, fees and expenses (including, without limitation, any interest, fees and expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Secured Parties under the related Additional Senior Debt Documents (including, without limitation, any other amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) and (c) any renewals or extensions of the foregoing.

“Additional Senior Secured Parties” means, with respect to any Series of Additional Senior Debt Obligations, the holders of such Additional Senior Debt Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Grantor under any related Additional Senior Debt Documents.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Borrower or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Junior Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Junior Collateral Documents.

“Debt Facility” means any Senior Debt Facility and any Junior Debt Facility.

“Designated Junior Representative” means (i) the Junior Collateral Agent until such time as the Discharge of Junior Credit Agreement Obligations has occurred and (ii) thereafter, the Junior Representative designated by all then-existing Junior Representatives in a notice to the Designated Senior Representative and the Borrower.

“Designated Senior Representative” means (i) the “Controlling Collateral Agent” (or equivalent term) as defined in an applicable Intercreditor Agreement or any comparable designated entity under any successor agreement to such Intercreditor Agreement or (ii) in the case that no such Intercreditor Agreement or any successor thereto is then in effect, the remaining Senior Representative.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge of Junior Credit Agreement Obligations” means notwithstanding any discharge of the Senior Obligations under any Debtor Relief Laws or in connection with any Insolvency or Liquidation Proceeding:

(a)        payment in full in cash of all Junior Credit Agreement Obligations (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(b)        termination or expiration of all commitments, if any, to extend credit that would constitute Junior Credit Agreement Obligations.

provided that the Discharge of Junior Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Junior Credit Agreement Obligations with an Additional Junior Debt Facility secured by the Shared Collateral which has been designated in writing by the Representative (under the Junior Debt Document so Refinanced) or by the Borrower, in each case, to each other Representative as the “Junior Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means notwithstanding any discharge of the Senior Obligations under any Debtor Relief Laws or in connection with any Insolvency or Liquidation Proceeding, except to the extent otherwise expressly provided in Section 5.6:

(a)        payment in full in cash of all Senior Obligations (other than any indemnification for which no claim or demand for payment, whether oral or written, has been made at such time: provided that the Senior Secured Parties may, in their reasonable discretion, request the posting of cash collateral for any possible future indemnification obligations); and

(b)        termination or expiration of all commitments, if any, to extend credit that would constitute Senior Obligations.

provided that the Discharge of any Series of Senior Obligations shall not be deemed to have occurred in connection with a Refinancing of such Series of Senior Obligations with an Additional Senior Debt Facility secured by the Shared Collateral which has been designated in writing by the Representative (under the Senior Debt Document so Refinanced) or by the Borrower, in each case, to each other Representative as “Senior Obligations” for purposes of this Agreement.

“Grantors” means the Borrower and each other Subsidiary of the Borrower which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Insolvency or Liquidation Proceeding” means:

(1)        any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)        any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)        any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex III or Annex IV hereof required to be delivered by a Representative to the Designated Senior Representative and the Designated Junior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Junior Secured Parties, as the case may be, under such Debt Facility.

“Junior Class Debt” has the meaning assigned to such term in Section 8.09.

“Junior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Junior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Junior Collateral” means any “Collateral” as defined in any Junior Debt Document or any other assets of the Borrower or any other Grantor or Subsidiary of any Grantor with respect to which a Lien is granted or purported or required to be granted pursuant to a Junior Collateral Document as security for any Junior Obligation.

“Junior Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Junior Collateral Documents” means the Junior Credit Agreement Security Agreement and the other “Security Documents” as defined in the Junior Credit Agreement, this Agreement and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Junior Obligation.

“Junior Credit Agreement” means that certain Term Loan Credit Agreement dated as of June 30, 2015, as amended, restated, amended and restated, supplemented, increased or otherwise modified, refinanced or replaced from time to time, the Borrower, the lenders party thereto, and JPMorgan Chase, N.A., as administrative agent and as collateral agent.

“Junior Credit Agreement Loan Documents” means the Junior Credit Agreement and the other “Loan Documents” as defined in the Junior Credit Agreement.

“Junior Credit Agreement Obligations” means “Obligations” as defined in the Junior Credit Agreement (or any equivalent term in any Refinancing thereof).

“Junior Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Junior Credit Agreement (or any equivalent term in any Refinancing thereof).

“Junior Credit Agreement Security Agreement” means the “Guarantee and Collateral Agreement” as defined in the Junior Credit Agreement (or any equivalent term in any Refinancing thereof).

“Junior Debt Documents” means (a) the Junior Credit Agreement Loan Documents and (b) any Additional Junior Debt Documents.

“Junior Debt Facility” means the Junior Credit Agreement and any Additional Junior Debt Facilities.

“Junior Obligations” means (a) the Junior Credit Agreement Obligations and (b) any Additional Junior Debt Obligations.

“Junior Representative” means (i) in the case of the Junior Credit Agreement or the Junior Credit Agreement Secured Parties, the Junior Collateral Agent and (ii) in the case of any Additional Junior Debt Facility and the Additional Junior Secured Parties thereunder, each Additional Junior Agent in respect of such Additional Junior Debt Facility that is named as such in the applicable Joinder Agreement.

“Junior Secured Parties” means the Junior Credit Agreement Secured Parties and any Additional Junior Secured Parties.

“Lien” means with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license of Intellectual Property be deemed to constitute a Lien.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, plan of arrangement, agreement for composition, or other type of dispositive restructuring plan proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral, any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Junior Secured Party in respect of Shared Collateral pursuant to this Agreement or any other intercreditor agreement.

“Purchase Event” has the meaning assigned to such term in Section 5.07(a).

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Junior Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Obligations” means the Senior Obligations and the Junior Obligations.

“Secured Parties” means the Senior Secured Parties and the Junior Secured Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Senior Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor or Subsidiary of any Grantor with respect to which a Lien is granted or purported or required to be granted pursuant to a Senior Collateral Document as security for any Senior Obligation.

“Senior Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Senior Collateral Documents” means the Senior Credit Agreement Security Agreement and the other “Security Documents” as defined in the Senior Credit Agreement, any applicable Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Credit Agreement” means that certain Credit Agreement dated as of February 20, 2019, as amended, restated, amended and restated, supplemented, increased or otherwise modified, refinanced or replaced from time to time, among the Borrower, the lenders party thereto, and Cortland Capital Market Services LLC, as administrative agent and as collateral agent.

“Senior Credit Agreement Loan Documents” means the Senior Credit Agreement and the other “Loan Documents” as defined in the Senior Credit Agreement.

“Senior Credit Agreement Obligations” means the “Obligations” as defined in the Senior Credit Agreement.

“Senior Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Senior Credit Agreement.

“Senior Credit Agreement Security Agreement” means the “Guarantee and Collateral Agreement” as defined in the Senior Credit Agreement.

“Senior Debt Documents” means (a) the Senior Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Debt Facilities” means the Senior Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Senior Credit Agreement Obligations and any Additional Senior Debt Obligations. For the avoidance of doubt, “Senior Obligations” shall include any post-petition interest (including at the applicable default rate), whether or not such post-petition interest is permissible under applicable Bankruptcy Law.

“Senior Representative” means (i) in the case of any Senior Credit Agreement Obligations or the Senior Credit Agreement Secured Parties, the Senior Collateral Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Secured Parties thereunder, each Additional Senior Agent in respect of such Additional Senior Debt Facility that is named as such in the applicable Joinder Agreement.

“Senior Secured Parties” means the Senior Credit Agreement Secured Parties and any Additional Senior Secured Parties.

“Series” means (a) (x) with respect to the Senior Secured Parties, each of (i) the Senior Credit Agreement Secured Parties (in their capacities as such) and (ii) the Additional Senior Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Additional Senior Secured Parties) and (y) with respect to the Junior Secured Parties, each of (i) the Junior Credit Agreement Secured Parties (in their capacity as such) and (ii) the Additional Junior Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Additional Junior Secured Parties) and (b) (x) with respect to any Senior Obligations, each of (i) the Senior Credit Agreement Obligations and (ii) the Additional Senior Debt Obligations incurred pursuant to any Additional Senior Debt Facility and or any Additional Senior Debt Documents, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Additional Senior Debt Obligations) and (y) with respect to any Junior Obligations, each of (i) the Junior Credit Agreement Obligations and (ii) the Additional Junior Debt Obligations incurred pursuant to any Additional Junior Debt Facility and the related Additional Junior Debt Documents, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Additional Junior Debt Obligations).

“Shared Collateral” means, at any time, Collateral which (i) constitutes Senior Collateral (or, in the case of the Senior Debt Facilities, the holders of such Senior Debt Facilities are deemed to hold a security interest pursuant to Section 2.04 hereof) and in which the holders of Junior Obligations (or their Representatives) hold a security interest at such time or (ii) constitutes Junior Collateral. If, at any time, any portion of the Senior Collateral under one or more Senior Debt Facilities does not constitute Junior Collateral under one or more Junior Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Junior Debt Facilities for which it constitutes Junior Collateral and shall not constitute Shared Collateral for any Junior Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Uniform Commercial Code” or “UCC” means the New York UCC, or the Uniform Commercial Code (or any similar or comparable legislation) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

SECTION 1.02.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, restated, amended and restated, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Representative or any Junior Secured Parties on the Shared Collateral or of any Liens granted to any Senior Representative or the Senior Secured Parties on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Junior Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held (or purported to be held) by or on behalf of any Senior Secured Parties or any Senior Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Junior Obligations; and (b) any Lien on the Shared Collateral securing any Junior Obligations now or hereafter held (or purported to be held) by or on behalf of any Junior Secured Parties or any Junior Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Junior Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02.Nature of Senior Lender Claims. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, acknowledges that (a) the terms of the Senior Debt Documents and the Senior Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (b) the aggregate amount of the Senior Obligations may be increased in the manner permitted under the then extant Senior Debt Documents and the Junior Debt Documents, in each case without notice to or consent by the Junior Representatives or the Junior Secured Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Junior Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Junior Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Junior Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03.Prohibition on Contesting Liens. Each of the Junior Representatives, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, allowability, priority or enforceability of any Lien securing, or claim asserted with respect to, any Senior Obligations held (or purported to be held) by or on behalf of any of the Senior Secured Parties or any Senior Representative or other agent or trustee therefor in any Senior Collateral and the Designated Senior Representative and each other Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, allowability, priority or enforceability of any Lien securing any Junior Obligations held (or purported to be held) by or on behalf of any Junior Representative or any of the Junior Secured Parties in the Junior Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of the Designated Senior Representative or any other Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04.No New Junior Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor or any of its Subsidiaries to secure any Junior Obligation unless it has also granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations, (b) none of the Grantors shall grant or permit any additional guarantees by any Grantor or any of its Subsidiaries for any Junior Obligation unless a guarantee is given by the same Grantor or Subsidiary for the Senior Obligations, and (c) if any Junior Representative or any Junior Secured Party shall hold any Lien on any assets or property of any Grantor securing any Junior Obligations that are not also subject to the senior-priority Liens securing Senior Obligations under the Senior Collateral Documents, such Junior Representative or Junior Secured Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to the Senior Representatives as security for the Senior Obligations, shall assign such Lien to the Senior Representatives as security for the Senior Obligations (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to the Senior Representatives, shall be deemed to hold and have held such Lien for the benefit of the Senior Representatives as security for the Senior Obligations. If any Junior Representative or any Junior Secured Party shall, at any time, receive any proceeds or payment from or as a result of any Liens granted in contravention of this Section 2.04, it shall pay such proceeds or payments over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 2.05.Perfection of Liens. Except for the agreements of the Designated Senior Representative pursuant to Section 5.05 hereof, none of the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Representatives or the Junior Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Secured Parties and shall not impose on the Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives, the Junior Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

ARTICLE III

Enforcement

SECTION 3.01.Exercise of Remedies.

(a)        So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Junior Representative nor any Junior Secured Party will (v) exercise any rights or remedies against the Borrower, any Subsidiary of the Borrower or any of their respective property that it has or would have as an unsecured creditor, (w) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Junior Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (x) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by the Designated Senior Representative, any other Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by the Designated Senior Representative, any other Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Designated Senior Representative, any other Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, (y) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations, or (z) assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to junior secured creditors, (ii) except as otherwise provided herein, the Designated Senior Representative, the other Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment, and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Junior Representative or any Junior Secured Party, and (iii) notwithstanding anything contained in Section 8.01 or in the ABL/Term Loan Intercreditor Agreement, the Designated Senior Representative, the other Senior Representatives and the Senior Secured Parties shall have the exclusive right to exercise, in their sole discretion, all rights, powers and remedies of the “Term Lenders” under the ABL/Term Loan Intercreditor Agreement without the consent of or consultation with any Junior Secured Parties and the Designated Senior Representative shall at all act as the “Designated Term Agent” under the ABL/Term Loan Intercreditor Agreement; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Junior Representative may file a claim, proof of claim, or statement of interest with respect to the Junior Obligations under its Junior Debt Facility in a manner consistent with this Agreement, (B) any Junior Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Junior Representative may exercise the rights and remedies provided for in Section 6.03 and may vote on a proposed Plan of Reorganization in any Insolvency or Liquidation Proceeding of the Borrower or any other Grantor in accordance with the terms of this Agreement (including Section 6.12), and (D) any Junior Representative and the Junior Secured Parties may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance or, to the extent not inconsistent with this Agreement, subordination of the claims or Liens of the Junior Secured Parties, including any claims secured by the Junior Collateral, in each case in accordance with the terms of this Agreement. In exercising rights and remedies with respect to the Shared Collateral, the Designated Senior Representative, the other Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)        So long as the Discharge of Senior Obligations has not occurred, each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees that any Shared Collateral or any Proceeds of Shared Collateral or of any property of any Grantor or any Subsidiary of any Grantor that it receives in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Junior Obligations shall be delivered to the Designated Senior Representative for application to the Senior Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in Section 3.01(a) and in Article VI, the sole right of the Junior Representatives and the Junior Secured Parties with respect to any Shared Collateral is to hold a Lien on such Shared Collateral in respect of Junior Obligations pursuant to the Junior Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)        Subject to the proviso in Section 3.01(a) and Section 6.03, (i) each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that neither such Junior Representative nor any such Junior Secured Party will take any action that would hinder, delay or interfere with any exercise of remedies undertaken by the Designated Senior Representative, any other Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby waives any and all rights it or any such Junior Secured Party may have as a junior lien creditor to object to the manner in which the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Secured Parties.

(d)        Each Junior Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Debt Document shall be deemed to restrict in any way the rights and remedies of the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e)        Subject to the proviso in Section 3.01(a), until the Discharge of Senior Obligations, the Designated Senior Representative or any Person authorized by it shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Junior Representative or any Person authorized by it shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Secured Parties with respect to the Shared Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Representatives, or for the taking of any other action authorized by the Junior Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Junior Representative or other agent or trustee acting on behalf of the Junior Secured Parties to take such actions with respect to the Shared Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Junior Secured Parties or the Junior Obligations.

SECTION 3.02.Cooperation. Subject to the proviso in Section 3.01(a), each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than with the consent of the Senior Secured Parties and the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Debt Documents or otherwise in respect of the Junior Obligations.

SECTION 3.03.Actions upon Breach. Should any Junior Representative or any Junior Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the Designated Senior Representative or any other Senior Representative or other Senior Secured Party may obtain relief against such Junior Representative or such Junior Secured Party by injunction, specific performance or other appropriate equitable relief. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Junior Representatives or any Junior Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the Designated Senior Representative, any other Senior Representative or any Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01.Application of Proceeds. Subject to the ABL/Term Loan Intercreditor Agreement with respect to ABL Priority Collateral, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or any property of any Grantor or any Subsidiary of any Grantor or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral or of any property of any Grantor or any Subsidiary of any Grantor upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including any relevant Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, the Designated Senior Representative shall deliver promptly to the Designated Junior Representative any Shared Collateral or any property of any Grantor or any Subsidiary of any Grantor or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Representative to the Junior Obligations in such order as specified in the relevant Junior Debt Documents.

SECTION 4.02.Payments Over. Subject to the ABL/Term Loan Intercreditor Agreement with respect to ABL Collateral, prior to the Discharge of Senior Obligations, any Shared Collateral, any other property of any Grantor or any Subsidiary of any Grantor or Proceeds of any of the foregoing received by any Junior Representative or any Junior Secured Party in connection with the exercise of any right or remedy (including setoff or recoupment) or otherwise relating to the Shared Collateral or such property in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Junior Representatives or any such Junior Secured Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01.Releases.

(a)        Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any Subsidiary of the Borrower) or the release of any Guarantee for any Secured Obligation that is either (x) in connection with any foreclosure or other exercise of remedies (or a disposition effected in lieu of such a foreclosure or exercise of remedies) with respect to Shared Collateral by the Designated Senior

Representative or (y) consented to by the Designated Senior Representative, the Guarantees and the Liens granted to the Junior Representatives and the Junior Secured Parties upon such Shared Collateral to secure Junior Obligations (but not on the Proceeds thereof) (and any Guarantees provided by any Grantors in respect thereof) shall, in each case, terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral and Guarantees of the Grantors in respect thereof to secure Senior Obligations and to the same extent as such Liens granted upon such Shared Collateral and such Guarantees to secured Senior Obligations are released. Upon delivery to a Junior Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Junior Secured Parties and the Junior Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Junior Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens and Guarantees. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Junior Representative, for itself and on behalf of the Junior Secured Parties under its Junior Debt Facility, to release the Liens on the Junior Collateral as set forth in the relevant Junior Debt Documents.

(b)        Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby irrevocably constitutes and appoints each Senior Representative and any officer or agent of each Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Representative or such Junior Secured Party or in such Senior Representative’s own name, from time to time in such Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)        Unless and until the Discharge of Senior Obligations has occurred, each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Representatives or the Junior Secured Parties to enforce this Agreement or to receive payments in connection with the Junior Obligations not otherwise in contravention of this Agreement.

(d)        Notwithstanding anything to the contrary in any Junior Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder, (iv) to cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) to hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) to obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) to obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both any Designated Senior Representative and any Junior

Representative or Junior Secured Party, such Grantor may, to the extent such action cannot be taken with respect to both the Designated Senior Representative and the Designated Junior Representative after use of commercially reasonable efforts to do so, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Junior Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative. To the extent any such actions have been taken in favor of the Designated Junior Representative prior to the date of this Agreement, the applicable arrangements resulting therefrom shall continue to be in effect and be subject to Section 5.05.

SECTION 5.02.Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all Proceeds, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Junior Representative for the benefit of the Junior Secured Parties pursuant to the terms of the applicable Junior Debt Documents and (iii) third, if no Senior Obligations or Junior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Representative or any Junior Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03.Amendments to Senior Debt Documents and Junior Debt Documents.

(a)        Without the prior written consent of the Designated Senior Representative, no Junior Debt Document or Junior Collateral Document may be amended, restated, supplemented or otherwise modified or entered into to the extent such amendment, restatement, supplement or modification, or the terms of any new Junior Debt Document or Junior Collateral Document, would:

(i)        be prohibited by or inconsistent with any of the terms of this Agreement;

(ii)       increase (A) the principal amount outstanding thereunder or (B) any “Applicable Rate”, margin, LIBOR or base rate “floor”, or similar component of the interest rate (whether in cash or in kind);

(iii)      add or increase any other fees or monetary obligations of the Borrower or any Grantor;

(iv)      increase the amount of any required principal or interest payment or modify any related amortization schedule in a manner which would have the effect of increasing the amount of any required principal or interest payment;

(v)       change to an earlier date (A) the scheduled final maturity date or (B) the date of any regularly scheduled amortization or redemption payments of principal or interest;

(vi)      add or increase any prepayment or redemption premium; or

(vii)      add or change any other provision, including any negative covenant, financial maintenance covenant, or event of default in the Junior Loan Documents (as in effect on the date hereof) in a manner that is more restrictive to, or would increase the obligations or create additional obligations of, the Borrower or any of its Subsidiaries.

(b)        The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Junior Collateral Documents and (ii) any new Junior Collateral Documents, in each case promptly after effectiveness thereof. Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that each Junior Collateral Document under its Junior Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Junior Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to (A) Cortland Capital Market Services LLC, as collateral agent, pursuant to or in connection with the Credit Agreement dated as of February 20, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, the lenders party thereto, and Cortland Capital Market Services LLC, as administrative agent and collateral agent and (B) [INSERT NAME], as [INSERT CAPACITY], pursuant to or in connection with the [Additional Senior Debt Document] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among [                ] and the other parties thereto, and (ii) the exercise of any right or remedy by the Junior Representative hereunder is subject to the limitations and provisions of the Term Intercreditor Agreement dated as of February 20, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrower, the lenders party thereto and Cortland Capital Market Services LLC, as administrative agent and collateral agent. In the event of any conflict between the terms of the Term Intercreditor Agreement and the terms of this Agreement, the terms of the Term Intercreditor Agreement shall govern.”

(c)        In the event that any Senior Representative enters into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Designated Senior Representative, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Junior Collateral Documents without the consent of any Junior Representative or any Junior Secured Party and without any action by any Junior Representative, the Borrower or any other Grantor; provided, however, no such amendment, waiver or consent shall have the effect of (i) removing assets subject to the Lien of the Junior Collateral Documents (or Guarantees thereunder), except to the extent that a release of such Lien (or Guarantee) is permitted by Section 5.01 of this Agreement and provided that there is a corresponding release of the Lien securing the Senior Obligations, (ii) imposing duties that are adverse on any Junior Representative without its consent, (iii) altering the terms of the Junior Debt Documents to permit other Liens on the Collateral not permitted under the terms of the Junior Debt Documents or (iv) being prejudicial to the interests of the Junior Secured Parties to a greater extent than the Senior Secured Parties (other than by virtue of their relative priority and the rights and obligations hereunder). To the extent practicable, the Borrower will give the Junior Representatives written notice of any such amendment, waiver or consent in advance of the effectiveness thereof, provided that the failure to give such advance notice shall not cause any such amendment, waiver or consent to be invalid.

(d)        The Senior Debt Documents may be amended, amended and restated, restated, supplemented or otherwise modified in accordance with their terms without the consent of any Junior Secured Party.

SECTION 5.04.        [Reserved]

SECTION 5.05.        Gratuitous Bailee for Perfection.

(a)        Each Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Secured Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Representative, or of agents or bailees of such Representative (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, such Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the benefit of the relevant other Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b)        Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, each Senior Representative shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Collateral Documents did not exist. The rights of the Junior Representatives and the Junior Secured Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(c)        No Senior Representative shall have any obligation whatsoever to the Junior Representatives or any Junior Secured Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of any Representative under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraph (a) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Representatives for purposes of perfecting the Lien held by such Representative.

(d)        No Senior Representative shall have by reason of the Junior Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Representative or any Junior Secured Party, and each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby waives and releases each Senior Representative from all claims and liabilities arising pursuant to such Senior Representative’s role under this Section 5.05 as sub-agent and gratuitous bailee with respect to the Shared Collateral. No Junior Representative shall have by reason of the Senior Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Senior Representative or any Senior Secured Party, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Debt Facility, hereby waives and releases each Junior Representative from all claims and liabilities arising pursuant to such Junior Representative’s role under this Section 5.05 as sub-agent and gratuitous bailee with respect to the Shared Collateral.

(e)        Upon the Discharge of Senior Obligations, each Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Junior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by such Senior Representative as a result of its own willful misconduct, gross negligence or bad faith. No Senior Representative has any obligation to follow instructions from the Designated Junior Representative in contravention of this Agreement.

(f)        Neither the Designated Senior Representative nor any of the other Senior Representatives or Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any other Grantor to the Designated Senior Representative, any other Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06.When Discharge of Senior Obligations Deemed to Not Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, the Borrower or any other Grantor incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then the Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the granting by the Designated Senior Representative of amendments, waivers and consents hereunder, subject to Section 5.03, and the agent, representative or trustee for the holders of such Senior Obligations shall be a Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Designated Senior Representative), each Junior Representative (including the Designated Junior Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to the Designated Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Junior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or

Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Designated Senior Representative is entitled to approve any awards granted in such proceeding.

SECTION 5.07.Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the Senior Secured Parties agree that following (a) the acceleration of the Senior Obligations in accordance with the terms of the Senior Debt Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within ten (10) Business Days of the Purchase Event, one or more of the Junior Secured Parties may request, and the Senior Secured Parties hereby offer the Junior Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of Senior Obligations outstanding at the time of purchase at par, plus any cash collateral for any potential indemnification or other contingent obligations as may be reasonably requested by the Required Lenders (as defined in the Senior Credit Agreement) or the Senior Representative plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest, fees, and expenses without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the Senior Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Junior Secured Parties exercises such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Designated Senior Representative and the Junior Representatives. If none of the Junior Secured Parties timely exercises such purchase right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01.Financing and Sale Issues.

(a)        Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor or any of their Subsidiaries shall be subject to any Insolvency or Liquidation Proceeding and the Designated Senior Representative shall desire to consent (or not object) to, as applicable, the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s or applicable Subsidiary’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law to be secured by the Senior Collateral (“DIP Financing”), then each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that it will (as applicable) raise no objection to and will not otherwise contest (or support any person in objecting or otherwise contesting) such use of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing the Senior Obligations under the Senior Credit Agreement or, if no Senior Credit Agreement then exists, under the other Senior Debt Documents are subordinated to or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) the Liens securing such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties and (z) any “carve-out” for professional and United States Trustee fees agreed to by the Designated Senior Representative, and the Designated Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that notice received two (2) Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing shall be adequate notice. Without the prior written consent of the Designated Senior Representative, no Junior Secured Party may, directly or indirectly, provide or propose DIP Financing to the Borrower, any Grantor or any of their Subsidiaries.

(b)        Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, further agrees that it will not object to, contest, or support any other Person in objecting to or contesting (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations with respect to the Senior Collateral made by the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party, (ii) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral (including, without limitation, pursuant to Section 363(k) of the Bankruptcy Code or any similar provision under any other applicable Bankruptcy Law) or to exercise any rights under Section 1111(b) of the Bankruptcy Code or any similar provision under any other applicable Bankruptcy Law with respect to the Senior Collateral, (iii) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (iv) any order relating to a sale or other disposition of any or all of the Senior Collateral for which the Designated Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Junior Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Junior Obligations pursuant to this Agreement.

SECTION 6.02.Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03.Adequate Protection.

(a)        Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties for adequate protection in any form, (b) any objection by the Designated Senior Representative, the other Senior Representatives or the Senior Secured Parties to any motion, relief, action or proceeding based on the Designated Senior Representative’s or any other Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the allowance and payment of interest, fees, expenses or other amounts of the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party as adequate protection or otherwise under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(b)        Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral and/or a superpriority administrative expense claim in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, may seek or request adequate protection in the form of (as applicable) a Lien on such additional or replacement collateral and/or a superpriority administrative expense claim, which Lien and/or superpriority administrative expense claim (as applicable) is subordinated to the Liens securing and providing adequate protection for, and claims with respect to, the Senior Obligations and such DIP Financing (and all obligations relating thereto), in the case of any such Lien, on the same basis as the Liens securing the Junior Obligations are so subordinated to the Liens securing the Senior Obligations under this Agreement and (ii) in the event any Junior Representatives, for themselves and on behalf of the Junior Secured Parties under their Junior Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of (as applicable) a Lien on additional or replacement collateral and/or a superpriority administrative expense claim, then such Junior Representatives, for themselves and on behalf of each Junior Secured Party under their Junior Debt Facilities, agree that the Senior Representatives shall also be granted (as applicable) a senior Lien on such additional or replacement collateral as security and adequate protection for the Senior Obligations and/or a senior superpriority administrative expense claim, and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Junior Obligations and/or superpriority administrative expense claim shall be subordinated to the Liens on such collateral securing and claims with respect to the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens and claims granted to the Senior Secured Parties as adequate protection, in the case of any such Lien, on the same basis as the other Liens securing the Junior Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.

(c)        Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Junior Representatives, for themselves and on behalf of the Junior Secured Parties under their Junior Debt Facilities, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Junior Secured Parties; provided, however, that until the Discharge of Senior Obligations, if any Junior Representative or any Junior Secured Party shall, at any time, receive any post-petition fees and expenses and/or other cash payments, it shall pay such post-petition fees and expenses and/or other cash payments over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 6.04.Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment or otherwise, then for all purposes of this Agreement, the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05.Separate Grants of Security and Separate Classifications. Each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Collateral Documents constitute separate and distinct grants of Liens, (b) the Junior Secured Parties’ claims against the Grantors in respect of their Liens on the Shared Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the Senior Secured Parties against the Grantors in respect of the Shared Collateral, and (c) because of, among other things, their differing rights in the Shared Collateral, the Junior Obligations are fundamentally different from the Senior Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Secured Parties and the Junior Secured Parties in respect of the Shared Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Secured Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable in such Insolvency or Liquidation Proceeding) before any distribution is made from the Shared Collateral in respect of the Junior Obligations, with each Junior Representative, for itself and on behalf of each Junior Secured Party under its Junior Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Secured Parties. This Section 6.05 is intended to govern the relationship between the classes of claims held by the Junior Secured Parties, on the one hand, and a collective class of claims comprised of the Senior Credit Agreement Secured Parties and any Additional Senior Secured Parties (as opposed to separate classes of each such series of claims), on the other hand, and, for the avoidance of doubt, nothing set forth herein shall in any way alter or modify the relationship of each series of such separate claims held by the Senior Secured Parties or otherwise cause such different claims to be combined into one or more classes or otherwise classified in a manner that violates any relevant Intercreditor Agreement.

SECTION 6.06.No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit the Designated Senior Representative, any other Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Secured Party, including the seeking by any Junior Secured Party of adequate protection or the asserting by any Junior Secured Party of any of its rights and remedies under the Junior Debt Documents or otherwise.

SECTION 6.07.Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08.Other Matters. To the extent that any Junior Representative or any Junior Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees not to assert any such rights without the prior written consent of the Designated Senior Representative, provided that if requested by the Designated Senior Representative, such Junior Representative shall timely exercise such rights in the manner requested by the Designated Senior Representative, including any rights to payments in respect of such rights.

SECTION 6.09.506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10.Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a Plan of Reorganization on account of both the Senior Obligations and the Junior Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

SECTION 6.11.Post-Petition Interest. None of the Junior Representatives or any other Junior Secured Party shall oppose or seek to challenge any claim by any Senior Representative or any Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code or otherwise (for this purpose ignoring all claims and Liens held by the Junior Secured Parties on the Shared Collateral).

SECTION 6.12.Voting. No Junior Secured Party shall, without the consent of the Designated Senior Representative, propose, vote in favor of, or otherwise directly or indirectly support any Plan of Reorganization that does not provide for the Discharge of Senior Obligations in full in cash (including any amounts owing in respect of post-petition interest, fees, and expenses) and each Junior Secured Party will vote on any Plan of Reorganization as directed by the Designated Senior Representative.

ARTICLE VII

Reliance; etc.

SECTION 7.01.Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Junior Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary have been given and made in reliance upon this Agreement. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, acknowledges that it and such Junior Secured Parties have, independently and without reliance on the Designated Senior Representative or any other Senior Representative or other Senior

Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Junior Debt Documents or this Agreement.

SECTION 7.02.No Warranties or Liability. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, acknowledges and agrees that neither the Designated Senior Representative nor any other Senior Representative or other Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Representatives and the Junior Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither the Designated Senior Representative nor any other Senior Representative or other Senior Secured Party shall have any duty to any Junior Representative or Junior Secured Party to act in a manner that will prevent, or refrain from acting in a manner that allows or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary of the Borrower (including the Junior Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Junior Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03.Obligations Unconditional. All rights, interests, agreements and obligations of the Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties hereunder shall remain in full force and effect irrespective of:

(a)        any lack of validity or enforceability of any Senior Debt Document or any Junior Debt Document;

(b)        any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Senior Debt Document or of the terms of any Junior Debt Document;

(c)        any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Obligations or any guarantee thereof;

(d)        the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e)        any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Junior Representative or Junior Secured Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01.Conflicts; ABL/Term Loan Intercreditor Agreement. In the event of any conflict or inconsistency between (x) the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Debt Document, the provisions of this Agreement shall govern and (y) the provisions of this Agreement and the provisions of the ABL/Term Loan Intercreditor Agreement with respect to the ABL Priority Collateral, the ABL/Term Loan Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the exercise of any right or remedy by any Representative or Secured Party hereunder with respect to ABL Priority Collateral is subject to the terms of the ABL/Term Loan Intercreditor Agreement.

SECTION 8.02.Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Representatives or any Junior Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any other Grantor constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03.Amendments; Waivers.

(a)        No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)        Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Representative (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which affects the Borrower or any other Grantor, with the consent of the Borrower).

(c)        Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Junior Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

(d)        Notwithstanding the foregoing, without the consent of any other Representative or Secured Party, the Designated Senior Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional Junior Debt Obligations or Additional Senior Debt Obligations in compliance with the Senior Credit Agreement, the Junior Credit Agreement, any Additional Senior Debt Documents and any Additional Junior Debt Documents.

SECTION 8.04.Information Concerning Financial Condition of the Borrower and the other Grantors. The Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the other Grantors and all endorsers or guarantors of the Senior Obligations or the Junior Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Obligations. The Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Designated Senior Representative, any other Senior Representative, any Senior Secured Party, any Junior Representative or any Junior Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05.Subrogation. Each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06.Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07.Additional Grantors. The Borrower agrees that, if any Subsidiary of the Borrower shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08.Dealings with Grantors. Upon any application or demand by the Borrower or any other Grantor to the Designated Senior Representative or the Designated Junior Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, such Borrower or such Grantor, as appropriate, shall furnish to the Designated Junior Representative or the Designated Senior Representative a certificate of an appropriate officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09.Additional Debt Facilities. To the extent, but only to the extent, (x) permitted by the provisions of the then extant Senior Debt Documents and the Junior Debt Documents and this Agreement and (y) consented to by the Designated Senior Representative, the Borrower may incur or issue and sell one or more series or classes of Additional Junior Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Additional Junior Debt (the “Junior Class Debt”) may be secured by a junior priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the Junior Collateral Documents for such Junior Class Debt, if and subject to the condition that the Representative of any such Junior Class Debt (each, a “Junior Class Debt Representative”), acting on behalf of the holders of such Junior Class Debt (such Representative and holders in respect of any such Junior Class Debt being referred to as the “Junior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (v), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Additional Senior Debt (the “Senior Class Debt”; and the Senior Class Debt and Junior Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Junior Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties”; and the Senior Class Debt Parties and Junior Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (v), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i)        such Class Debt Representative shall have executed and delivered a Joinder Agreement to the Designated Senior Representative and the Designated Junior Representative substantially in the form of Annex III (if such Representative is a Junior Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii)        the Borrower shall have delivered to the Designated Senior Representative and the Designated Junior Representative true and complete copies of each of the

Junior Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by a Responsible Officer of the Borrower;

(iii)        in the case of any Junior Class Debt, all filings, recordations and/or amendments or supplements to the Junior Collateral Documents necessary to confirm and perfect the junior priority Liens securing the relevant Junior Obligations relating to such Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Designated Junior Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Designated Senior Representative);

(iv)        the Borrower shall have delivered to the Designated Senior Representative and the Designated Junior Representative an Officer’s Certificate stating that such Additional Senior Debt Obligations or Additional Junior Debt Obligations are permitted by each applicable Senior Debt Document and Junior Debt Document to be incurred, or to the extent a consent is otherwise required to permit the incurrence of such Additional Senior Debt Obligations or Additional Junior Debt Obligations under any applicable Senior Debt Document and Junior Debt Document, each Grantor has obtained the requisite consent; and

(v)        the Junior Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide, in a manner reasonably satisfactory to the Designated Senior Representative, that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10.Consent to Jurisdiction; Waivers. The Designated Senior Representative and each other Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)        submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)        consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)        agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d)        agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to enforce any judgment obtained in a court referred to in the preceding clause (a) in any other jurisdiction; and

(e)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11.Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)        if to the Borrower or any other Grantor, to Horizon Global Corporation at 2600 West Big Beaver Rd., Suite 555, Troy, MI 48084, Attention of Jay Goldbaum, Legal Director (Telephone No. (248) 593-8838, Telecopy No. (248) 203-6434);

(ii)        if to the Senior Collateral Agent, to Cortland Capital Market Services LLC at 225 W. Washington St., 9th Floor, Chicago, Illi-nois 60606, Attention: Frances Real and Legal Department, Email: cpcagen-cy@cortlandglobal.com and legal@cortlandglobal.com, with a copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Attention: Monica Holland, Email: monica.holland@davispolk.com; andCortland Capital Market Services LLC;

(iii)        if to the Junior Collateral Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 7, Chicago, Illinois 60603, Attention: Joyce King, Telecopy: 888-292-9533, with a copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, Attention: Jessica Tchinsky; and Email: jtuchinsky@stblaw.com.

(iv)        if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing, may be personally served, telecopied or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. If and to the extent agreed to in writing among the Designated Senior Representative any other Representative from time to time, notices and other communications may also be delivered to any person so agreeing by e-mail to the e-mail address provided from time to time by such person.

SECTION 8.12.Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under its Senior Debt Facility, and each Junior Representative, on behalf of itself and each Junior Secured Party under its Junior Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13.GOVERNING LAW; WAIVER OF JURY TRIAL.

(a)        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.

(b)        EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14.Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement. No other Person shall have or be entitled to assert rights or benefits hereunder.

SECTION 8.15.Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 8.16.Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17.Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Senior Collateral Agent represents and warrants that this Agreement is binding upon the Senior Credit Agreement Secured Parties. The Junior Collateral Agent represents and warrants that this Agreement is binding upon the Junior Credit Agreement Secured Parties. Each Additional Senior Agent and Additional Junior Agent represents and warrants that this Agreement is binding upon the Additional Senior Secured Parties or Additional Junior Secured Parties for which it is acting as an agent.

SECTION 8.18.Provisions Solely to Define Relative Rights. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Designated Senior Representative, the other Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Secured Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Secured Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.19.Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20.Senior Collateral Agent and Junior Collateral Agent. It is understood and agreed that (a) the Senior Collateral Agent is entering into this Agreement in (i) its capacities as administrative agent and collateral agent under the Senior Credit Agreement and the provisions of Article VIII of the Senior Credit Agreement applicable to it as administrative agent and collateral agent thereunder shall also apply to it as Designated Senior Representative hereunder and (ii) its capacity as Senior Collateral Agent under any relevant Intercreditor Agreement (if applicable) and (b) the Junior Collateral Agent is entering in this Agreement in its capacity as administrative agent and collateral agent under the Junior Credit Agreement Loan Documents and the provisions of Article VIII of the Junior Credit Agreement applicable to the administrative agent and collateral agent thereunder shall also apply to the Junior Collateral Agent hereunder.

For the avoidance of doubt, the parties hereto acknowledge that in no event shall the Senior Collateral Agent or the Junior Collateral Agent be responsible or liable for special, indirect, or consequential damages of any kind whatsoever (including, but not limited to, damages for loss of profit)

irrespective of whether any such party has been advised of the likelihood of such damages and regardless of the form of action.

SECTION 8.21.Relative Rights. Except to the extent expressly contemplated herein, nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of any Senior Debt Documents or any Junior Debt Documents, or permit the Borrower or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, any Senior Debt Documents or any Junior Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, any Senior Debt Document or any Junior Debt Document.

SECTION 8.22.Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 8.23.Integration. This Agreement together with the other Senior Debt Documents and Junior Debt Documents represents the entire agreement of each of the Grantors and the Senior Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Representative or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Senior Debt Documents or Junior Debt Documents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CORTLAND CAPITAL MARKET SERVICES LLC, as Senior Collateral Agent and Designated Senior Representative

By:	/s/ Jessica J. Mead
Name: Jessica J. Mead
Title: General Counsel

[Signature Page to Term Intercreditor Agreement]

JPMORGAN CHASE BANK, N.A., as Junior Collateral Agent and Designated Junior Representative,

By:	/s/ Sabir Hashmy
Name: Sabir Hashmy
Title: Managing Director

[Signature Page to Term Intercreditor Agreement]

HORIZON GLOBAL CORPORATION, as Borrower

By:	/s/ Brian Whittman
Name: Brian Whittman
Title: Vice President, Finance

[Signature Page to Term Intercreditor Agreement]

HORIZON GLOBAL COMPANY LLC, as a Guarantor

By:	/s/ Brian Whittman
Name: Brian Whittman
Title: Vice President, Finance

HORIZON GLOBAL AMERICAS INC., as a Guarantor

By:	/s/ Brian Whittman
Name: Brian Whittman
Title: Vice President, Finance

HORIZON INTERNATIONAL HOLDINGS LLC, as a Guarantor

By:	/s/ Brian Whittman
Name: Brian Whittman
Title: Vice President, Finance

[Signature Page to Term Intercreditor Agreement]

ANNEX I

Grantors

Name	Jurisdiction of Organization

Horizon Global Corporation	Delaware

Horizon Global Company LLC	Delaware

Horizon Global Americas Inc.	Delaware

I-1

ANNEX II

SUPPLEMENT NO. [    ] dated as of [            ], 20[    ], to the TERM INTERCREDITOR AGREEMENT dated as of February 20, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among Horizon Global Corporation, a Delaware limited liability company (the “Borrower”); the other Grantors (as defined below) party hereto; Cortland Capital Market Services LLC, as collateral agent for the Senior Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Senior Collateral Agent”); JPMorgan Chase Bank, N.A., as collateral agent for the Junior Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Junior Collateral Agent”); and each Additional Senior Agent (as defined below) and each Additional Junior Agent (as defined below) that from time to time becomes a party thereto.

Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Term Intercreditor Agreement.

The Grantors have entered into the Term Intercreditor Agreement. Pursuant to certain Senior Debt Documents and certain Junior Debt Documents, certain newly acquired or organized Restricted Subsidiaries of Holdings are required to enter into the Term Intercreditor Agreement. Section 8.07 of the Term Intercreditor Agreement provides that such Restricted Subsidiaries may become parties to the Term Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Senior Credit Agreement, the Junior Credit Agreement, the Additional Junior Debt Documents and the Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Grantor agree as follows:

SECTION 1.    In accordance with Section 8.07 of the Term Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Term Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Term Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Term Intercreditor Agreement shall be deemed to include the New Grantor. The Term Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3.    This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.    Except as expressly supplemented hereby, the Term Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Term Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Term Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Term Intercreditor Agreement.

SECTION 8.    The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Term Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],

By:
Name:
Title:

Acknowledged by:

[                     ], as Designated Senior Representative,

By:
Name:
Title:

ANNEX III

[FORM OF] JOINDER NO. [    ] dated as of [                ], 20[    ] to the TERM INTERCREDITOR AGREEMENT dated as of February 20, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among Horizon Global Corporation, a Delaware limited liability company (the “Borrower”); the other Grantors (as defined below) party hereto; Cortland Capital Market Services LLC, as collateral agent for the Senior Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Senior Collateral Agent”); JPMorgan Chase Bank, N.A., as collateral agent for the Junior Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Junior Collateral Agent”); and each Additional Senior Agent (as defined below) and each Additional Junior Agent (as defined below) that from time to time becomes a party thereto.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Term Intercreditor Agreement.

As a condition to the ability of the Borrower to incur Junior Class Debt after the date of the First Lien/Secured Lien Intercreditor Agreement and to secure such Junior Class Debt with a Lien pari passu with the Lien securing the existing Junior Debt Facilities and to have such Junior Class Debt guaranteed by the Grantors, in each case under and pursuant to the Junior Collateral Documents, the Junior Class Representative in respect of such Junior Class Debt is required to become a Representative under, and such Junior Class Debt and the Junior Class Debt Parties in respect thereof are required to become subject to and bound by, the Term Intercreditor Agreement. Section 8.09 of the Term Intercreditor Agreement provides that such Junior Class Debt Representative may become a Representative under, and such Junior Class Debt and such Junior Class Debt Parties may become subject to and bound by, the Term Intercreditor Agreement pursuant to the execution and delivery by the Junior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 8.09 of the Term Intercreditor Agreement. The undersigned Junior Class Debt Representative (the “New Representative”) is executing this Joinder in accordance with the requirements of the Senior Debt Documents and the Junior Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.    In accordance with Section 8.09 of the Term Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Junior Class Debt and Junior Class Debt Parties become subject to and bound by, the Term Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Class Debt Parties, hereby agrees to all the terms and provisions of the Term Intercreditor Agreement applicable to it as a Junior Representative and to the Junior Class Debt Parties that it represents as Junior Secured Parties. Each reference to a “Representative,” “Junior Representative” or “Additional Junior Agent” in the Term Intercreditor Agreement shall be deemed to include the New Representative. The Term Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee] under [describe new Junior Debt Facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding

III-1

obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Junior Debt Documents relating to such Junior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Junior Class Debt Parties in respect of such Junior Class Debt will be subject to and bound by the provisions of the Term Intercreditor Agreement as Junior Secured Parties.

SECTION 3.    This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Designated Senior Representative shall have received a counterpart of this Joinder that bears the signature of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission (or other electronic method) shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4.    Except as expressly supplemented hereby, the Term Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Term Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Term Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.    The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

III-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Joinder to the Term Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of
[ ],

By:

Name:

Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative,

By:

Name:

Title:

III-3

Acknowledged by:

HORIZON GLOBAL CORPORATION, as Borrower

By:
Name:
Title:

HORIZON GLOBAL COMPANY LLC, as a
Guarantor

By:
Name:
Title:

HORIZON GLOBAL AMERICAS INC., as a
Guarantor

By:
Name:
Title:

HORIZON INTERNATIONAL HOLDINGS LLC,
as a Guarantor

By:
Name:
Title:

III-4

Schedule I to the

Joinder to the

Term Intercreditor Agreement

Grantors

[                    ]

III-5

ANNEX IV

[FORM OF] JOINDER NO. [    ] dated as of [                ], 20[    ] to the TERM INTERCREDITOR AGREEMENT dated as of February 20, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among Horizon Global Corporation, a Delaware limited liability company (the “Borrower”); the other Grantors (as defined below) party hereto; Cortland Capital Market Services LLC, as collateral agent for the Senior Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Senior Collateral Agent”); JPMorgan Chase Bank, N.A., as collateral agent for the Junior Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Junior Collateral Agent”); and each Additional Senior Agent (as defined below) and each Additional Junior Agent (as defined below) that from time to time becomes a party thereto.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Term Intercreditor Agreement.

As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Term Intercreditor Agreement. Section 8.09 of the Term Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Term Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 8.09 of the Term Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.    In accordance with Section 8.09 of the Term Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Term Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Term Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative,” “Senior Representative” or “Additional Senior Agent” in the Term Intercreditor Agreement shall be deemed to include the New Representative. The Term Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee] under [describe new Senior Debt Facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior

Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Term Intercreditor Agreement as Senior Secured Parties.

SECTION 3.    This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Designated Senior Representative shall have received a counterpart of this Joinder that bears the signature of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4.    Except as expressly supplemented hereby, the Term Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Term Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Term Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.    The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Joinder to the Term Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of
[ ],

By:

Name:

Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative,

By:

Name:

Title:

Acknowledged by:

[ ],

By:
Name:
Title:

[ ],

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

Schedule I to the

Joinder to the

Term Intercreditor Agreement

Grantors

[                    ]

EXHIBIT C

Amendment to ABL/Term Loan Intercreditor Agreement

See attached.

SECOND

AMENDMENT TO

INTERCREDITOR AGREEMENT

This Second Amendment to the Intercreditor Agreement (this “Amendment”) is dated as of February 20, 2019, and is by and among HORIZON GLOBAL CORPORATION, a Delaware corporation (the “Borrower”), certain of its subsidiaries signatory hereto (the Borrower and each such Subsidiary a “Grantor”, and collectively, the “Grantors”), BANK OF AMERICA, N.A. in its capacity as administrative agent and collateral agent for the ABL Lenders and the ABL Secured Parties (the “ABL Agent”), JPMORGAN CHASE BANK, N.A. in its capacity as administrative agent and collateral agent for the Term Lenders and the Term Secured Parties party to the Term Loan Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time, and CORTLAND CAPITAL MARKET SERVICES LLC in its capacity as administrative agent and collateral agent for the Term Lenders and Term Secured Parties party to that certain bridge credit agreement, as amended, restated, supplemented or otherwise modified, dated as of February 20, 2019 by and among the Borrower, the Grantors, the administrative agent and collateral agent and the lenders party thereto from time to time (each a “Term Agent”, and collectively, the “Term Agents”).

RECITALS:

WHEREAS, the Borrower, Grantors, ABL Agent and Term Agents are party to an Intercreditor Agreement dated as of June 30, 2015 (as amended, restated, supplemented, or otherwise modified before the date of this Amendment, the “Intercreditor Agreement”).

WHEREAS, the parties desire to modify the Intercreditor Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1.        Definitions. Defined terms used but not defined in this Amendment are as defined in the Intercreditor Agreement.

2.        Amendments to Intercreditor Agreement. With effect as of the effective date, the Intercreditor Agreement is hereby amended with the stricken text deleted (indicated textually in the same manner as the following example: ~~stricken text~~) and with the double-underlined text added (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Intercreditor Agreement attached as Exhibit A hereto.

3.        Conditions. The effectiveness of this Amendment is subject to satisfaction of the condition that the ABL Agent and Term Agents have each received this Amendment executed by the ABL Agent, Term Agents and the Grantors.

4.        Miscellaneous.

(a)

This Amendment is governed by, and is to be construed in accordance with laws of the State of New York, without giving effect to any conflict of law principles except federal laws relating to national banks. Each provision of this Amendment is severable from every other provision of this

Amendment for the purpose of determining the legal enforceability of any specific provision.

(b)

By executing and delivering this Agreement, Horizon International Holdings LLC, a Delaware limited liability company hereby becomes a party to the Acknowledgement to the Intercreditor Agreement as an ABL Guarantor and Term Guarantor thereunder with the same force and effect as if originally named therein as an ABL Guarantor and Term Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations of an ABL Guarantor and Term Guarantor thereunder.

(c)

This Amendment binds the ABL Agent, the Term Agents and each Grantor and their respective successors and assigns, and will inure to the benefit of the ABL Agent, the Term Agents, the Lenders, and each Grantor and the successors and assigns of the ABL Agent, each Term Agent and each Lender.

(d)

Except as specifically modified or amended by the terms of this Amendment, all other terms and provisions of the Intercreditor Agreement are incorporated by reference in this Amendment and in all respects continue in full force and effect. Each Grantor, by execution of this Amendment, hereby reaffirms, assumes, and binds itself to all of the obligations, duties, rights, covenants, terms, and conditions that are contained in the Intercreditor Agreement.

(e)

Each reference in the Intercreditor Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and each reference to the Intercreditor Agreement in any and all instruments or documents delivered in connection therewith, will be deemed to refer to the Intercreditor Agreement, as amended by this Amendment.

(f)	The parties may sign this Amendment in several counterparts, each of which will be deemed to be an original but all of which together will constitute one instrument.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

HORIZON GLOBAL CORPORATION, as the Borrower

By:	/s/ Brian Whittman
Name: Brian Whittman
Title: Vice President, Finance

[Signature Page to Amendment to ABL/Term Intercreditor Agreement]

HORIZON GLOBAL COMPANY LLC, as a Grantor

By:	/s/ Brian Whittman
Name: Brian Whittman
Title: Vice President, Finance

HORIZON GLOBAL AMERICAS INC., as a Grantor

By:	/s/ Brian Whittman
Name: Brian Whittman
Title: Vice President, Finance

HORIZON INTERNATIONAL HOLDINGS LLC, as a Grantor

By:	/s/ Brian Whittman
Name: Brian Whittman
Title: Vice President, Finance

[Signature Page to Amendment to ABL/Term Intercreditor Agreement]

BANK OF AMERICA, N.A., as the ABL Agent

By:	/s/ Kindra Mullarky
Name: Kindra Mullarky
Title: SVP

[Signature Page to Amendment to ABL/Term Intercreditor Agreement]

JPMORGAN CHASE BANK, N.A., as a Term Agent

By:	/s/ Sabir Hashmy
Name: Sabir Hashmy
Title: Managing Director

[Signature Page to Amendment to ABL/Term Intercreditor Agreement]

CORTLAND CAPITAL MARKET SERVICES LLC, as a Term Agent

By:	/s/ Jessica J. Mead
Name: Jessica J. Mead
Title: General Counsel

[Signature Page to Amendment to ABL/Term Intercreditor Agreement]

EXHIBIT A

Amendments to Intercreditor Agreement

See attached.

“Additional Term Collateral Documents” means, with respect to any series, issue or class of Additional Term Debt, each of the collateral agreements, security agreements and other instruments and documents executed and delivered by any Term Loan Party for purposes of providing collateral security for any Additional Term Obligations (including any Amendment or Refinancing thereof).

“Additional Term Debt” means any Indebtedness secured by Liens on the Collateral; provided, that (i) at the time of incurrence thereof, such Indebtedness is permitted by the ABL Documents and the Term Documents to be (x) incurred, (y) guaranteed on a senior, pari passu or junior basis with respect to the Term Obligations outstanding under the Term Loan Credit Agreement and (z) secured by Liens on the Collateral on a senior, pari passu or junior basis with the Liens on the Collateral securing the Term Obligations outstanding under the Term Loan Credit Agreement and (ii) the conditions set forth in Section 7.20 shall have been satisfied with respect to such Indebtedness and, unless the agent, trustee or other representative for the holders of such Indebtedness is already a party to this Agreement, such agent, trustee or other representative shall have become a party to this Agreement pursuant to Section 7.20.

“Additional Term Debt Facility” means each credit facility, indenture or other governing agreement (other than the Term Loan Credit Agreement) with respect to any Additional Term Debt.

“Additional Term Documents” means, with respect to any series, issue or class of Additional Term Debt, (a) the Additional Term Debt Facility, (b) the Additional Term Collateral Documents and (c) the other operative agreements evidencing or governing such Indebtedness.

“Additional Term Joinder” means a Joinder Agreement substantially in the form of Exhibit I hereto or such other form as agreed by the ABL Agent and each Term Agent.

“Additional Term Obligations” means, with respect to any series, issue or class of Additional Term Debt, all obligations of every nature of each Term Loan Party from time to time owed to the Additional Term Secured Parties, or any of them, under any Additional Term Document, including, without limitation, all “Obligations” of each Term Loan Party or similar term as defined in any Additional Term Document, whether for principal, interest, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Term Documents (including interest, fees, indemnification payments, expense reimbursements and other amounts which, but for the commencement of an Insolvency Proceeding with respect to such Term Loan Party, would have accrued on or been payable with respect to any Additional Term Obligation, whether or not a claim is allowed or allowable against such Term Loan Party for such interest, fees, indemnification payments, expense reimbursements and other amounts in the related Insolvency Proceeding), as the same may be Amended or Refinanced or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Additional Term Secured Parties” means, with respect to any series, issue or class of Additional Term Obligations, the holders of such obligations, the agent, trustee or other representative with respect thereto, and the beneficiaries of each indemnification obligation undertaken by any Term Loan Party under any related Additional Term Documents.

“Affiliate” shall mean, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agent(s)” means individually the ABL Agent or any Term Agent and collectively means both the ABL Agent and each Term Agent.

permitted to be incurred and secured under each of the then extant ABL Documents and Term Documents and, if requested, true and complete copies of each of the material Additional Term Documents relating to such Additional Term Debt; ~~and~~

~~(c)~~     (c) the Additional Term Documents relating to such Additional Term Debt shall provide that each Additional Term Secured Party with respect to such Additional Term Debt will be subject to, and bound by, the provisions of this Agreement in its capacity as a holder of such Additional Term Debt.; and

(d)                  the parties hereto acknowledge that Cortland Capital Market Services LLC, in its capacity as Administrative Agent (the “Bridge Agent”) under the Credit Agreement, dated as of February 20, 2019, with the Term Loan Parties and the lenders party thereto (the “Bridge Credit Agreement”), has become a party as a Term Agent and Additional Term Secured Party to this agreement by executing an Additional Term Joinder on February 20, 2019 and that, as between the Term Agents and the Term Secured Parties on the one side and the ABL Agent and the ABL Secured Parties on the other side, the Bridge Agent and its successors in such capacity shall (i) be deemed to be the Designated Term Agent until Discharge of Term Obligations owing in respect of the Bridge Credit Agreement and (ii) have the exclusive right and power to exercise all rights and remedies of each of the Term Agents under this Agreement on behalf of each of the Term Agents and the Term Secured Parties and the ABL Agent and the ABL Secured Parties are hereby authorized and directed by each of the Term Agents to recognize and interact with Bridge Agent in accordance with the foregoing on behalf of the Term Agents and Term Secured Parties.

Section 7.21 Additional Intercreditor Agreements. Notwithstanding anything to the contrary contained in this Agreement, each party hereto agrees that the Term Secured Parties (as among themselves) may enter into intercreditor agreements (or similar arrangements) with the relevant Term Agents governing the rights, benefits and privileges of Term Secured Parties with respect to the Term Obligations or a portion thereof (as among themselves), in respect of any or all of the Collateral and the applicable Term Documents, including as to the application of Proceeds of any Collateral, voting rights, control of any Collateral and waivers with respect to any Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement.

[SIGNATURE PAGES FOLLOW]

EXHIBIT D

Amendment to Guarantee and Collateral Agreement

See attached.

SECOND

AMENDMENT TO

TERM LOAN GUARANTEE AND COLLATERAL

AGREEMENT

This Second Amendment to Term Loan Guarantee and Collateral Agreement (this “Amendment”) is dated as of February 20, 2019, and is by and among HORIZON GLOBAL CORPORATION, a Delaware corporation (the “Borrower”), certain of its Subsidiaries signatory hereto (the Borrower and each such Subsidiary a “Grantor”, and collectively, the “Grantors”) and JPMORGAN CHASE BANK, N.A. (the “Collateral Agent”), as collateral agent for the Secured Parties.

RECITALS:

WHEREAS, the Collateral Agent and the Grantors are party to a Term Loan Guarantee and Collateral Agreement dated as of June 30, 2015 (as amended, restated, supplemented, or otherwise modified before the date of this Amendment, the “Guarantee and Collateral Agreement”).

WHEREAS, the parties desire to modify the Guarantee and Collateral Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1.        Definitions. Defined terms used but not defined in this Amendment are as defined in the Guarantee and Collateral Agreement or the Credit Agreement referenced therein, as applicable.

2.        Amendments to Guarantee and Collateral Agreement. With effect as of the Effective Date, the Guarantee and Collateral Agreement is hereby amended with the stricken text deleted (indicated textually in the same manner as the following example: ~~stricken text~~) and with the double-underlined text added (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Guarantee and Collateral Agreement attached as Exhibit A hereto.

3.        Representations. To induce the Collateral Agent to enter into this Amendment, each Grantor hereby represents to the Collateral Agent and the Lenders as follows:

(1)

that such Grantor (A) is duly authorized to execute and deliver this Amendment; and (B) is and will continue to be duly authorized to perform its obligations under the Guarantee and Collateral Agreement, as amended by this Amendment;

(2)

that the execution and delivery of this Amendment and the performance by such Grantor of its obligations under the Guarantee and Collateral Agreement, as amended by this Amendment, will not (A) violate any Applicable Law or regulation or the charter, by-laws or other organizational documents of such Grantor or any order of any Governmental Authority or (B) violate or result in a default under any indenture, agreement or other instrument binding upon such Grantor or its assets, or give rise to a right thereunder to require any payment to be made by such Grantor, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect;

(3)

that each of this Amendment and the Guarantee and Collateral Agreement, as amended by this Amendment, is a legal, valid, and binding obligation of such Grantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(4)

that the representations and warranties set forth in Article IV of the Guarantee and Collateral Agreement, as amended by this Amendment, are true and correct in all material respects (but if any such representation or warranty is by its terms qualified or modified by materiality in the text thereof, that representation or warranty is true and correct in all respects), on and as of the date of this Amendment, as though made on and as of such date (except to the extent that any such representation or warranty relates solely to an earlier date, in which case that representation or warranty is true and correct in all material respects as of such earlier date (but if any such representation or warranty is by its terms qualified or modified by materiality in the text thereof, that representation or warranty is true and correct in all respects as of such earlier date));

(5)

that such Grantor has complied with and is in compliance with all of the covenants set forth in the Guarantee and Collateral Agreement, as amended by this Amendment, in all material respects, including those set forth in Article V of the Guarantee and Collateral Agreement; and

(6)	that as of the date of this Amendment, no Default or Event of Default has occurred and is continuing.

4.        Conditions. The effectiveness of this Amendment is subject to satisfaction of the following conditions:

(1)	that the Collateral Agent has received this Amendment executed by the Collateral Agent and the Grantors; and

(2)

that the Collateral Agent has received a fully executed copy of a second amendment to ABL Guarantee and Collateral Agreement having terms and conditions substantially similar to those contained in this Amendment.

5.        Miscellaneous.

(1)

This Amendment is governed by, and is to be construed in accordance with laws of the State of New York, without giving effect to any conflict of law principles except federal laws relating to national banks. Each provision of this Amendment is severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

(2)

This Amendment binds the Collateral Agent and each Grantor and their respective successors and assigns, and will inure to the benefit of the Collateral Agent, the Lenders, and each Grantor and the successors and assigns of the Collateral Agent and each Lender.

(3)	Except as specifically modified or amended by the terms of this Amendment, all other terms and provisions of the Guarantee and Collateral Agreement are incorporated by reference in this Amendment and in all respects continue in full force and effect. Each Grantor, by execution of this Amendment, hereby reaffirms, assumes, and binds itself to all of the obligations, duties, rights, covenants, terms, and conditions that are contained in the Guarantee and Collateral Agreement.

(4)

Each reference in the Guarantee and Collateral Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and each reference to the Guarantee and Collateral Agreement in any and all instruments or documents delivered in connection therewith, will be deemed to refer to the Guarantee and Collateral Agreement, as amended by this Amendment.

(5)

This Amendment is a Loan Document. Each Grantor hereby acknowledges that the Collateral Agent’s reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) incurred in drafting this Amendment and in amending the Guarantee and Collateral Agreement as provided in this Amendment constitute Obligations owing pursuant to Section 10.03(a) of the Credit Agreement.

(6)	The parties may sign this Amendment in several counterparts, each of which will be deemed to be an original but all of which together will constitute one instrument.

[Signature pages to

follow]

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have executed this Amendment as of the date first above written.

GRANTORS: HORIZON GLOBAL CORPORATION, as the Borrower

By:	/s/ Brian Whittman
Name:	Brian Whittman
Title:	Vice President, Finance

HORIZON GLOBAL AMERICAS, INC., as a Guarantor

By:	/s/ Brian Whittman
Name:	Brian Whittman
Title:	Vice President, Finance

HORIZON INTERNATIONAL HOLDINGS LLC, as a Guarantor

By:	/s/ Brian Whittman
Name:	Brian Whittman
Title:	Vice President, Finance

HORIZON GLOBAL COMPANY LLC, as a Guarantor

By:	/s/ Brian Whittman
Name:	Brian Whittman
Title:	Vice President, Finance

[Signature Page to Second Amendment]

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:	/s/ Sabir Hashmy
Name:	Sabir Hashmy
Title:	Managing Director

[Signature Page to Second Amendment]

EXHIBIT A

Amendments to Guarantee and Collateral Agreement

See attached.

“ABL Priority Collateral” has the meaning set forth in the ABL/Term Loan Intercreditor Agreement.

“Account Debtor” shall mean any person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Article” means a numbered article of this Agreement, unless another document is specifically referenced.

“Collateral” has the meaning set forth in Article III.

“Collateral Deposit Account” means each Deposit Account of a Grantor other than an Excluded Account.

“Collection Account” has the meaning set forth in Section 8.1(b).

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Excluded Accounts” means (a) Excluded Trust Accounts, (b) Deposit Accounts and Securities Accounts of the Loan Parties containing not more than $50,000 individually or $250,000 in the aggregate at any time, and (c) zero-balance accounts that sweep on a daily basis to an account maintained with the ABL Collateral Agent or subject to a Deposit Account control agreement for the benefit of the ABL Collateral Agent pursuant to the terms of the ABL Loan Documents.

“Excluded Contract” means any contract or agreement to which a Grantor is a party or any governmental permit held by a Grantor to the extent that (a) the terms of such contract, agreement or permit prohibit or restrict the creation, incurrence or existence of the security interest granted hereunder therein or the assignment thereof without the consent of any party thereto other than the Borrower or any Subsidiary and (b) such prohibition or restriction is permitted under Section 6.10 of the Credit Agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principlesof equity); provided that (i) the term “Excluded Contract” shall not include any rights for any amounts due or to become due pursuant to any Excluded Contract and (ii) the Liens in favor of the Secured Parties shall attach immediately at such time as the condition causing such unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such contract or agreement in which the creation, incurrence or existence of the security interest granted hereunder, or the assignment thereof, as the case may be, is not so prohibited or restricted; provided, further, that such Grantor shall use commercially reasonable efforts to obtain all consents or waivers necessary to permit the grant of Liens in favor of the Secured Parties in such Excluded Contract.

“Excluded Property” means (a) any asset, including, without limitation, Accounts and proceeds of Inventory, of any kind, to the extent that (i) such asset is sold pursuant to any Specified Vendor Receivables Financing and in accordance with the applicable Specified Vendor Receivables Financing Documents and (ii) such sale or intended sale is permitted by Section 6.05(c)(ii) of the Credit Agreement, (b) any asset acquired, constructed or improved pursuant to a capital lease or purchase money indebtedness permitted by Section 6.01(a)(viii) of the Credit Agreement, (c) Excluded Contracts, (d) any Trademark applications filed in the United States Patent and Trademark Office on the basis of such Grantor’s “intent-to-use” such trademark solely to the extent that, and solely during the period in which, granting a security interest in such Trademark application prior to such filing would adversely affect the enforceability or validity or result in the voiding thereof, unless and until acceptable evidence of use of the Trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), whereupon such trademark application will, without any further action taken on the part of such Grantor or the Collateral Agent, be deemed to constitute Collateral, (e) any shares of Voting Stock of any Foreign Subsidiary~~, CFC~~ or CFC ~~Holdco~~ in excess of 65% of the issued and outstanding shares of Voting Stock of such Foreign Subsidiary~~, CFC~~ or CFC ~~Holdco,~~(other than any CFC or Foreign Subsidiary organized under the laws of Germany, the United Kingdom (or any political subdivision thereof) or the Netherlands), (f) any property or assets for which the creation or perfection of pledges of, or security interests in, pursuant to the Security Documents would result in material adverse tax consequences to the Loan Parties, as reasonably determined by the Borrower in consultation with the Collateral Agent, (g) assets in circumstances where the cost of obtaining a security interest in such assets, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) would be excessive in light of the practical benefit to the Secured Parties afforded thereby as reasonably determined by the Borrower and the Collateral Agent, (h) any asset subject to a purchase money security interest, capital lease obligations or similar arrangement, in each case, to the extent the grant of a security interest therein would violate or invalidate such purchase money or similar arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the New York UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the New York UCC or other applicable law notwithstanding such prohibition, (i) any property of a person existing at the time such person is acquired or merged with or into or consolidated with any Loan Party that is subject to a Lien permitted by Section 6.02(e) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such property, (j) any Excluded Trust Accounts and (k) Equity Interests in any non-wholly owned Subsidiaries, but only to the extent that (x) the organizational documents or other agreements with equity holders of such non-wholly owned Subsidiaries do not permit or restrict the pledge of such Equity Interests, or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such Subsidiary.

“Excluded Trust Accounts” means Deposit Accounts or Securities Accounts used exclusively (a) for payroll, taxes or employee benefits, (b) to receive proceeds of Accounts sold to third parties pursuant to Specified Vendor Receivables Financings permitted under the Loan Documents, (c) to hold cash and/or cash equivalents pledged to secure other obligations of the Borrower or any Subsidiary thereof pursuant to Liens permitted under the Loan Documents, (d) as escrow accounts, (e) as fiduciary or trust accounts, and accounts otherwise held exclusively for the benefit of third parties, other than a Grantor and (f) that contain solely deposits permitted by clauses (c) and (d) of the definition of “Permitted Encumbrances” in the Credit Agreement, including in connection with any letters of credit issued pursuant to such clauses, if the documents governing such deposits prohibit the granting of a Lien on such deposits.

“Exhibit” refers to a specific exhibit to this Agreement, unless another document is specifically referenced.

“Guarantor Obligations” means with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Article II), whether on account of guarantee obligations, reimbursement obligations, fees, than this Agreement), whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent or to any other Secured Party that are required to be paid by such Loan Party pursuant to the terms of any of the foregoing agreements) or otherwise.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Parties” means the collective reference to the Administrative Agent, the Collateral Agent and the Lenders.

“Specified Permitted Liens” means the Liens permitted under Sections 6.02(a) and 6.02(r) of the Credit Agreement, provided that such Liens on the Collateral securing the obligations of the Loan Parties under the ABL Loan Documents remain subject to the ABL/Term Loan Intercreditor Agreement.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interests constituting Collateral, any right to receive Equity Interests and any right to receive earnings, in which the Grantors now have or hereafter acquire any right, issued by an issuer of such Equity Interests.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Collateral Agent’s or any Lender’s Lien on any Collateral.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even where the right so to vote has been suspended by the happening of such a contingency.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

(a)      all Accounts;

(b)      all Chattel Paper;

(c)      all Deposit Accounts;

(d)      all Documents (other than title documents with respect to Vehicles);

(e)      all Equipment;

(f)      all Fixtures;

(g)      all General Intangibles;

(h)      all Goods;

(i)       all Instruments;

(j)       all Intellectual Property;

(k)      all Inventory;

(l)       all Investment Property;

(m)     all cash or cash equivalents;

(n)      all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(o)      all Commercial Tort Claims;

(p)      all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

(q)      all other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

(r)      all books and records pertaining to the Collateral; and

(s)      to the extent not otherwise included in the foregoing, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Agreement or the other Loan Documents, no Excluded Property shall constitute Collateral under this Agreement. In addition, in no event shall perfection by control or similar arrangements be required with respect to any Deposit Account (other than the Term Collateral Proceeds Account) or Securities Account; provided that, to the extent any Deposit Accounts and Securities Accounts are under the control of the ABL Collateral Agent at any time pursuant to the terms of the ABL/Term Loan Intercreditor Agreement, the ABL Collateral Agent shall act as agent and gratuitous bailee for the Collateral Agent for the purpose of perfecting the Collateral Agent’s Liens in such Deposit Account and Securities Account.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Collateral Agent and each Lender that:

4.1      Title, Perfection and Priority. Such Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained. When financing statements naming such Grantor as debtor and the Collateral Agent as secured party and providing a description of the Collateral with respect to which such Grantor has purported to grant a security interest hereunder have been filed in the appropriate offices against such Grantor in the locations listed on Schedule 1.04 to the Perfection Certificate delivered on the Closing Date (or specified by notice from the Borrower to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.12 or 5.13 of the Credit Agreement), the Collateral Agent will have a fully perfected first priority security interest, subject only to Liens permitted under Section 5.1(e), in that Collateral of the Grantor in which a security interest may be perfected by filing of an initial financing statement in the appropriate office against such Grantor; provided that the filing of this Agreement (or a fully executed short-form agreement in form and substance reasonably satisfactory to the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office or any successor office thereof is necessary to perfect the security interest of the Collateral Agent in respect of any United States issued and applied for Patents, United States federally registered and applied for Trademarks and United States registered and applied for Copyrights acquired by such Grantor after the date hereof. When the Collateral Agent takes possession or Control of all Collateral with respect to which a security interest may only be perfected by possession or Control, the Collateral Agent will have a fully perfected first priority (or such other priority required by any of the Intercreditor ~~Agreement~~Agreements) security interest, subject only to Liens permitted under Section 5.1(e), in such Collateral.

Such Grantor represents and warrants that fully executed security agreements in the form hereof (or a fully executed short-form agreement in form and substance reasonably satisfactory to the Collateral Agent) and containing a description of all Collateral consisting of Intellectual Property with respect to United States issued Patents and Patent applications and United States federally registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered (and applied for) Copyrights have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office or any successor office thereof pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral consisting of United States issued Patents and Patent applications and United States federally registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered (and applied for) Copyrights in which a security interest may be perfected by filing or recording in the United States Patent and Trademark Office and the United States Copyright Office or any successor office thereof. When such security agreements or short-form agreements have been filed in the United States Patent and Trademark Office and the United States Copyright Office against such Grantor, the

Collateral Agent will have a fully perfected first priority security interest, subject only to Liens permitted under Section 5.1(e), in respect of all Collateral consisting of United States issued Patents and Patent applications and United States federally registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered (and applied for) Copyrights in which a security interest may be perfected by filing or recording in such offices, and no further or subsequent filing or recording will be necessary (other than the financing statements referred to in the paragraph above and such actions as are necessary to perfect the security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) with respect to any Collateral consisting of United States issued Patents and Patent applications and United States federally registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered (and applied for) Copyrights acquired by such Grantor after the date hereof). ~~None of the Grantors shall be required, nor is~~Within the time period set forth in Exhibit E to the Fifth Amendment (or such later date as the Collateral Agent ~~authorized, to perfect the security interests granted by this Agreement with respect to Intellectual Property arising out of or located outside of the United States.~~may agree in its sole discretion), each Grantor party to this Agreement as of the Fifth Amendment Effective Date shall provide a perfected security interest over substantially all material intellectual property owned by such Grantor but registered or licensed in a foreign country other than the U.S. where such a perfected security interest can readily be provided, omitting only that material intellectual property the pledge and/or perfection of which would, in such Grantor’s good faith reasonable judgement, impose upon the Grantor or applicable Subsidiary material costs or material operational issues, or which the cost of doing so would, as reasonably agreed between such Grantor and the Administrative Agent, exceed the benefit thereof.

4.2      Jurisdiction of Organization. The state of organization of such Grantor as of the Closing Date is set forth on Exhibit A.

4.3      Principal Location. The address of such Grantor’s chief executive office as of the Closing Date and each other location where such Grantor maintains its books and records relating to any material portion of the Collateral, including accounts receivable and General Intangibles, are disclosed in Exhibit B.

4.4      Absence of Other Liens. The Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement. Such Grantor has not filed or consented to the filing of (a) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Collateral, (b) any assignment in which such Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (c) any assignment in which such Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement. Such Grantor does not hold any commercial tort claim with a value in excess of $500,000 as of the Closing Date except as indicated on the Perfection Certificate.

4.5      Deposit Accounts. All of such Grantor’s Deposit Accounts and Securities Accounts in existence on the Closing Date are listed on Exhibit E.

4.6      [Reserved].

4.7      Chattel Paper. Such Grantor’s Pledged Chattel Paper is maintained at its chief executive office set forth in Exhibit B. None of the Pledged Chattel Paper has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person, other than those that have been terminated. The names of the obligors, amounts owing, due dates and other information with respect to its Pledged Chattel Paper are and will be correctly stated in all material respects in all records of such Grantor relating thereto.

4.8      [Reserved].

4.9      Intellectual Property. Exhibit C sets forth a true and complete list of (i) each registered or applied for United States Patent, Trademark or Copyright owned by each Grantor as of the Closing Date (other than expired, abandoned or lapsed properties) and (ii) all Licenses under which a Grantor is an exclusive licensee of a registered or applied for Patent, Trademark or Copyright as of the Closing Date. All Intellectual Property listed on Exhibit C is subsisting and unexpired, and to the knowledge of such Grantor, valid and enforceable.

4.10     [Reserved].

4.11     Pledged Collateral. (a) Exhibit D sets forth a complete and accurate list of all Pledged Securities (provided that, with respect to Pledged Securities constituting promissory notes and debt securities, Exhibit D only sets forth such Pledged Securities evidencing Indebtedness having an aggregate principal amount in excess of $500,000, payable or due to such Grantor by or from any other Person (including any other Grantor)) owned by such Grantor as of the Closing Date. As of the Closing Date, such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Securities listed on Exhibit D as being owned by it, free and clear of any Liens, except for the security interest granted to the Collateral Agent for the benefit of the Lenders hereunder, Permitted Encumbrances and Specified Permitted Liens. Such Grantor further represents and warrants that (i) all Pledged Collateral (solely with respect to Pledged Collateral issued by a Person other than a wholly owned Subsidiary of a Grantor, to the best of the Grantors’ knowledge) owned by it constituting Equity Interests has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued and are fully paid and non-assessable; (ii) with respect to any certificates delivered to the Collateral Agent representing Equity Interests, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Collateral Agent so that the Collateral Agent may take steps to perfect its security interest therein as a General Intangible; (iii) all such Pledged Collateral held by a securities intermediary (other than in an Excluded Account) is covered by a control agreement among such Grantor, the securities intermediary and the ABL Collateral Agent pursuant to which the ABL Collateral Agent has Control; provided that no such control agreements shall be required prior to the date that is 60 days after the Closing Date (or such later date as may be agreed by the ABL Collateral Agent in its reasonable discretion) and (iv) all Pledged Collateral which represents Indebtedness owed to such Grantor (solely with respect to Pledged Collateral issued by a Person other than a wholly owned Subsidiary of a Grantor, to the best of the Grantors’ knowledge) has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder.

(b)      In addition, (i) the pledge of the Pledged Collateral pursuant to this Agreement does not violate Regulation T, U or X of the Federal Reserve Board or any successor thereto, (ii) to the best of Grantor’s knowledge, none of the Pledged Collateral owned by it has been issued or transferred in material violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (iii) as of the Closing Date there are existing no options, warrants, calls or commitments of any character whatsoever (A) relating to such Pledged Collateral or (B) which obligate the issuer of any Equity Interests included in the Pledged Collateral that is a direct or indirect subsidiary of any Borrower to issue additional Equity Interests, and (iv) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Agreement or for the execution, delivery and performance of this Agreement by such Grantor, or for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement in accordance with the Intercreditor ~~Agreement~~Agreements or for the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally or where the absence of which could not reasonably be expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS

From the date of this Agreement, and thereafter until this Agreement is terminated, each Grantor agrees that:

5.1      General.

(a)      Collateral Records. Such Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Collateral Agent may reasonably request, promptly to prepare and deliver to the Collateral Agent a duly certified schedule or schedules in form and detail satisfactory to the Collateral Agent showing the identity, amount and location of any and all Collateral.

(b)      Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Collateral Agent to file, and if requested will deliver to the Collateral Agent, all financing statements and other documents and take such other actions as may from time to time be reasonably requested by the Collateral Agent in order to maintain a first priority perfected security interest (subject to the Intercreditor ~~Agreement~~Agreements) in and, if applicable, Control of, the Collateral owned by such Grantor. Any financing statement filed by the Collateral Agent may be filed in any filing office in any applicable UCC jurisdiction and may (i) indicate such Grantor’s Collateral (1) as “all assets of the Grantor” or words of similar effect, regardless of whether any particular asset included in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Such Grantor also agrees to furnish any such information described in the foregoing sentence to the Collateral Agent promptly upon request.

(c)      Further Assurances. Such Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the security interest of the Secured Parties in the Collateral and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Liens hereunder and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

Agent, and have recorded with the United States Patent and Trademark Office or the United States Copyright Office or any successor office thereof, one or more security agreements or short-form agreements, as applicable, as described in Section 4.1 of this Agreement and any and all other agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Secured Parties’ first priority security interest in any Copyright, Patent or Trademark and the goodwill of such Grantor relating thereto or represented thereby.

(c)      Such Grantor shall take all actions necessary to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of its Patents, Trademarks and Copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings, unless such Grantor (in its reasonable business judgment) or the Collateral Agent shall reasonably determine that such Patent, Trademark or Copyright is in no way material to the conduct of such Grantor’s business.

(d)      Such Grantor shall, unless it shall reasonably determine that such Patent, Trademark or Copyright is in no way material to the conduct of its business or operations, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as the Collateral Agent shall reasonably deem appropriate under the circumstances to protect such Patent, Trademark or Copyright. In the event that such Grantor institutes suit because any of its Patents, Trademarks or Copyrights constituting Collateral is infringed upon, or misappropriated or diluted by a third party, such Grantor shall comply with Section 5.8.

(e)      Notwithstanding the foregoing provisions of this Section 5.7 or elsewhere in this Agreement, nothing in this Agreement shall prevent any Grantor from abandoning or discontinuing the use or maintenance of any Intellectual Property that is immaterial to the conduct of its business, or from failing to take action to enforce license agreements or pursue actions against infringers or take any other actions with respect to such Intellectual Property, if such Grantor determines in its reasonable business judgment that such abandonment, discontinuance, or failure to take action is desirable in the conduct of its business.

5.8      Commercial Tort Claims. If such Grantor shall at any time hold or acquire a Commercial Tort Claim having a value in excess of $500,000, the Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and enter into an amendment to this Agreement, in the form of Exhibit F hereto, granting to the Collateral Agent a first priority (or such other priority required by any of the Intercreditor ~~Agreement~~Agreements) security interest therein and in the proceeds thereof.

5.9      Letter-of-Credit Rights. If such Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor with a value in excess of $500,000, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit or

(ii) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

5.10    [Reserved].

5.11    [Reserved].

5.12    No Interference. Such Grantor agrees that it will not interfere with any right, power and remedy of the Collateral Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Collateral Agent of any one or more of such rights, powers or remedies.

5.13    Insurance. Such Grantor, at its own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with Section 5.07 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto, in each case, upon prior notice from the Collateral Agent to the Grantors of its intention to exercise such rights. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 5.13, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

5.14    Change of Name; Location of Collateral; Place of Business. Such Grantor agrees promptly to notify the Collateral Agent in writing of any change (i) in its corporate name, (ii) in the location of its chief executive office, or (iii) in its jurisdiction of organization. Such Grantor agrees not to effect or permit any change referred to in the preceding sentence unless written notice has been delivered to the Collateral Agent and all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority (or such other priority required by the Intercreditor ~~Agreement~~Agreements) Lien upon all the Collateral. Such Grantor agrees promptly to notify the Collateral Agent if any material portion of the Collateral owned or held by such Grantor is damaged or destroyed.

5.15    Credit Agreement Covenants. Such Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

5.16    Delivery of the Pledged Equity.

(a)      Each Grantor agrees promptly to deliver or cause to be delivered to the

Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities; provided that the Grantors shall only be required to deliver Pledged Securities evidencing Indebtedness to the extent the principal amount thereof exceeds $500,000.

(b)      Each Grantor will cause any Indebtedness for borrowed money having an aggregate principal amount in excess of $500,000 owed to such Grantor by any Person to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c)      Upon delivery to the Collateral Agent, any Pledged Securities shall be accompanied by stock or security powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request (subject to the Collateral and Guarantee Requirement). Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to supplement Exhibit D and made a part thereof; provided that failure to supplement Exhibit D shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

(d)      Notwithstanding anything to the contrary in this Section 5.16, if the actions described in this Section 5.16 have been taken in favor of the Senior Agent or the ABL Agent and, pursuant to the Term Intercreditor Agreement or the ABL/Term Intercreditor Agreement, as applicable, the Senior Agent or the ABL Agent, as applicable, acts as agent and gratuitous bailee for the Collateral Agent for the purpose of perfecting the Collateral Agent’s Liens hereunder, the requirement to take any such action shall be deemed to be satisfied.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

6.1      Remedies. (a) ~~Upon~~Subject to the terms of the Term Intercreditor Agreement, upon the occurrence and during the occurrence and continuance of an Event of Default, the Collateral Agent may exercise any or all of the following rights and remedies:

  (i)      those rights and remedies provided in this Agreement, the Credit Agreement, or any other Loan Document; provided that this Section 6.1(a) shall not be understood to limit any rights or remedies available to the Collateral Agent and the Secured Parties prior to an Event of Default;

 (ii)      those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii)      without notice (except as specifically provided in Section 9.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any

Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable; and

(iv)      concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral,

security for all the Obligations and shall not constitute payment thereof until applied as provided in the Intercreditor ~~Agreement~~Agreements.

ARTICLE VII

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

7.1      Account Verification. The Collateral Agent may at any time after the occurrence and during the occurrence and continuance of an Event of Default, in the Collateral Agent’s own name, in the name of a nominee of the Collateral Agent, or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of any such Grantor, parties to contracts with any such Grantor and obligors in respect of Instruments of any such Grantor to verify with such Persons, to the Collateral Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

7.2      Authorization for Collateral Agent to Take Certain Action. (a) Each Grantor

irrevocably authorizes the Collateral Agent at any time and from time to time in the sole discretion of the Collateral Agent and appoints the Collateral Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Collateral Agent’s sole discretion to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement in such offices as the Collateral Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Collateral Agent Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Collateral Agent to the Obligations as provided in the Credit Agreement, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens that are permitted by the Credit Agreement), (vii) to contact Account Debtors for any reason, (viii) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (x) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xiv) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Collateral, (xv) to change the address for delivery of mail addressed to such Grantor to such address as the Collateral Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (xvi) to do all other acts and things necessary to carry out this Agreement; and such Grantor agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent in connection with any of the foregoing; provided that (a) this authorization shall not relieve such Grantor of any of its obligations under this Agreement or under the Credit Agreement and (b) the Collateral Agent shall exercise the foregoing rights in accordance with the Intercreditor ~~Agreement~~Agreements, if effective and only after the occurrence and during the continuation of an Event of Default. All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Collateral Agent and the Secured Parties until the Obligations have been paid in full.

9.8      Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law or the Intercreditor ~~Agreement~~Agreements (if effective), and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law and the Intercreditor ~~Agreement~~Agreements (if effective) that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in any this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

9.9      Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

9.10    Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Grantors, the Collateral Agent and the Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, hereunder or under any of the other Security Documents.

9.11    Survival of Representations. All representations and warranties of the Grantors contained in this Agreement shall survive the execution and delivery of this Agreement.

9.12    [Reserved].

9.13    Headings. All headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.14    Security Interest Absolute. All rights of the Collateral Agent hereunder, the security interest granted hereunder and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or

RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.18    Indemnity. Each Grantor jointly and severally agrees to pay upon demand to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees, disbursements and other charges of its counsel and of any experts or agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement (including the customary fees and charges of the Collateral Agent for any monitoring or audits conducted by it or on its behalf with respect to the Accounts or Inventory), (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral, (iii) the exercise, enforcement or protection of any of the rights of the Collateral Agent hereunder or (iv) the failure of any Grantor to perform or observe any of the provisions hereof.

Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Collateral Agent and the other Indemnitees against, and hold each of them harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, disbursements and other charges of counsel, incurred by or asserted against any of them arising out of, in any way connected with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating hereto or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates.

Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 9.18 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any Lender. All amounts due under this Section 9.18 shall be payable on written demand therefor.

9.19    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

9.20    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.21    Intercreditor ~~Agreement~~Agreements.

(a)      The terms of this Agreement, any Lien granted to the Collateral Agent (for the benefit of the Secured Parties) pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor ~~Agreement~~Agreements (if effective). In the event of any inconsistency between the provisions of this Agreement and the Intercreditor ~~Agreement~~Agreements (if effective), the provisions of the Intercreditor ~~Agreement~~Agreements shall supersede the provisions of this Agreement.

(b)      Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Collateral Agent (and the Secured Parties) shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement (if effective), and until the Discharge of ABL Obligations (as defined in the ABL/Term Loan Intercreditor Agreement), (i) no Grantor shall be required hereunder or under any other Loan Document to take any action with respect to ABL Priority Collateral that is inconsistent with such Grantor’s obligations under the applicable ABL Loan Documents and (ii) any obligation of any Grantor hereunder or under any other Loan Document with respect to the delivery or control of any ABL Priority Collateral, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person shall be deemed to be satisfied if such Grantor complies with the requirements of the similar provision of the applicable ABL Loan Document. Until the Discharge of ABL Obligations (as defined in the ABL/Term Loan Intercreditor Agreement), the Collateral Agent may not require any Grantor to take any action with respect to the creation, perfection or priority of its security interest in the ABL Priority Collateral, whether pursuant to the express terms hereof or of any other Loan Document or pursuant to the further assurances provisions hereof or any other Loan Document, unless the ABL Collateral Agent (as defined in the ABL/Term Loan Intercreditor Agreement) shall have required such Grantor to take similar action pursuant to the terms of the applicable Loan Documents, and delivery of any ABL Priority Collateral to the ABL Collateral Agent (as defined in the ABL/Term Loan Intercreditor Agreement) pursuant to the applicable ABL Loan Documents and the ABL/Term Loan Intercreditor Agreement shall satisfy any delivery requirement hereunder or under any other Loan Document.

(c)       Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Term Intercreditor Agreement referred to below), including liens and security interests granted to Cortland Capital Market Services LLC, as collateral agent, pursuant to or in connection with the Credit Agreement dated as of February 20, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, the lenders party thereto, and Cortland Capital Market Services LLC, as administrative agent and collateral agent and (ii) the exercise of any right or remedy by the Junior Representative hereunder is subject to the limitations and provisions of the Term Intercreditor Agreement dated as of February 20, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Intercreditor Agreement”), among the Borrower, the lenders party thereto and Cortland Capital Market Services LLC, as administrative agent and collateral agent. In the event of any conflict between the terms of the Term Intercreditor Agreement and the terms of this Agreement, the terms of the Term Intercreditor Agreement shall govern.

9.22    Additional Grantors. Each Subsidiary of a Borrower that is required to become a party to this Agreement pursuant to Section 5.12 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption

Agreement in the form of Annex 1 hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be discharged, diminished or otherwise affected (a) by the addition or release of any other Grantor hereunder, (b) by any failure by the Borrower or any Grantor to cause any Subsidiary of the Borrower to become a Grantor hereunder or (c) by reason of the Collateral Agent’s or any of the other Secured Party’s actions in effecting, or failure to effect, any such joinder, or in releasing any Grantor hereunder, in each case, whether or not notice is given or consent is obtained from any Grantor.

EXHIBIT E

Post-Closing Collateral Actions

1.

As soon as practicable following the Effective Date (and in any event, no later than the second Business Day following the Effective Date (with extensions to be granted by the Administrative Agent in its sole discretion)), the Borrower shall provide evidence in the form of an intercompany note executed by the Borrower and all applicable Subsidiaries that Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on subordination terms reasonably satisfactory to the Administrative Agent (it being understood that during the Senior Period, if such form is satisfactory to the Senior Agent, then it shall be deemed satisfactory to the Administrative Agent);

2

The Loan Parties shall take all necessary actions (subject to the Agreed Security Principles set out in paragraph 2 below) to satisfy the items described below within thirty (30) days after the Effective Date (or, in each case, such longer periods as the Administrative Agent may agree in its reasonable discretion (it being understood that during the Senior Period, if an analogous extension pursuant to Schedule 5.13 of the Senior Credit Agreement shall have been granted by the Senior Agent, then an extension hereunder shall be deemed to have been granted by the Administrative Agent)):

(a)

For each English guarantor, an English law guarantee and debenture over substantially all of its assets and undertaking and such other documents as may be necessary to document the intent of the parties with respect to the Collateral located in the United Kingdom.

(b)	For each German guarantor:

(i)	a guarantee;

(ii)	a share pledge agreement entered into by its shareholder relating to the pledge over its shares; and

(iii)	security over substantially all of its assets located in Germany including but not limited to the following security documents, if applicable:

(A)	an account pledge agreement relating to all accounts held by it with banks in Germany;

(B)

a global assignment agreement relating to the assignment of accounts receivable from the selling of goods and the provision of services as well as other accounts receivable agreed to be assigned by it (including, but not limited to, insurance claims and intercompany loan receivables);

(C)	a security transfer agreement relating to the security transfer of all moveable (including stock and inventory) and fixed assets over which security shall be granted;

(D)

if it has any such rights, an IP pledge agreement relating to the pledge of its intellectual property rights (including, but not limited to, patents, designs, utility models, trademarks, know-how and other IP rights);

(E)	if it owns any real estate, a land charge over the real estate held by it;

(F)	if it owns any real estate, a security purpose agreement relating to the land charge granted by it; and

(G)	if it is party to any relevant intercompany agreements, a subordination agreement in relation to any shareholder and intercompany loans and any other applicable, if any, intercompany claims.; and

(iv)	such other documents as may be necessary to document the intent of the parties with respect to the Collateral located in Germany.

(c)	For each Dutch guarantor:

(i)	a guarantee; and

(ii)	an Omnibus Pledger; and

(iii)	such other documents as may be necessary to document the intent of the parties over the Collateral located in the Netherlands.

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The guarantees and security obligations to be provided pursuant to this Schedule will be given in accordance with customary “agreed security principles” to be agreed in good faith as soon as practicable following the Effective Date (and in any event, no later than the fifth Business Day following the Effective Date) (the “Agreed Security Principles”) which will embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant entities in each jurisdiction in which it has been agreed that guarantees and security will be granted. In particular:

(a)

Guarantees and/or security shall not be created or perfected, or shall be subject to customary limitations, to the extent that it would result in (i) any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalization laws or regulations (or analogous restrictions) of any applicable jurisdiction, (ii) a significant risk to the officers of the relevant grantor of security of contravention of their fiduciary duties and/or of civil or criminal liability, (iii) costs, burdens, difficulties or consequences that are disproportionate or excessive to the benefit obtained by such guarantees and/or security (as agreed by the Borrower and the Administrative Agent) or (iv) a material adverse effect on the ability of the relevant person to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents. For the purposes of this paragraph 2, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation, the perfection or for the continuance of any guarantee or security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor or any of its direct or indirect owners, subsidiaries or affiliates.

(b)

As required in the relevant jurisdiction, the security documents should only operate to create security rather than to impose new commercial obligations or a repeat of clauses in other Loan Documents. Accordingly, the Agreed Security Principles will reflect that (i) such security documents should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, information, maintenance or protection of assets or the payment of costs) unless these are the same as or consistent with those contained in the Credit Agreement or are required by law or necessary in the applicable jurisdiction for the provision of a guarantee or the creation or perfection of security interest; and (ii) nothing in any security document shall (or be construed to) prohibit any transaction, matter or other step (or a grantor taking or entering the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement) if not prohibited by the terms of the other Loan Documents or necessary in the applicable jurisdiction for the provision of a guarantee or the creation or perfection of security interest.

(c)

Each security document should contain a clause which records that if there is a conflict between the security document and the Credit Agreement, then (to the extent permitted by applicable law) the provisions of the Credit Agreement will take priority over the provisions of the applicable security document.